Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

February 17, 2021

by and among

OSPREY TECHNOLOGY ACQUISITION CORP.,

OSPREY TECHNOLOGY MERGER SUB, INC., and

BLACKSKY HOLDINGS, INC.

i

4.08	Financial Statements	32
4.09	Undisclosed Liabilities	33
4.10	Litigation and Proceedings	33
4.11	Compliance with Laws	33
4.12	Intellectual Property	34
4.13	Contracts; No Defaults	36
4.14	Government Contracts	38
4.15	Satellites and Earth Stations; NOAA	38
4.16	Company Benefit Plans	39
4.17	Labor Matters	41
4.18	Taxes	42
4.19	Brokers’ Fees	44
4.20	Insurance	44
4.21	Real Property; Assets	44
4.22	Environmental Matters	45
4.23	Absence of Changes	46
4.24	Affiliate Agreements	46
4.25	Internal Controls	46
4.26	Permits	46
4.27	FCC Licenses	47
4.28	Registration Statement	48
4.29	No Additional Representations and Warranties	48

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

5.01	Corporate Organization	49
5.02	Due Authorization	49
5.03	No Conflict	50
5.04	Litigation and Proceedings	50
5.05	Compliance with Laws	51
5.06	Employee Benefit Plans	51
5.07	Governmental Authorities; Consents	52
5.08	Financial Ability; Trust Account	52
5.09	Taxes	53
5.10	Brokers’ Fees	54
5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	54
5.12	Business Activities; Absence of Changes	55
5.13	Registration Statement	56
5.14	Capitalization	56
5.15	NYSE Stock Market Quotation	58
5.16	Contracts; No Defaults	58
5.17	Title to Property	59
5.18	Investment Company Act	59
5.19	Affiliate Agreements	59
5.20	PIPE Investment Amount; Subscription Agreements	59
5.21	Sponsor Support Agreement	60
5.22	Interests in Competitors	60
5.23	Foreign Person	60

ARTICLE VI
COVENANTS OF THE COMPANY

6.01	Conduct of Business	60
6.02	Inspection	64
6.03	HSR Act, Communications Act, and Regulatory Approvals	64
6.04	Termination of Certain Agreements	65
6.05	PCAOB Audited Financials; Interim Unaudited Financials	65
6.06	No Claim Against the Trust Account	66
6.07	Preparation of Registration Statement; Other Actions	66
6.08	Exclusivity; Company Stockholders’ Written Consent	67
6.09	No Change of Control	70

ARTICLE VII
COVENANTS OF ACQUIROR

7.01	HSR Act, Communications Act, and Regulatory Approvals	71
7.02	Indemnification and Insurance	72
7.03	Conduct of Acquiror During the Interim Period	74
7.04	Trust Account	76
7.05	Inspection	76
7.06	Acquiror NYSE Listing	76
7.07	Acquiror Public Filings	77
7.08	Financing	77
7.09	Termination of Acquiror Affiliate Agreements	77
7.10	Section 16 Matters	77
7.11	Director Appointments; Officers	78
7.12	Director and Officer Resignations	78
7.13	Exclusivity	78
7.14	Bylaws; Acquiror Common Stock	78
7.15	Warrant Amendment	79

ARTICLE VIII
JOINT COVENANTS

8.01	Support of Transaction	79
8.02	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	79
8.03	Other Filings; Press Release	82
8.04	Tax Matters	82
8.05	Confidentiality; Publicity	83
8.06	Transaction Litigation	84
8.07	Post-Closing Cooperation; Further Assurances	84

ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.01	Conditions to Obligations of All Parties	84
9.02	Additional Conditions to Obligations of Acquiror	85
9.03	Additional Conditions to the Obligations of the Company	86

ARTICLE X
TERMINATION/EFFECTIVENESS

10.01	Termination	88
10.02	Effect of Termination	89

ARTICLE XI
MISCELLANEOUS

11.01	Waiver	90
11.02	Notices	90
11.03	Assignment	91
11.04	Rights of Third Parties	91
11.05	Expenses	91
11.06	Mutual Drafting	91
11.07	Governing Law	91
11.08	Captions; Counterparts	91
11.09	Schedules and Exhibits	91
11.10	Headings	92
11.11	Entire Agreement	92
11.12	Amendments	92
11.13	Severability	92
11.14	Jurisdiction; WAIVER OF TRIAL BY JURY	92
11.15	Enforcement	93
11.16	Non-Recourse	93
11.17	Nonsurvival of Representations, Warranties and Covenants	93
11.18	Acknowledgements	94

Exhibits

Exhibit A	–	Form of Support Agreement
Exhibit B	–	Form of Sponsor Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Amended and Restated Certificate of Incorporation of Acquiror
Exhibit E	–	Form of Amended and Restated Bylaws of Acquiror
Exhibit F	–	Form of Written Consent
Exhibit G	–	Form of Acquiror Omnibus Incentive Plan
Exhibit H	–	Form of Acquiror ESPP

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 17, 2021, is entered into by and among Osprey Technology Acquisition Corp., a Delaware corporation (“Acquiror”), Osprey Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and BlackSky Holdings, Inc., a Delaware corporation (the “Company”). Each of Acquiror, the Company and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Except as otherwise indicated, capitalized terms used shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror and was formed for the sole purpose of the Merger;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Parties intend to enter into a business combination transaction by which, Merger Sub will merge with and into the Company in the Merger, with the Company being the surviving corporation of the Merger (the Company, in its capacity as such surviving corporation, is sometimes referred to herein as the “Surviving Company”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, on or prior to the date of execution and delivery of this Agreement, in connection with the Transactions, Acquiror and each of the Subscribers have entered into Subscription Agreements, dated as of the date hereof (each, as modified from time to time in accordance with its terms, a “Subscription Agreement” and, collectively, the “Subscription Agreements”), for a private placement of Acquiror Class A Common Stock, such private placement to be consummated immediately prior to and substantially concurrently with the consummation of the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, (a) certain Company Equityholders have entered into certain Support Agreements, dated as of the date hereof (the “Support Agreements”), in the form set forth on Exhibit A, with Acquiror, and (b) the Acquiror, the Sponsor and certain Acquiror Class B Stockholders have entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), in the form set forth on Exhibit B, with the Company;

WHEREAS, promptly following the effectiveness of the Registration Statement (and in any event within five Business Days of the time that the Registration Statement becomes effective), the Company shall seek the Company Requisite Approval and deliver a copy of the Written Consent to Acquiror;

WHEREAS, at the Closing, in connection with the Transactions, Acquiror, the Sponsor, certain Acquiror Stockholders and certain other parties who will receive Acquiror Class A Common Stock pursuant to Article III will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in substantially the form set forth on Exhibit C;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration (which amount shall not exceed $10.00 per share), and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Redemption Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Required Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Acquiror A&R Charter”) in the form set forth on Exhibit D to provide for, among other things, an increase to the number of Acquiror’s authorized shares of Acquiror Common Stock in connection with the Transactions;

WHEREAS, prior to the consummation of the Transactions, Acquiror will adopt the amended and restated bylaws (the “Acquiror A&R Bylaws”) in the form set forth on Exhibit E; and

WHEREAS, each of the parties to this Agreement intends that, for U.S. federal income tax purposes, (a) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and (b) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“2014 Equity Incentive Plan” means the BlackSky Holdings, Inc. 2014 Equity Incentive Plan, as most recently amended on February 2, 2021.

“Acceptable Confidentiality Agreement” has the meaning specified in Section 6.08(d)(ii).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror A&R Charter” has the meaning specified in the Recitals hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.19.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Class A Common Stock” means Acquiror’s Class A Common Stock, par value $0.0001 per share.

“Acquiror Class A Stockholder” means any holder of Acquiror Class A Common Stock.

“Acquiror Class B Common Stock” means Acquiror’s Class B Common Stock, par value $0.0001 per share.

“Acquiror Class B Stockholder” means any holder of Acquiror Class B Common Stock.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror D&O Tail” has the meaning specified in Section 7.02(b)(i).

“Acquiror ESPP” has the meaning specified in Section 8.02(c).

“Acquiror ESPP Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Financial Statements” has the meaning specified in Section 5.11(d).

“Acquiror Intervening Event” has the meaning specified in Section 8.02(d).

“Acquiror Intervening Event Notice” has the meaning specified in Section 8.02(d).

“Acquiror Material Adverse Effect” means any event, change or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets or financial condition of Acquiror and its Subsidiaries, taken as a whole or (b) the ability of Acquiror or Merger Sub to perform its obligations under this Agreement or consummate the Transactions.

“Acquiror Omnibus Incentive Plan” has the meaning specified in Section 8.02(c).

“Acquiror Omnibus Incentive Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Organizational Documents” means Acquiror’s Certificate of Incorporation and Acquiror’s Amended and Restated Bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Acquiror Related Parties” means any of Acquiror’s or Merger Sub’s respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing; provided, however, that “Acquiror Related Parties” shall not be deemed to include Acquiror or Merger Sub.

“Acquiror Schedules” means the disclosure schedules of the Acquiror and Merger Sub delivered to the Company by Acquiror in connection with the execution and delivery of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Stockholder” means any holder of Acquiror Common Stock.

“Acquiror Unit” means a unit consisting of one share of Acquiror Common Stock and one-half of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock.

“Acquiror Warrant Agreement” means that certain Warrant Agreement, dated as of October 31, 2019, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Acquisition Proposal” has the meaning specified in Section 6.08(d)(i).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreement” means the Subscription Agreements, Support Agreement, Sponsor Support Agreement, Registration Rights Agreement and each other agreement, document, instrument and/or certificate executed, or contemplated to be executed, in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including, but not limited to, the U.S. Foreign Corrupt Practices Act, as amended, and, as applicable, any national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Acquiror RSU Award” has the meaning specified in Section 3.06.

“Assumed Acquiror Stock Option” has the meaning specified in Section 3.05(a).

“Assumed Acquiror Warrant” has the meaning specified in Section 3.09(a)(iii).

“Assumed Restricted Share Award” has the meaning specified in Section 3.08.

“Audited Financial Statements” has the meaning specified in Section 4.08.

“Bridge Loan” has the meaning set forth on Schedule 6.01.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 7.13.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed on November 1, 2019.

“Certificate of Merger” has the meaning specified in Section 2.01.

“Closing” has the meaning specified in Section 2.03.

“Closing Acquiror Cash” means an amount equal to (a) the cash funds contained in the Trust Account as of the Effective Time; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Redemption Offer (to the extent not already paid as of the Effective Time); plus (d) the Closing Aggregate PIPE Proceeds.

“Closing Aggregate PIPE Proceeds” means the aggregate cash proceeds actually received and held in a bank account owned and controlled by Acquiror in respect of the PIPE Investment Amounts to the extent such proceeds are available to Acquiror for use, in each case, as of substantially concurrently with the Closing.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Form 8-K” has the meaning specified in Section 8.03(c).

“Closing Press Release” has the meaning specified in Section 8.03(c).

“Code” has the meaning specified in the Recitals hereto.

“Communications Act” means the Communications Act of 1934, as amended, and the implementing rules and regulations of the FCC.

“Communications Authorizations” has the meaning specified in Section 4.27(a).

“Communications Plan” has the meaning specified in Section 8.05(b).

“Company” has the meaning specified in the Preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 4.24.

“Company Benefit Plan” has the meaning specified in Section 4.16(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 6.08(f).

“Company Capitalization Measurement Date” has the meaning specified in Section 4.07(a).

“Company Certificate” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 6.08(f).

“Company Class A Common Stock” means the Company’s Class A Common Stock, par value $0.00001 per share (and for the avoidance of doubt, includes the Restricted Shares).

“Company Class B Common Stock” means the Company’s Class B Common Stock, par value $0.00001 per share.

“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company D&O Tail” has the meaning specified in Section 7.02(b)(ii).

“Company Equityholder” means any Company Stockholder, Company Optionholder or Company Warrantholder.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in the business of the Company and its Subsidiaries.

“Company NOAA Authorizations” has the meaning specified in Section 4.15(d).

“Company Optionholder” means any holder of Company Stock Options.

“Company Preferred Stock” means the Company’s Preferred Stock, par value $0.00001 per share, consisting of (i) the Company’s Series A Preferred Stock, par value $0.00001 per share, (ii) the Company’s Series B Preferred Stock, par value $0.00001 per share, (iii) the Company’s Series B-1 Preferred Stock, par value $0.00001 per share and (iv) the Company’s Series C Preferred Stock, par value $0.00001 per share.

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Required Funds” means $225,000,000.

“Company Requisite Approval” has the meaning specified in Section 4.03.

“Company RSU Award” has the meaning specified in Section 3.06.

“Company Schedules” means the disclosure schedules of the Company delivered to the Acquiror by the Company in connection with the execution and delivery of this Agreement.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Company Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, par value $0.00001 per share.

“Company Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.00001 per share.

“Company Series C Preferred Stock” means the Company’s Series C Preferred Stock, par value $0.00001 per share.

“Company Software” means all Owned Company Software and all Software used in the business of the Company and its Subsidiaries, as currently conducted.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means any holder of any share of Company Stock.

“Company Stock Options” means any option to purchase shares of Company Common Stock.

“Company Stock Plan” means each of the Spaceflight, Inc. Amended and Restated 2011 Equity Incentive Plan and the 2014 Equity Incentive Plan.

“Company Termination Payment” means $40,700,000.

“Company Warrantholder” means any holder of Company Warrants.

“Company Warrants” means each of the warrants to purchase shares of Company Stock.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of January 5, 2021, between Acquiror and the Company.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“COVID-19 Response” means any action, inaction, activity or conduct necessary (such determination to be made in the Company’s reasonable discretion, following notice to and good faith consultation with Acquiror) to comply with any Governmental Order, guidance, shelter in place and non-essential business order by any Governmental Authority in order to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 or SARS-CoV-2 virus.

“D&O Tail” has the meaning specified in Section 7.02(b)(ii).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” has the meaning specified in Section 3.13.

“DPA” has the meaning specified in Section 5.23.

“Earth Station” means telemetry, tracking and control and transmitting and/or receiving earth station facilities, in each case that is either owned or leased for use by the Company or any of its Subsidiaries.

“Effective Time” has the meaning specified in Section 2.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 4.16(a).

“ERISA Affiliate” has the meaning specified in Section 4.16(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” has the meaning specified in Section 3.01(e).

“Exercising Company Warrant” has the meaning specified in Section 3.09(a)(1).

“Existing Debt Agreements” means the Secured Loan Agreement, PPP Loan Agreement, the Specified Notes, the Bridge Loan and the SVB Loan Agreement.

“FCC” means the Federal Communications Commission.

“FCC Authorizations” has the meaning specified in Section 4.27(a).

“Financial Derivative/Hedging Arrangement” means any financial transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.08.

“Fraud” means fraud under Delaware common law. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Government Contract” means any Contract to which the Company is a party and where the ultimate contracting party is a Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, or governmental commission, department, board, bureau, agency, instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by, or under the authority of, any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), flammable or explosive substances, mold, fungicides or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above or (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the FCC, or NOAA or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof) (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® Handle) and related accounts, brand names, logos and corporate names and all goodwill related thereto; (c) copyrights, mask works, designs and any other equivalent rights in works of and any other related rights of authors; (d) internet domain names and internet addresses; (e) trade secrets, know-how, inventions, processes, procedures, database rights, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”); (f) rights in Software; and (g) moral rights and publicity rights.

“Intended Tax Treatment” has the meaning specified in Section 8.04(a).

“Interim Period” has the meaning specified in Section 6.01.

“International Communications Authorizations” has the meaning specified in Section 4.27(a).

“IT Systems” means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment and systems (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Company or any Subsidiary of the Company.

“Land Remote Sensing Policy Act” means the Land Remote Sensing Policy Act of 1992, codified at 51 U.S.C. 60101 et. seq., as amended, together with all regulations promulgated thereunder, and the implementing rules and regulations of NOAA.

“Law” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.21(b).

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws and immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Listing Application” has the meaning specified in Section 7.06.

“Material Adverse Effect” means any event, change or development that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, (ii) any change or development in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition set forth in Section 9.02(a)), (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (v) the compliance with the terms of this Agreement or the taking of any action expressly required by this Agreement or taken with the prior written consent of or at the prior written request of Acquiror (provided, that the exceptions in this clause (v) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition set forth in Section 9.02(a)), (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemics, disease outbreaks or pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), public health emergencies, widespread occurrences of infectious diseases, government required shutdowns (including with respect to academic institutions, institutes of learning, school districts or educational programs), changes in, or effects in weather, meteorological conditions or climate, explosion fire, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including civil unrest or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has had, or would reasonably be expected to have, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clauses (i), (ii), (iv), (vi) and (vii), in each case, to the extent that such change would have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (b) the ability of the Company to consummate the Merger; provided, further, however, that for purposes of Section 9.02(a) and Section 9.02(c) (collectively, the “Specified Condition”), clause (b) of this definition and references to the words “would reasonably be expected to have” in this definition, shall only be given effect to the extent that such event, change or development is continuing at the time that the satisfaction of the Specified Condition is being determined.

“Material Permits” has the meaning specified in Section 4.26.

“Merger” has the meaning specified in Section 2.01.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.16(e).

“NOAA” means the National Oceanic and Atmospheric Administration, an agency of the U.S. Department of Commerce.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning specified in Section 8.02(c).

“Open Source Materials” has the meaning specified in Section 4.12(h).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.12(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.12(a).

“Owned Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Party” has the meaning specified in the Preamble hereto.

“Paying Agent” means Continental Stock Transfer & Trust Company.

“PCAOB Audited Financials” has the meaning specified in Section 6.05.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, variances, exceptions, exemptions, orders, registrations, permissions, qualifications and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Issuances” means shares of Company Common Stock issuable upon the exercise or conversion of Company Stock Options, Company Warrants, Company Preferred Stock, or the Bridge Loan, and the other securities set forth on Schedule 4.07, in each case, on the terms in effect on the date hereof or that are issued after the date hereof in compliance with Section 6.01.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) that relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions, in each case, only to the extent appropriate reserves have been established in accordance with GAAP, (d) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that, to the knowledge of the Company, do not, individually or in the aggregate, materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements, (g) matters that would be disclosed by an accurate survey, which, to the knowledge of the Company, do not materially diminish the value or interfere with the current use or occupancy of any Leased Real Property, (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, (i) statutory or common law Liens or encumbrances of landlords, lessors or renters for amounts not yet delinquent, or which are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case of this clause (i), only to the extent appropriate reserves have been established in accordance with GAAP, if applicable, (j) Liens described on Schedule 1.01(a) and (k) Liens securing the obligations under the SVB Loan Agreement, the Secured Loan Agreement and the Bridge Loan.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that, alone or in combination with other information, can be used to specifically identify any individual, including names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers, as applicable or that otherwise constitutes “personal data” or “personal information” under applicable Laws.

“PIPE Investment Amount” has the meaning specified in Section 5.20.

“PPP Loan Agreement” means that certain Note – Paycheck Protection Program, dated as of April 22, 2020, between the Company and Newtek Small Business Finance, LLC, as amended, restated, supplemented or otherwise modified in accordance with Section 6.01(p).

“Privacy Laws” means any and all applicable Laws relating to privacy, data protection, or cybersecurity with respect to the collection, use, storage, transfer, processing, safeguarding and security (both technical and physical) of Personal Information.

“Privacy Policy” has the meaning specified in Section 4.12(l).

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination) in accordance with the Acquiror Organizational Documents.

“Qualification Requirements” has the meaning specified in Section 7.11.

“Real Estate Lease Documents” has the meaning specified in Section 4.21(b).

“Redeeming Stockholder” means an Acquiror Stockholder who elects that Acquiror redeem his, her or its Acquiror Common Stock for cash in connection with the Transactions and in accordance with the Acquiror Organizational Documents.

“Redemption Offer” has the meaning specified in the Recitals hereto.

“Registered Intellectual Property” has the meaning specified in Section 4.12(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the FCC or NOAA as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Acquiror Proposals” has the meaning specified in Section 8.02(c).

“Required Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Restricted Share” means an issued and outstanding share of Company Class A Common Stock that was granted pursuant to a Company Stock Plan that is not vested under the terms of the award agreement or other applicable contract (a “Restricted Share Award Agreement”) between the holder of such share and the Company governing the vesting terms of such share.

“Satellite” means (a) each satellite owned, used or held for use by the Company or any of its Subsidiaries, whether or not in orbit, and (b) each completed satellite which has not yet launched or satellite which is in production which is owned or expected to be owned, used or held for use by the Company or any of its Subsidiaries.

“Schedules” means, collectively, the Acquiror Schedules and the Company Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Secured Loan Agreement” has the meaning set forth on Schedule 1.01(c).

“Secured Loan Agreement Consents” means all necessary consents, amendments or waivers from the requisite lenders and agents under the Secured Loan Agreement that are required thereunder in order to permit the consummation of the transactions contemplated by this Agreement without causing any breach or default under the Secured Loan Agreement or accelerating the payments of any amounts outstanding thereunder.

“Secured Payoff Amount” has the meaning specified in Section 9.02(e)(i).

“Secured Payoff Letter” has the meaning specified in Section 9.02(e)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Specified Notes” has the meaning set forth on Schedule 1.01(b).

“Sponsor” means Osprey Sponsor II LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscribers” means those certain persons that executed Subscription Agreements.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” has the meaning specified in Section 6.08(d)(iii).

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02(a).

“SVB Loan Agreement” means that certain Amended and Restated Loan and Security Agreement, dated as of June 27, 2018, by and among the Company, Spaceflight Systems, Inc. and Spaceflight, Inc., each a Washington corporation, Blacksky Global LLC and SFI IP Holdco, LLC, each a Delaware limited liability company, and Blacksky Geospatial Solutions, Inc., a Delaware corporation, collectively, as the co-borrowers, Silicon Valley Bank, as bank, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of August 10, 2018, that certain Consent and Second Amendment to Amended and Restated Loan and Security Agreement, dated as of October 30, 2018, that certain Forbearance to Amended and Restated Loan and Security Agreement, dated as of January 25, 2019, that certain Forbearance to Amended and Restated Loan and Security Agreement, dated as of March 7, 2019, that certain Third Amendment to Amended and Restated Loan and Security Agreement, dated as of April 5, 2019, that certain Forbearance to Amended and Restated Loan and Security Agreement, dated as of July 8, 2019, that certain Forbearance to Amended and Restated Loan and Security Agreement, dated as of August 15, 2019, that certain Forbearance and Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of September 18, 2019, that certain Fifth Amendment to Amended and Restated Loan and Security Agreement, dated as of October 30, 2019, that certain Sixth Amendment to Amended and Restated Loan and Security Agreement, dated as of March 30, 2020, that certain Seventh Amendment to Amended and Restated Loan and Security Agreement, dated as of June 12, 2020, and that certain Eighth Amendment to Amended and Restated Loan and Security Agreement, dated as of December 24, 2020, and as further amended, restated, supplemented or otherwise modified in accordance with Section 6.01(p).

“SVB Payoff Amount” has the meaning specified in Section 9.02(e)(ii).

“SVB Payoff Letter” has the meaning specified in Section 9.02(e)(ii).

“Tax” means any federal, state, provincial, territorial, local, foreign and other tax imposed by a Governmental Authority, including any net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, in each case in the nature of a tax, together with any interest, penalty, fine, levy, impost, duty, charge, or addition to tax imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Terminating Company Warrant” has the meaning specified in Section 3.09(a)(ii).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Litigation” has the meaning specified in Section 8.06.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 4.08.

“Unaudited Interim Financials” has the meaning specified in Section 6.05.

“Warrant Amendment” has the meaning specified in Section 7.15.

“Warrant Exchange Ratio” has the meaning specified in Section 3.09(a)(iii).

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s knowing and intentional material breach of any of its covenants or other agreements set forth in such agreement, in each case, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Written Consent” has the meaning specified in Section 6.08(e).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) unless otherwise specifically provided for herein, the word “or” shall be disjunctive but not exclusive, and (vii) references in this Agreement to “dollars” or “$” are intended to refer to U.S. dollars.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, mean that a copy of the information or material referred to has been provided no later than one day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Purchase Price Allocation Definitions. As used herein, the following terms shall have the following meanings:

(a) “Total Company Exercise Prices” means the aggregate exercise prices that would be paid to the Company if all Company Stock Options and all Company Warrants, in each case, that are outstanding as of immediately prior to the Effective Time were exercised in full immediately prior to the Effective Time.

(b) “Total Consideration” means (a) the $925,000,000, plus (b) the Total Company Exercise Prices, minus (c) the Total Unfunded Bridge Loan Amount and minus (d) Total Class B Common Stock Consideration.

(c) “Total Unfunded Bridge Loan Amount” means an amount (if any) by which (i) $1,800,000 exceeds (ii) the aggregate cash proceeds actually received by the Company in connection with the Bridge Loan during the period beginning on the first day after the date of this Agreement and ending three Business Days prior to the Closing Date.

(d) “Total Consideration Share Amount” means a number of shares of Acquiror Class A Common Stock equal to (a) the Total Consideration divided by (b) $10.00.

(e) “Acquiror Closing Trading Price” means an amount equal to the average closing sale price of one share of Acquiror Class A Common Stock on the NYSE over the thirty day period ending three days prior to the Closing Date.

(f) “Total Outstanding Series A Preferred Share Number” means the total number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time; provided, however, if the shares of Company Series A Preferred Stock are deemed to be converted into shares of Company Class A Common Stock in connection with the Merger pursuant to the Deemed Conversion Charter Provision, then the “Total Outstanding Series A Preferred Share Number” shall equal zero (each share of Company Series A Preferred Stock that is deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Deemed Converted Series A Preferred Share” and each share of Company Series A Preferred Stock that is not so deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Outstanding Series A Preferred Share”).

(g) “Total Outstanding Series B Preferred Share Number” means the total number of shares of Company Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time; provided, however, if the shares of Company Series B Preferred Stock are deemed to be converted into shares of Company Class A Common Stock in connection with the Merger pursuant to the Deemed Conversion Charter Provision, then the “Total Outstanding Series B Preferred Share Number” shall equal zero (each share of Company Series B Preferred Stock that is deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Deemed Converted Series B Preferred Share” and each share of Company Series B Preferred Stock that is not so deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Outstanding Series B Preferred Share”).

(h) “Total Outstanding Series B-1 Preferred Share Number” means the total number of shares of Company Series B-1 Preferred Stock issued and outstanding as of immediately prior to the Effective Time; provided, however, if the shares of Company Series B-1 Preferred Stock are deemed to be converted into shares of Company Class A Common Stock in connection with the Merger pursuant to the Deemed Conversion Charter Provision, then the “Total Outstanding Series B-1 Preferred Share Number” shall equal zero (each share of Company Series B-1 Preferred Stock that is deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Deemed Converted Series B-1 Preferred Share” and each share of Company Series B-1 Preferred Stock that is not so deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Outstanding Series B-1 Preferred Share”).

(i) “Total Outstanding Series C Preferred Share Number” means the total number of shares of Company Series C Preferred Stock issued and outstanding as of immediately prior to the Effective Time; provided, however, if the shares of Company Series C Preferred Stock are deemed to be converted into shares of Company Class A Common Stock in connection with the Merger pursuant to the Deemed Conversion Charter Provision, then the “Total Outstanding Series C Preferred Share Number” shall equal zero (each share of Company Series C Preferred Stock that is deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Deemed Converted Series C Preferred Share” and each share of Company Series C Preferred Stock that is not so deemed to be so converted into shares of Company Class A Common Stock is referred to herein as a “Company Outstanding Series C Preferred Share”).

(j) “Series A Liquidation Preference Exchange Ratio” an amount equal to the quotient of (i) $0.86686 divided by (ii) the Acquiror Closing Trading Price.

(k) “Series B Liquidation Preference Exchange Ratio” an amount equal to the quotient of (i) $1.10602 divided by (ii) the Acquiror Closing Trading Price.

(l) “Series B-1 Liquidation Preference Exchange Ratio” an amount equal to the quotient of (i) $2.62931 divided by (ii) the Acquiror Closing Trading Price.

(m) “Series C Liquidation Preference Exchange Ratio” an amount equal to the quotient of (i) $4.7974 divided by (ii) the Acquiror Closing Trading Price.

(n) “Total Liquidation Preference Share Amount” means an amount equal to the sum of the following: (A) the product of (i) the Total Outstanding Series A Preferred Share Number (if any) multiplied by (ii) the Series A Liquidation Preference Exchange Ratio, plus (B) the product of (i) the Total Outstanding Series B Preferred Share Number (if any) multiplied by (ii) the Series B Liquidation Preference Exchange Ratio, plus (C) the product of (i) the Total Outstanding Series B-1 Preferred Share Number (if any) multiplied by (ii) the Series B-1 Liquidation Preference Exchange Ratio and plus (D) the product of (i) the Total Outstanding Series C Preferred Share Number (if any) multiplied by (ii) the Series C Liquidation Preference Exchange Ratio.

(o) “Total Residual Consideration Share Amount” shall mean (i) the Total Consideration Share Amount minus (ii) the Total Liquidation Preference Share Amount.

(p) “Company Deemed Converted Preferred Shares” means the Company Deemed Converted Series A Preferred Shares (if any), the Company Deemed Converted Series B Preferred Shares (if any), the Company Deemed Converted Series B-1 Preferred Shares (if any) and the Company Deemed Converted Series C Preferred Shares (if any).

(q) “Company Outstanding Preferred Shares” means the Company Outstanding Series A Preferred Shares (if any), the Company Outstanding Series B Preferred Shares (if any), the Company Outstanding Series B-1 Preferred Shares (if any) and the Company Outstanding Series C Preferred Shares (if any).

(r) “Fully Diluted Participating Share Number” means, without duplication, the sum of: (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding as of immediately prior to the Effective Time (including (i) the shares of Company Class A Common Stock issued and outstanding as of immediately prior to the Effective Time that were issued upon the conversion in connection with the Merger of the principal and interest outstanding under the subordinated convertible promissory note in the Bridge Loan pursuant to the terms thereof and (ii) for the avoidance of doubt, the Restricted Shares that are issued and outstanding as of immediately prior to the Effective Time), plus (b) the aggregate number of shares of Company Class A Common Stock issuable as of immediately prior to the Effective Time upon conversion of all shares of Company Deemed Converted Preferred Shares (if any) that are issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, any Company Deemed Converted Preferred Shares issued upon the exercise of Company Warrants at any time prior to the Effective Time that are outstanding as of immediately prior to the Effective Time), plus (c) the aggregate number of shares of Company Class A Common Stock issuable upon exercise of all Company Stock Options outstanding as of immediately prior to the Effective Time, (d) the aggregate number of shares of Company Class A Common Stock issuable upon the vesting of all Company RSU Awards outstanding as of immediately prior to the Effective Time plus (d) the aggregate number of shares of Company Class A Common Stock issuable upon the exercise of all Company Warrants to purchase Company Class A Common Stock, excluding any Company Warrants that are exercised or terminated in connection with the Closing; provided, however, that the Fully Diluted Participating Share Number shall not include (i) any Excluded Shares or (ii) any Company Stock Options, Company RSU Awards or Company Warrants that are exercised or terminated as of the Effective Time.

(s) “Class A Common Exchange Ratio” means an amount equal to the quotient of the Total Residual Consideration Share Amount divided by the Fully Diluted Participating Share Number.

(t) “Total Class B Common Stock Consideration” means an amount equal to the product of (i) the total number of shares of Company Class B Common Stock issued and outstanding as of immediately prior to the Effective Time multiplied by (b) the Per Share Class B Common Stock Consideration.

(u) “Per Share Class B Common Stock Consideration” means an amount in cash equal to $0.00001.

(v) “Per Share Exchange Ratio” means

(i) with respect to each share of Company Series A Preferred Stock, (i) if such share constitutes a Company Outstanding Series A Preferred Share, the Series A Liquidation Preference Exchange Ratio and (ii) if such share constitutes a Company Deemed Converted Series A Preferred Share, the Class A Common Exchange Ratio;

(ii) with respect to each share of Company Series B Preferred Stock, (i) if such share constitutes a Company Outstanding Series B Preferred Share, the Series B Liquidation Preference Exchange Ratio and (ii) if such share constitutes a Company Deemed Converted Series B Preferred Share, the Class A Common Exchange Ratio;

(iii) with respect to each share of Company Series B-1 Preferred Stock, (i) if such share constitutes a Company Outstanding Series B-1 Preferred Share, the Series B-1 Liquidation Preference Exchange Ratio and (ii) if such share constitutes a Company Deemed Converted Series B-1 Preferred Share, the Class A Common Exchange Ratio;

(iv) with respect to each share of Company Series C Preferred Stock, (i) if such share constitutes a Company Outstanding Series C Preferred Share, the Series C Liquidation Preference Exchange Ratio and (ii) if such share constitutes a Company Deemed Converted Series C Preferred Share, the Class A Common Exchange Ratio;

(v) with respect to each share of Company Class A Common Stock, the Class A Common Exchange Ratio.

(w) “Deemed Conversion Charter Provision” means Article 4, Section 4.2.2(d), of the Company’s Amended and Restated Certificate of Incorporation.

1.04 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge after due inquiry of (a) in the case of the Company, Brian O’Toole, Brian Daum, Peter Wegner, Nick Merski and Katie Keane, and (b) in the case of Acquiror, Jonathan Cohen, David DiDomenico and Jeffrey Brotman.

ARTICLE II

THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as the Surviving Company, and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL, evidenced by a certificate of merger between Merger Sub and the Company (the “Certificate of Merger”) and effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or any later time as may be agreed to by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without any further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03 Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall, and the Parties shall cause the Closing to, take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing; provided that if the Closing has not occurred on or prior to May 14, 2021, then the Parties shall not consummate the Merger prior to the date which is three Business Days after delivery to Acquiror of the Unaudited Interim Financials. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

2.04 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read the same as the certificate of incorporation and bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time, until thereafter supplemented or amended in accordance with their respective terms and the DGCL.

2.05 Directors and Officers of the Surviving Company. Immediately after the Effective Time, (a) the board of directors of the Surviving Company shall be the board of directors of Merger Sub as of immediately prior to the Effective Time, and (b) the officers of the Surviving Company shall be the officers of the Company immediately prior to the Effective Time.

2.06 Merger Consideration. Upon the terms and subject to the conditions set forth in this Agreement, the aggregate consideration to be paid to the Company Equityholders shall be the Total Consideration and the Total Class B Common Stock Consideration, which shall be paid in accordance with Article III.

2.07 Allocation Schedule. Not later than three Business Days prior to the Closing Date, the Company shall deliver to Acquiror an allocation schedule substantially in the form set forth on Schedule 2.07 (the “Allocation Schedule”), which shall set forth the Company’s good faith calculation of (a) the Total Consideration and Total Consideration Share Amount, and each component thereof, (b) with respect to each share of Company Preferred Stock issued and outstanding, whether such share is a Company Outstanding Preferred Share or Company Deemed Converted Preferred Share, (c) with respect to each share (and each Company Equityholder that holds a share) of Company Class A Common Stock (other than Restricted Shares), Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock and Company Series C Preferred Stock, the Per Share Exchange Ratio applicable to such share and the portion of the Total Consideration Share Amount that such Company Equityholder is entitled to in accordance with this Agreement, the Company’s organizational documents and applicable Law, (c) the Class A Common Exchange Ratio to be used in respect of Company Stock Options, Company RSU Awards and Restricted Shares.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Effect of the Merger on Capital Stock.

(a) Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or any of the Parties:

(i) each share of Company Stock (other than the Company Class B Common Stock) issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares and the Excluded Shares) shall thereupon be converted automatically into the right to receive a number of shares of Acquiror Class A Common Stock equal to the Per Share Exchange Ratio applicable thereto, as further specified on the Allocation Schedule; and

(ii) each share of Company Class B Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares and the Excluded Shares) shall thereupon be converted automatically into the right to receive an amount of cash without interest equal to the Per Share Class B Common Stock Consideration, as further specified on the Allocation Schedule.

(b) Following the conversion of the shares of the Company Stock into the right to receive the applicable portion of the Total Consideration or of the Total Class B Common Stock Consideration, as applicable, in each case pursuant to Section 3.01(a), all of the shares of Company Stock so converted shall no longer be outstanding and shall cease to exist, and each holder of shares of Company Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Total Consideration or of the Total Class B Common Stock Consideration, as applicable.

(c) Prior to the Effective Time, the principal and interest outstanding under the subordinated convertible promissory note pursuant to the Bridge Loan shall be converted into the right to receive the number of shares of Company Class A Common Stock as provided therein.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully-paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock and Company Preferred Stock held in the treasury of the Company or owned by Acquiror, Merger Sub or the Company immediately prior to the Effective Time (all such shares, the “Excluded Shares”) shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, Company Preferred Stock or shares of Acquiror Common Stock will be appropriately adjusted to provide to the holders of Company Common Stock, Company Preferred Stock and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit any Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Letters of Transmittal; Delivery of Total Consideration.

(a) Concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall cause to be mailed to each Company Stockholder a letter of transmittal in customary form to be approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) prior to the Closing, with such changes as may be required by the Paying Agent and reasonably acceptable to the Company (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock and Company Preferred Stock, as applicable, shall pass, only upon delivery of the shares of Company Common Stock and Company Preferred Stock, as applicable, to Acquiror (including all certificates representing shares of Company Common Stock and Company Preferred Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”), to the extent such shares of Company Common Stock or Company Preferred Stock are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Company Certificates representing shares of Company Common Stock and Company Preferred Stock, to the extent such shares of Company Common Stock and Company Preferred Stock are certificated), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the Company Stockholder holding such shares of Company Common Stock and Company Preferred Stock, as applicable, shall be entitled to receive in exchange therefor, the applicable portion of the Total Consideration, into which such shares of Company Common Stock and Company Preferred Stock, as applicable, have been converted pursuant to Section 3.01 and Section 3.01(b), as applicable. Until surrendered as contemplated by this Section 3.03(b), each share of Company Common Stock and Company Preferred Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the applicable portion of the Total Consideration, which the Company Stockholders holding shares of Company Common Stock and Company Preferred Stock were entitled to receive in respect of such shares pursuant to this Section 3.03(b). The delivery of the Total Consideration shall be made in accordance with the terms of this Agreement.

3.04 Lost Certificate. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Certificate, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificate the applicable portion of the Total Consideration, deliverable in respect thereof as determined in accordance with this Article III.

3.05 Conversion of Company Stock Options.

(a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each Company Stock Option, to the extent outstanding and unexercised as of immediately prior to the Effective Time, shall be assumed by Acquiror and shall be converted into an option to acquire Acquiror Class A Common Stock, which shall be subject to the same terms and conditions as were applicable to such Company Stock Option as of immediately prior to the Effective Time (such option, as converted, an “Assumed Acquiror Stock Option”), except that (i) each such Assumed Acquiror Stock Option shall be exercisable solely for shares of Acquiror Class A Common Stock, (ii) the number of shares of Acquiror Class A Common Stock subject to each such Assumed Acquiror Stock Option shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the applicable Company Stock Option immediately prior to the Effective Time by (y) the Class A Common Exchange Ratio (with any resulting fractional share rounded down to the nearest whole number), and (iii) the exercise price per share of each Assumed Acquiror Stock Option shall be equal to the quotient obtained by dividing (x) the exercise price per share applicable to such Company Stock Option as of immediately prior to the Effective Time by (y) the Class A Common Exchange Ratio (with any resulting fractional cent rounded up to the nearest whole cent).

(b) Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

3.06 Conversion of Company RSU Awards. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each award of Company restricted stock units (each, a “Company RSU Award”), to the extent outstanding as of immediately prior to the Effective Time, shall be assumed by Acquiror and shall be converted into an award of Acquiror restricted stock units covering Acquiror Class A Common Stock, which shall be subject to the same terms and conditions as were applicable to such Company RSU Award as of immediately prior to the Effective Time (such award of restricted stock units, as converted, an “Assumed Acquiror RSU Award”), except that (i) each such Assumed Acquiror RSU Award shall cover shares of Acquiror Class A Common Stock, and (ii) the number of shares of Acquiror Class A Common Stock subject to each such Assumed Acquiror RSU Award shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the applicable Company RSU Award immediately prior to the Effective Time by (y) the Class A Common Exchange Ratio (with any resulting fractional share rounded down to the nearest whole number).

3.07 Conversion of Restricted Shares. Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Acquiror Class A Common Stock received in respect of a Restricted Share pursuant to Section 3.01(a)(i) shall continue to be subject to the same repurchase rights applicable to such Restricted Share pursuant to the applicable Restricted Share Award Agreement as in effect immediately prior to the Closing Date.

3.08 Company Board and Acquiror Board Resolutions. Prior to the Effective Time, each of the Company Board and Acquiror Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such actions as may be required to effect the treatment of the Company Stock Options, Company RSU Awards and awards of Restricted Shares as set forth in Sections 3.05 through 3.07, and for the Acquiror, from and after the Effective Time, to be entitled to exercise any repurchase option or other right set forth in any Restricted Share Award Agreement with respect to an Assumed Restricted Share Award.

3.09 Treatment of Company Warrants.

(a) With respect to each Company Warrant that is outstanding (and has not been exercised or terminated) as of immediately prior to the Effective Time, then by virtue of the Merger and without any action on the part of any holder thereof, the Company Warrant shall be treated as follows:

(i) If the terms of such Company Warrant provide that such Company Warrant shall be automatically exercised in connection with the Transaction (each, an “Exercising Company Warrant”), including pursuant to a “net” exercise, then such Company Warrant shall be automatically exercised in accordance with its terms immediately prior to the Effective Time, the shares of Company Stock issuable upon the exercise of such Company Warrant shall be treated in the manner set forth in Section 3.01 and such Company Warrant shall no longer be outstanding, and each holder of such Company Warrant shall cease to have any rights to acquire shares of Company Stock with respect thereto, other than, for the avoidance of doubt, with respect to the shares of Company Stock with respect to which such Company Warrants were exercised; and

(ii) If the terms of such Company Warrant provide that such Company Warrant shall terminate if not exercised prior to the Effective Time (each, a “Terminating Company Warrant”), and such Company Warrant has not been (exercised prior to the Effective Time, such Company Warrant shall terminate in accordance with its terms and shall no longer be outstanding, and each holder thereof shall cease to have any rights to acquire shares of Company Stock with respect to such Company Warrant;

(iii) If the Company Warrant is not a Terminating Company Warrant or an Exercising Company Warrant, then immediately prior to the Effective Time, such Company Warrant shall be assumed by Acquiror and shall be converted into a warrant (an “Assumed Acquiror Warrant”) (a) to acquire that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time by (ii) the Per Share Exchange Ratio applicable to the Company Stock that are issuable upon the exercise of such Company Warrant as of immediately prior to the Effective Time, as more fully set forth on the Allocation Schedule (the “Warrant Exchange Ratio”) and (b) with an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per share of Company Stock of such Company Warrant by (ii) the Warrant Exchange Ratio applicable to such Company Warrant.

(b) Except as otherwise provided in this Section 3.09, each Assumed Acquiror Warrant shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Warrant as of immediately prior to the Effective Time.

3.10 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Acquiror, Merger Sub, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Merger treated as compensation, the parties to this Agreement shall cooperate to pay such amounts through the Surviving Company’s or one or more of its Subsidiary’s payroll to facilitate applicable withholding.

3.11 Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Class A Common Stock shall be issued upon the conversion of Company Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to any right to vote or to any other rights of a holder of Acquiror Class A Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Acquiror Class A Common Stock to which such holder otherwise would have been entitled but for this Section 3.11) multiplied by (b) an amount equal to the Acquiror Closing Trading Price.

3.12 Payment of Expenses.

(a) No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions, (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions, (iii) 50% of all filing fees payable to any Regulatory Consent Authorities and (iv) 50% of any fees and expenses incurred in connection with preparing and filing of the Registration Statement and the receipt of SEC and NYSE approval in connection with the offering and listing of Acquiror Class A Common Stock effective upon the Closing (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror or Merger Sub for outside counsel and fees and expenses of Acquiror or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or Merger Sub in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof), and as further set forth on Schedule 3.12(b), including (i) 50% of all filing fees payable to any Regulatory Consent Authorities, (ii) 50% of any fees and expenses incurred in connection with preparing and filing of proxy and registration statements and the receipt of SEC and NYSE approval in connection with the offering and listing of Acquiror Class A Common Stock effective upon the Closing (collectively, the “Outstanding Acquiror Expenses”) and (iii) any Indebtedness of Acquiror or its Subsidiaries owed to its or their respective Affiliates or stockholders (including the Sponsor) that is set forth on Section 5.08 of the Acquiror Schedules or incurred prior to the Closing in a manner permitted pursuant to Section 7.03(a)(ix).

(c) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

3.13 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the applicable portion of the Total Consideration in accordance with Section 3.01, as applicable, and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the applicable portion of the Total Consideration in accordance with Section 3.01, in accordance with this Article III. The Company shall give Acquiror prompt written notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, withdrawals or attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation or warranty if specified therein and (b) such other representations or warranties where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Corporate Organization of the Company.

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The copies of the certificate of incorporation and by-laws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its certificate of incorporation and by-laws.

(b) The Company is duly licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization and jurisdiction of incorporation or organization, as applicable, of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 4.06 and the adoption of this Agreement by holders of (i) at least a majority of the voting power of the outstanding shares of Company Stock, on an as-converted to Company Common Stock basis, voting or acting by written consent together as a single class, and (ii) a majority of the then outstanding Company Preferred Stock, voting or acting by written consent together as a single class (the “Company Requisite Approval”), which the Written Consent shall satisfy) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each Ancillary Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval (which the Written Consent shall satisfy) is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

4.04 No Conflict. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to this Agreement to which it is contemplated to be a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.13(a), whether or not set forth on Schedule 4.13(a), or any Leased Real Property document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except, in the case of clause (b), clause (c) and clause (d) above, for any of the foregoing as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.05 Board Approval; Vote Required. As of the date of this Agreement, the Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held as of (and not subsequently rescinded or modified in any way prior to) the execution of this Agreement, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger is fair to and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the Company Stockholders approve and adopt this Agreement and approve the Merger, and directed that this Agreement and the Transactions be submitted for consideration by the Company Stockholders. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered by Company Stockholders sufficient to constitute the Company Requisite Approval, would constitute a valid Company Requisite Approval and no additional vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.06 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) applicable requirements of the Communications Act, filing requirements of the NYSE and the filing and effectiveness of the Certificate of Merger, (c) applicable requirements of the Land Remote Sensing Policy Act and such other consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation, and (d) any consents, approvals, authorizations, designations, declarations, filings, notices, consent or waivers with any Governmental Authority the absence of which would not reasonably be expected to adversely affect in any material respect the ability of the Company to consummate the Transactions.

4.07 Capitalization.

(a) As of the date of this Agreement (the “Company Capitalization Measurement Date”), the authorized capital stock of the Company consists of 1,076,556,156 shares, of which (i) 1,000,000,000 shares are designated as Company Class A Common Stock, of which up to 331,152,328 are issued and outstanding as of the Company Capitalization Measurement Date (including, for the avoidance of doubt, the Restricted Shares), (ii) 90,000,000 shares are designated as Company Class B Common Stock, of which 83,986,952 are issued and outstanding as of the Company Capitalization Measurement Date, (iii) 8,651,880 shares are designated as Company Series A Preferred Stock, all of which are issued and outstanding as of the Company Capitalization Measurement Date, (iv) 20,041,828 shares are designated as Company Series B Preferred Stock, up to 18,986,995 of which are issued and outstanding as of the Company Capitalization Measurement Date, (v) 9,508,194 shares are designated as Company Series B-1 Preferred Stock, all of which are issued and outstanding as of the Company Capitalization Measurement Date, and (v) 48,364,254 shares are designated as Company Series C Preferred Stock, of which up to 41,908,167 are issued and outstanding as of the Company Capitalization Measurement Date. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, and (B) were issued in compliance with applicable Securities Laws.

(b) Set forth on Schedule 4.07(b) is a true, correct and complete list of (i) each Company Stockholder, holder of Company Warrants or holder of other equity interests of the Company (other than Company Stock Options and Company RSU Awards), (ii) the number of shares of Company Common Stock, Company Preferred Stock, Company Warrants or other equity interests held by each such holder as of the Company Capitalization Measurement Date and (iii) with respect to the Restricted Shares, the number of shares vested and unvested as of the Company Capitalization Measurement Date, the remaining vesting schedule and any change of control or acceleration provisions. Except pursuant to any Company Stock Plan, as of the Company Capitalization Measurement Date there are no other shares of Company Common Stock, Company Preferred Stock, Company Warrants or other equity interests of the Company authorized, reserved, issued or outstanding. The Company has reserved (a) 488,800 shares of Company Common Stock for issuance under the 2011 Equity Incentive Plan, as to which 488,800 Company

Stock Options are outstanding as of the Company Capitalization Measurement Date, and (b) 149,308,048 shares of Company Common Stock for issuance under the 2014 Equity Incentive Plan, as to which (x) 34,628,144 Company Stock Options are outstanding as of the Company Capitalization Measurement Date, (y) 33,020,303 Restricted Shares are outstanding as of the Company Capitalization Measurement Date, and (z) 93,575,000 Company RSU Awards are outstanding as of the Company Capitalization Measurement Date. Each holder of Restricted Shares has timely filed a Section 83(b) election with respect to the Restricted Shares held by such holder.

(c) Except for (i) the issued and outstanding shares of Company capital stock specified in Section 4.07(a) and the shares of Company capital stock issuable upon the conversion of the outstanding shares of Company Preferred Stock, (ii) the Company Stock Options set forth on Schedule 4.07(d) (iii) the Company Warrants and Company RSU Awards set forth on Schedule 4.07(f), and (iv) the securities set forth on Schedule 4.07(c), as of the Company Capitalization Measurement Date, there are (A) no outstanding shares of capital stock of the Company, (B) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company and (C) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. As of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests except as set forth on Schedule 4.07(c).

(d) With respect to each Company Stock Option and Company RSU Award, Schedule 4.07(d) sets forth, as of the Company Capitalization Measurement Date, as applicable, (i) the name of the holder of such Company Stock Option or Company RSU Award, (ii) the number of vested and unvested shares of Company Common Stock covered by such Company Stock Option or Company RSU Award, (iii) the remaining vesting schedule of such Company Stock Option or Company RSU Award, (iv) the date of grant of such Company Stock Option or Company RSU Award, (v) and the exercise price per share of such Company Stock Option and (vi) any change in control or acceleration provisions relating to such Company Stock Option or Company RSU Award.

(e) Each Company Stock Option and Company RSU Award was issued by the Company in compliance with all applicable federal, state and foreign Laws, including valid exemptions from registration under the Securities Act and all other applicable Securities Laws, and the terms of the applicable Company Stock Plan. Without limiting the generality of the foregoing, all Company Stock Options have (or with respect to Company Stock Options which have been exercised as of the date of this Agreement, had) a per share exercise price that is (or with respect to Company Stock Options which have been exercised as of the date of this Agreement, was) at least equal to the fair market value of a share of Common Stock as of the date the Company Stock Option was granted and no Company Stock Option has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option, in each case, as determined in accordance with Section 409A of the Code. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(f) With respect to each Company Warrant, Schedule 4.07(f) sets forth, as of the Company Capitalization Measurement Date, (i) the name of the holder of such Company Warrant, (ii) the class, series and total number of shares of Company Stock that are subject to such Company Warrant, (iii) the date on which such Company Warrant was issued and the term of such Company Warrant and (iv) the exercise price per share of Company Stock purchasable under such Company Warrant.

(g) As of the date hereof, the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with applicable Laws and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the Company Capitalization Measurement Date, other than with respect to the Company Stock Options, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. Other than with respect to the Company Stock Options, as of the Company Capitalization Measurement Date, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. There are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. The Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(h) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

4.08 Financial Statements. Attached as Schedule 4.08 are true and complete copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and December 31, 2019, the audited consolidated statements of operations for each of the two years in the period ended December 31, 2019, the audited consolidated statements of comprehensive loss for each of the two years in the period ended December 31, 2019, the audited consolidated statements of stockholder’s equity for each of the two years in the period ended December 31, 2019, and the audited consolidated statements of cash flows for each of the two years in the period ended December 31, 2019, together with the independent auditor’s report thereon (collectively, the “Audited Financial Statements”) and (b) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2020 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries for the nine-month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Signing Date Financial Statements”, and the Signing Date Financial Statements together with the PCAOB Audited Financials and the Unaudited Interim Financials, the “Financial Statements”). The Signing Date Financial Statements present fairly, and when delivered the PCAOB Audited Financials and the Unaudited Interim Financials will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements and the Unaudited Interim Financials, for the absence of footnotes and other presentation items and normal year-end adjustments) and the Signing Date Financial Statements were derived from and when delivered the PCAOB Audited Financials and the Unaudited Interim Financials will be derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Other than the Audited Financial Statements and, when delivered, the PCAOB Audited Financials and the Unaudited Interim Financials, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2018 and 2019.

4.09 Undisclosed Liabilities. There is no liability, debt or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Company Schedules, (d) arising in connection with this Agreement, the Transactions and/or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.10 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, which, if determined adversely, could individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.11 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and in the past three years have been, in compliance with all applicable Laws. Neither the Company nor its Subsidiaries has received any written notice from any Governmental Authority regarding any violation of any applicable Law by the Company or its Subsidiaries at any time in the past three years, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) During the past three years, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, any officer or director or, to the knowledge of the Company, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or citation from a Governmental Authority or other source for any actual or potential noncompliance with any applicable Anti-Corruption Law. During the last five years, the Company and its Subsidiaries have implemented and maintain policies, procedures, and a system of internal controls that are reasonably designed to prevent and detect violations of the Anti-Corruption Laws and ensure compliance with the Anti-Corruption Laws.

4.12 Intellectual Property.

(a) Schedule 4.12(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and registration and application numbers (where applicable), of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or a Subsidiary of the Company (the “Registered Intellectual Property”). All material Registered Intellectual Property (other than pending applications therefor) is in full force and effect, and to the knowledge of the Company, valid, payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made. The Company and its Subsidiaries exclusively own and possess all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b) In the past three years, no proceedings have been pending or, to the Company’s knowledge, threatened in writing by or against the Company or any Subsidiary of the Company challenging the ownership, scope, validity or enforceability of any Company Intellectual Property. There are no orders, writs, injunctions, decrees or settlement agreements to which the Company or any of its Subsidiaries is subject with respect to any Company Intellectual Property.

(c) The conduct of the business of the Company and its Subsidiaries does not infringe or otherwise violate any Intellectual Property of any third party in any material respect, and there are no proceedings pending or, to the Company’s knowledge, threatened (including unsolicited offers to license Patents) in writing against the Company or any Subsidiary of the Company by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party by the conduct of the business by the Company and its Subsidiaries. To the knowledge of the Company, within the past three years, the conduct of the Company’s business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party.

(d) To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. In the past three years, neither the Company nor any Subsidiary of the Company has been a party to any proceedings claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property.

(e) The Company and its Subsidiaries own or have a lawful right to use all of the Company Intellectual Property and Company Software, except for such Company Intellectual Property and Company Software with respect to which the lack of such ownership or right to use would not individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have undertaken commercially reasonable efforts to maintain and protect each item of Owned Intellectual Property and Owned Company Software that is material to their business.

(f) To the knowledge of the Company, no current or former director, officer or employee of the Company or any Subsidiary of the Company has any ownership interest in any material Owned Intellectual Property. The Company has implemented policies whereby employees and contractors of the Company and its Subsidiaries who create or develop any material Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries are required to assign to the Company or its Subsidiaries all of such employee’s or contractor’s rights therein, and, to the knowledge of the Company, all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned to the Company or its Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or its Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or its Subsidiary).

(g) Except as set forth on Schedule 4.12(g), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(h) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in material compliance with the terms and conditions of all material licenses for “free software,” “open source software” or other Software provided under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company or any of its Subsidiaries in any way.

(i) Except as would not individually or in the aggregate have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or its Subsidiaries to license, grant rights to disclose or otherwise provide in any way any material Owned Intellectual Property, including the source code for any Owned Company Software, to any third party.

(j) (i) With respect to all material Owned Company Software, the Company or a Subsidiary of the Company is in actual possession or control of the applicable source code, object code, code writes, and all material notes, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, and (ii) the Company has not disclosed source code for Owned Company Software to a third party (except for disclosure made to consultants or independent contractors solely for their performance of services for the benefit of the Company or any of its Subsidiaries pursuant to written agreements containing customary confidentiality obligations).

(k) The IT Systems operate and perform in all material respects as is necessary for the business of the Company and its Subsidiaries as currently conducted. The IT Systems and all Company Software provided to customers do not contain any material undisclosed viruses, devices, codes, or routines (or in the case of IT Systems, hardware components) designed to permit unauthorized access to or to disrupt, disable or otherwise harm or impair the functioning of any computer systems, Software or data. There has been no material failure or disruption of the IT Systems in the past three years, that has not been resolved (including the root cause thereof) in all material respects, and to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the past three years. The Company and its Subsidiaries have in place industry standard security controls, back-up procedures and disaster recovery plans and procedures for the IT Systems, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(l) The Company and its Subsidiaries have a privacy statement (the “Privacy Policy”) regarding the collection and use of Personal Information, a true, correct and complete copy of which has been provided to Acquiror prior to the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and at all times in the past three years have been, in compliance with all applicable Privacy Laws, the Privacy Policy, as applicable, and with all of their contractual obligations concerning cybersecurity, data security and the security of the IT Systems. To the knowledge of the Company, there have been no breaches resulting in any unlawful use, modification (including deletion), disclosure of, or access to, Personal Information or other confidential or sensitive information possessed, maintained or otherwise processed by or on behalf of the Company or any of its Subsidiaries in the past three years. The Company and its Subsidiaries have commercially reasonable security measures in place to protect Personal Information and other confidential or sensitive information stored in or otherwise processed by their IT Systems or otherwise possessed or controlled by or on behalf of the Company and its Subsidiaries from unlawful use, modification (including deletion), disclosure, or access, including through administrative, technical and physical safeguards. In the past three years, no Actions or investigations by any Governmental Authority have been pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to the collection, use, transfer, processing or storage of Personal Information.

4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) contains a listing of all of the following Contracts (other than purchase orders and Company Benefit Plans) to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound, true, correct and complete copies of which have been delivered to or made available to Acquiror or its agents or representatives:

(i) any Contract (excluding Real Estate Lease Documents) that provides for payment or receipt by the Company or any of its Subsidiaries of more than $1,000,000 per calendar year, including any such Contracts with customers or suppliers;

(ii) any Government Contract that provides for payment or receipt by the Company or any of its Subsidiaries of more than $1,000,000 per calendar year;

(iii) any Real Estate Lease Documents;

(iv) each employee collective bargaining Contract (including agreements with works councils and trade unions and side letters);

(v) any Contract pursuant to which the Company or any of its Subsidiaries (A) acquired, developed or had developed any material Owned Intellectual Property; (B) licenses from a third party for any material Company Intellectual Property (including Company Software that is not Owned Company Software), other than click-wrap, shrink-wrap and off-the-shelf Software licenses, and other non-exclusive licenses to Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year or (C) licenses to a third party to Owned Intellectual Property or Owned Company Software (other than non-exclusive licenses granted to customers, suppliers, service providers or other third parties in the ordinary course of business);

(vi) any Contract material to the business of the Company and its Subsidiaries taken as a whole which (i) restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory, (ii) requires the Company or its Subsidiaries to conduct any business on a “most favored nations” basis with any third party, or (iii) provides for exclusivity in favor of any other Person;

(vii) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $1,000,000 of committed credit;

(viii) any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries in the past three years of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person);

(ix) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x) any Contract that provides for the settlement of any material Action that contains any ongoing payment right or obligation in excess of $1,000,000;

(xi) except Contracts entered into in connection with employment, any Contract between the Company or its Subsidiaries, on the one hand, and any of the Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing; and

(xii) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b) With respect to any Contract of the type described in Section 4.13(a) (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent they are a party thereto in accordance with their terms, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) in the past three years, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral notice of material breach of or material default under any such Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) in the past three years, neither the Company nor its Subsidiaries have received written or, to the knowledge of the Company, oral notice from any other party to any such Contract that such party intends to terminate, cancel, change the scope of any material rights under any such Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.14 Government Contracts.

(a) To the knowledge of the Company, no Government Contract is subject to termination solely based on the consummation of the transactions contemplated by this Agreement due to any change in status or prohibition on any change of control provision set forth in such Government Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) To the knowledge of the Company, no event, condition or omission has occurred or currently exists including any prohibitions on contracting with debarred, suspended or ineligible persons that would constitute grounds for termination of any Government Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries possess all facility security clearances and personnel security clearances necessary to conduct the business as it is currently being conducted as of the date hereof in all material respects and the Company and its Subsidiaries are in compliance in all material respects with the requirements applicable to the facility security clearances, including those set forth in the National Industrial Security Program Operating Manual and the provisions of all applicable DD254 forms. The Company has no knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary.

(d) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred or suspended from bidding on any Contract with a Governmental Authority, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) None of the Company or its Subsidiaries has undergone or is currently undergoing any internal or, to the knowledge of the Company, external, regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business.

(f) None of the Company or its Subsidiaries are using or have used any Intellectual Property developed under any Government Contract for purposes outside of the scope of such Government Contract without having validly obtained any necessary prior permission of the Governmental Authority involved.

4.15 Satellites and Earth Stations; NOAA.

(a) Schedule 4.15(a) sets forth, as of the date of this Agreement, a list of each Satellite.

(b) The Company has made available to Acquiror a report maintained by the Company with respect to each Satellite currently in orbit that details its health and performance and identified any material satellite-related incidents and anomalies.

(c) Schedule 4.15(c) sets forth, as of the date of this Agreement, a list of each Earth Station.

(d) Schedule 4.15(d) sets forth, as of the date of this Agreement, a list of the Company’s NOAA Remote Sensing Space System licenses and any other related Department of Commerce licenses and authorizations (“Company NOAA Authorizations”).

(e) Schedule 4.15(e) sets forth, as of the date of this Agreement, a list of all pending applications for NOAA or Department of Commerce licenses and authorizations that would be Company NOAA Authorizations, if issued or granted, or for the modification, extension or renewal of any Company NOAA Authorizations.

4.16 Company Benefit Plans.

(a) Schedule 4.16(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, commission, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements. No Company Benefit Plan is maintained primarily for the benefit of any employee based outside of the U.S.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to Acquiror true and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document (or if not written, a written summary of its material terms) and any trust agreement (and all amendments thereto), (ii) the most recent summary plan description and any summary of material modifications, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules and independent accountant reports, (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vi) all material non-routine correspondence to or from any Governmental Authority.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan or applicable Law as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, such (A) Company Benefit Plan (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory or opinion letter has been obtained by the plan sponsor and can be relied upon by the Company or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter that would be effective as of the date this representation is made, and (B) the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. To the knowledge of the Company, no event has occurred, or condition exists that would reasonably be expected to result in the loss of the tax-qualified status of any such plan.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, sponsored, maintained, contributed to or was required to contribute to, at any point during the six-year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined benefit pension plan, in each case, that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no circumstance or condition exists that would reasonably be expected to result in (i) any obligation of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, to contribute to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA or (ii) any liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to such plan. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer with the Company or a Subsidiary of the Company under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans, (i) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened, and (ii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(g) Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any compensatory payment (including severance, bonus or otherwise) or employee benefit becoming due to any current or former director, officer, employee, independent contractor or other service provider of the Company or its Subsidiaries, (ii) result in the acceleration, vesting or increase of any rights of any director, officer or employee of the Company or its Subsidiaries to compensatory payments or benefits or increases in any existing compensatory payments or benefits or any employee loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates, (iii) result in any new obligation pursuant to any of the Company Benefit Plans, or (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan provides for the gross-up of any Taxes, including any Taxes imposed by Section 4999 or 409A of the Code.

4.17 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification and (iii) to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, immigration and employment authorization (including Form I-9 compliance) and unemployment insurance, (ii) have not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved and (iii) in the last three years, have not experienced any labor arbitrations, labor grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns, work stoppages or other labor disputes.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, no allegations of sexual harassment or other unlawful harassment have been made against (i) any current or former officer of the Company or its Subsidiaries or (ii) any employee of the Company or its Subsidiaries at the level of Senior Director or above.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, no employee of the Company or its Subsidiaries with an annual base salary or base compensation of greater than $150,000 is in any respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, or restrictive covenant (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(g) Since January 1, 2020, neither the Company nor any of its Subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local Law (collectively, “WARN” ), issued any notification of a plant closing or mass layoff required by WARN, or incurred any liability or obligation under WARN that remains unsatisfied.

(h) The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

4.18 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, all material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, all amounts of Taxes shown due on any material Tax Returns of the Company and its Subsidiaries and all other material amounts of Taxes owed by the Company and its Subsidiaries have been timely paid.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor its Subsidiaries is currently engaged in any material audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior three years.

(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing other than in the ordinary course of business; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (vi) Sections 951, 951A or 965 of the Code.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, there are no Liens with respect to unpaid Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, neither the Company nor its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, in the last three years, neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any material Tax allocation, Tax sharing or Tax indemnification agreements, except, in each case, (i) for any such agreements that are commercial contracts not primarily relating to Taxes, or (ii) for any such agreement exclusively between or among the Company and one or more of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been at any time during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o) The Company has not made an election under Section 965(h) of the Code.

4.19 Brokers’ Fees. Except as described on Schedule 4.19, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, financial advisor fees or similar commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates, in each case, for which the Company or any of its Subsidiaries has any obligation.

4.20 Insurance. Schedule 4.20 contains a list as of the date of this Agreement of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, life, disability, theft, employee fidelity, malpractice, professional liability and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.20, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.21 Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b) Schedule 4.21(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries as of the date hereof, excluding Earth Stations (the “Leased Real Property”). The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals and side letters) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all material Real Estate Lease Documents relating to the Leased Real Property.

(c) To the knowledge of the Company, each Real Estate Lease Document covers the entire estate it purports to cover.

(d) Except as set forth on Schedule 4.21(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or its Subsidiaries has a good, valid and subsisting leasehold interest to each Leased Real Property, subject only to Permitted Liens.

(e) To the knowledge of the Company, neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon by the Company or its Subsidiaries (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.22 Environmental Matters.

(a) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under applicable Environmental Laws for the business of the Company and its Subsidiaries as currently conducted, except for non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b) There has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned, leased or operated real property during the time that the Company owned or leased such property or at any other property where Hazardous Materials generated by the Company have been disposed of or transported to, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of liability, in each case, pursuant to Environmental Law or otherwise and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(c) Neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, the subject matter of which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(d) No Action is pending and to the knowledge of the Company no investigation is pending or threatened, with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law except for any Actions or investigations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(e) Neither the Company nor any Subsidiary has assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials; and

(f) The Company has made available to Acquiror any Phase One or Phase Two environmental site assessment reports and any other material environmental reports relating to the Leased Real Property or any formerly owned, leased or operated real property or any other location for which the Company may be liable, to the extent such reports are in the Company’s possession, custody or reasonable control.

4.23 Absence of Changes.

(a) From December 31, 2019 to the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in a Material Adverse Effect.

(b) From December 31, 2019 through the date of this Agreement, excluding any actions, activities or conduct of the Company or any of its Subsidiaries taken as required to comply with any Governmental Order, guidance, shelter in place and non-essential business order by any Governmental Authority in order to mitigate, remedy, respond to or otherwise address the effects or impact of the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition) the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business, and (ii) have not taken any action that both (A) would require the consent of Acquiror pursuant to Sections 6.01(a), (b), (d), (f), (g), (i)-(m) or (o)-(w) if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.24 Affiliate Agreements. Except as set forth on Schedule 4.24 and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any of the Company or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.25 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (i) “significant deficiency” or “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (ii) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a role in the internal controls over financial reporting of the Company and its Subsidiaries.

4.26 Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) and any registrations with applicable associations that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.27 FCC Licenses.

(a) Schedule 4.27(a) sets forth, as of the date of this Agreement, all licenses and authorizations held by the Company or a Subsidiary of the Company and issued (i) by the FCC (the “FCC Authorizations”) (ii) by any foreign licensing Governmental Authority that regulates communications by radio, television, wire, satellite or cable (the “International Communications Authorizations” and collectively with the FCC Authorizations, the “Communications Authorizations”). As of the date of this Agreement, such Communications Authorizations constitute all of the licenses, authorizations and approvals required for the operation of the business of the Company and its Subsidiaries as currently conducted under the Communications Act or under the Law of any foreign Governmental Authority that regulates communications by radio, television, wire, satellite or cable, except where the failure to hold any such licenses, authorizations and approvals has not and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The Communications Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and, except as stated in Schedule 4.27(b), have not expired. There is no pending or, to the knowledge of the Company, threatened action by or before the FCC or any foreign licensing Governmental Authority to revoke, suspend, cancel, rescind or modify any of the Communications Authorizations, and there is not now issued or outstanding or pending or, to the knowledge of the Company, threatened, by or before the FCC or any foreign licensing Governmental Authority, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against the Company, any of its Subsidiaries or the Communications Authorizations except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(c) The Company and each of its Subsidiaries are in material compliance with all of the terms of the Communications Authorizations, and have complied in all material respects with the Communications Act and applicable foreign Laws with respect to the Communications Authorizations except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole. All material reports, filings, and disclosures required to be filed by the Company or any of its Subsidiaries with the FCC or any foreign licensing Governmental Authority with respect to the Communications Authorizations have been timely filed and all such reports and filings are materially accurate and complete except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has timely paid all material regulatory fees and other applicable material fees that are due and payable by the Company and each of its Subsidiaries and required to be paid by the Company with respect to the Communications Authorizations, in each case except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(d) No Person other than the Company and its Subsidiaries has the right to control the use of all or any of the Communications Authorizations, and the Company or any of its Subsidiaries is the sole legal and beneficial holder of each of the Communications Authorizations. The Company and each of its Subsidiaries have complied in all material respects with all rules of the FCC and any foreign licensing Governmental Authority regarding transfer of control or changes in ownership (including intracompany reorganizations) of the Communications Authorizations except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(e) Schedule 4.27(e) contains a list, as of the date hereof, of all pending applications for licenses and authorizations that would be Communications Authorizations, if issued or granted, or for the modification, extension or renewal of any Communications Authorizations. There is no pending or, to the knowledge of the Company, threatened action by or before the FCC or any foreign licensing Governmental Authority with respect to the Communications Authorizations to reject or materially modify any pending application for licenses and authorizations that would be Communications Authorizations, if issued or granted, or for the material modification, extension or renewal of any Communications Authorizations except as would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

4.28 Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.28, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.29 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company, its Subsidiaries or the assets of the Company or its Subsidiaries, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s or its Subsidiaries’ assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Merger Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth (i) in the case of Acquiror and Merger Sub, in the Acquiror Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered and lettered representation and warranty in this Article V and (b) such other representations and warranties where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure) or (ii) in the case of Acquiror, any Acquiror SEC Reports filed with the SEC by Acquiror on or after October 31, 2019 and prior to the date of this Agreement (where relevance as an exception to (or disclosure for purposes of) a representation or warranty is reasonably apparent on the face of such disclosure and excluding (x) any disclosures in such Acquiror SEC Reports under the headings or sections with respect to “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, (y) any information incorporated by reference into the Acquiror SEC Reports (other than from other Acquiror SEC Reports filed with the SEC prior to the date of this Agreement) and (z) any exhibits or other documents appended thereto, provided, however, that nothing set forth in or disclosed in the Acquiror SEC Reports will qualify, or be deemed to qualify, the representations and warranties set forth in Section 5.02 (Due Authorization), 5.08 (Financial Ability; Trust Account), 5.10 (Brokers’ Fees), Section 5.14 (Capitalization) and Section 5.19 (Affiliate Agreements), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) Acquiror is a corporation, duly incorporated, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and by-laws of Acquiror previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its certificate of incorporation and by-laws. Acquiror is duly licensed or duly qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Subsidiaries, taken as a whole.

(b) Merger Sub is a corporation, duly incorporated, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub was formed for the purpose of entering into this Agreement and consummating the Transactions, has no assets or operations and all of the equity interests of Merger Sub are held directly by Acquiror.

(c) Other than Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the approvals described in Section 5.07 and the receipt of he Required Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action by the Acquiror Board and by Acquiror as the sole shareholders of Merger Sub and, upon receipt of the Required Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each Ancillary Agreements to which Acquiror or Merger Sub is a party will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement to which Acquiror or Merger Sub is a party, will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative votes of (i) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the NYSE Proposal and the Director Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class B Common Stock voting separately as a single class, in each case cast at the Special Meeting, shall be required to approve the Amendment Proposal, and (iv) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Acquiror Omnibus Incentive Plan Proposal and the Acquiror ESPP Proposal (the approvals of the Acquiror Class A Common Stock and Acquiror Class B Common Stock specified in clauses (i) through (iv), collectively, the “Required Acquiror Stockholder Approval”). The Required Acquiror Stockholder Approval constitutes the only vote of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the approval of this Agreement and the consummation of the Transactions, including the Closing.

(c) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions, including as a Business Combination; and (iv) recommended to the stockholders of Acquiror approval of each of the matters requiring the Required Acquiror Stockholder Approval.

5.03 No Conflict. The execution, delivery and performance by each of Acquiror and Merger Sub of this Agreement and each Ancillary Agreement to which is its contemplated to be a party and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, or default under, any Acquiror Organizational Document or any organizational documents of any Subsidiaries of Acquiror, including Merger Sub, (b) conflict with or result in any violation of any provision of, or result in the breach of, or default under any applicable Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or Merger Sub is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of Acquiror or Merger Sub, except, in the case of clause (b), clause (c) and clause (d) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror or Merger Sub, or otherwise affecting Acquiror or Merger Sub or any of their respective assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole. Neither Acquiror nor Merger Sub nor any property, asset or business of Acquiror or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of Acquiror, any continuing investigation by any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to be material to Acquiror or Merger Sub, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

5.05 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole, Acquiror and Merger Sub are, and since October 31, 2019 have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor Merger Sub has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or Merger Sub at any time since October 31, 2019, which violation would, individually or in the aggregate, reasonably be expected to be material to Acquiror and Merger Sub, taken as a whole. Acquiror and Merger Sub are each qualified to hold an interest in an FCC space station or earth station licensee.

(b) Since October 31, 2019, (i) there has been no action taken by the Acquiror, Merger Sub, or, to the knowledge of the Acquiror, any officer, director, shareholder, manager, employee, agent or representative of the Acquiror or Merger Sub, in each case, acting on behalf of the Acquiror or Merger Sub, in violation of any applicable Anti-Corruption Laws, (ii) neither the Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iv) neither the Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws.

5.06 Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Reports, Acquiror and Merger Sub have never employed any employees or retained any independent contractors. Other than amounts due as set forth in the Acquiror SEC Reports filed with the SEC prior to the date of this Agreement or for reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any employee, officer or director. Except as may be contemplated by the Acquiror Omnibus Incentive Plan Proposal and the Acquiror ESPP Proposal, neither Acquiror or Merger Sub nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, whether written or otherwise, that is maintained, sponsored or contributed to by the Acquiror or Merger Sub or any of their respective Subsidiaries or under which the Acquiror or Merger Sub or any of their respective Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, commission, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements(collectively, the “Acquiror Benefit Plans”). Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (a) result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee, independent contractor or other service provider of Acquiror, Merger Sub or any of their respective Subsidiaries, or (b) result in the acceleration, vesting or increase of any rights of any current or former director, officer, employee, independent contractor or other service provider of Acquiror, Merger Sub or any of their respective Subsidiaries to any compensatory payments or benefits or increases in any existing compensatory payments or benefits or any loan forgiveness. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Acquiror, Merger Sub or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which Acquiror or Merger Sub or any of their respective Subsidiaries is a party which provides for the gross-up of any Taxes, including any Taxes imposed by Section 4999 or 409A of the Code.

5.07 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution, delivery or performance of this Agreement or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) applicable requirements of the Communications Act, filing requirements of the NYSE and the filing and effectiveness of the Certificate of Merger, (c) applicable requirements of the Land Remote Sensing Policy Act and such other consents, registrations, declarations, approvals, notices or filings as are required to be made or obtained under any other Department of Commerce regulation, and (d) any consents, approvals, authorizations, designations, declarations, filings, notices, consent or waivers with any Governmental Authority the absence of which would not reasonably be expected to adversely affect in any material respect the ability of Acquiror to consummate the Transactions.

5.08 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $318,076,938 held in a trust account at UBS Financial Services Inc.(the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 31, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, express or implied, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Class A Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 31, 2019. The amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Since October 31, 2019, Acquiror has not released any money from the Trust Account (other than interest earned on the amount held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except with respect to the shares of Acquiror Class A Common Stock held by an Acquiror Stockholder to the extent such Acquiror Stockholder is a Redeeming Stockholder.

(b) As of the date hereof, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or that any funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) Each of Acquiror nor Merger Sub does not have, and does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under, any Indebtedness.

5.09 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, in the last three years, all material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, in the last three years, all amounts of Taxes shown due on any material Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, in the last three years, Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with any Governmental Authority with respect to Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, in the last three years, Acquiror has not received any written notice from any Governmental Authority of a proposed deficiency of any material amount of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, a material amount of Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, to the knowledge of Acquiror, there are no Liens with respect to unpaid Taxes on any of the assets of the Acquiror, other than Permitted Liens (as applied to Acquiror).

(f) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.10 Brokers’ Fees. Except for fees described on Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, financial advisor fees or similar commission in connection with the Transactions based upon arrangements made by Acquiror or Merger Sub or any of their Affiliates, including the Sponsor, for which Acquiror or Merger Sub has any obligation.

5.11 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Acquiror has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 31, 2019 pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports. The Acquiror SEC Reports did not, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(d) The Acquiror SEC Reports contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 31, 2019 (inception) through December 31, 2019, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(g) There are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. There is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except as set forth on Schedule 5.12(c), neither Acquiror nor Merger Sub is, and at no time has either been, a party to any Contract with any other Person that would require payments by Acquiror or Merger Sub in excess of $10,000 monthly or $50,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts.

(d) There is no liability, debt or obligation of, or against, Acquiror or Merger Sub, whether accrued or fixed, absolute or contingent, matured or unmatured, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries or (iii) disclosed in Schedule 5.12(d).

(e) Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. There is no agreement, commitment or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(f) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h) Since the date of Acquiror’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, an Acquiror Material Adverse Effect and Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice. From September 30, 2020 through the date of this Agreement, neither Acquiror nor any of its Subsidiaries has taken any action that (i) would require the consent of the Company pursuant to Section 7.03 if such action had been taken after the date hereof or (ii) is material to Acquiror and its Subsidiaries, taken as a whole.

5.13 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will comply, in all material respects, as to form with the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued or outstanding as of the date of this Agreement, (ii) 175,000,000 shares of common stock, consisting of 150,000,000 shares of Acquiror Class A Common Stock and 25,000,000 shares of Acquiror Class B Common Stock, of which (A) 31,625,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement and 7,906,250 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (B) 24,137,500 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were offered, sold and issued in compliance with applicable Law, and in all material respects with all requirements set forth in the Acquiror Organizational Documents, any applicable Law, and any applicable Contracts governing the issuance of such securities (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Class B Common Stock held by the Sponsor. and (5) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound. All holders of shares of Acquiror Class B Common Stock have irrevocably waived any anti-dilution adjustment as to the ratio by which shares of Acquiror Class B Common Stock convert into shares of Acquiror Class A Common Stock or any other measure with any anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement and prior to the Closing each share of Acquiror Class B Common Stock shall convert into one (1) share of Acquiror Class A Common Stock. Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants are exercisable for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share.

(b) Except for this Agreement, the Acquiror Units and the Acquiror Warrants specified in Section 5.14(a) and the issuance of shares of Acquiror Class A Common Stock pursuant to the terms of the Subscription Agreements, there are (i) no outstanding shares of capital stock of Acquiror, (ii) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Class A Common Stock, capital stock or other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of Acquiror, and (iii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as set forth on Schedule 5.14(b)(i), there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Class A Stockholders may vote. Except as set forth on Schedule 5.14(b)(ii) and the in the Registration Rights Agreement and the Subscription Agreements contemplated hereby, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Class A Common Stock or any other equity interests of Acquiror. Except for Merger Sub and as otherwise contemplated herein, Acquiror does not own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Acquiror.

(c) Immediately after the Effective Time, the authorized share capital of Acquiror will consist of the number of classes of shares of capital stock of Acquiror set forth on the Acquiror A&R Charter. The shares of Acquiror Class A Common Stock issuable to the Company Equityholders in connection with this Agreement, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal Securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror Organizational Documents, or any Contract to which Acquiror is a party or otherwise bound.

5.15 NYSE Stock Market Quotation. The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SFTW”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SFTW.WS”. Since its initial listing on the NYSE, Acquiror has been in compliance in all material respects with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act. Since October 31, 2019, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

5.16 Contracts; No Defaults.

(a) Schedule 5.16(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Subscription Agreements) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.16(a) have been delivered to or made available to the Company and its agents and representatives.

(b) Each Contract of a type required to be listed on Schedule 5.16(a), whether or not set forth on Schedule 5.16(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.16(a), whether or not set forth on Schedule 5.16(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and represent the legal, valid and binding obligations of the other parties thereto, and are enforceable by Acquiror or Merger Sub to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, Merger Sub or any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since October 31, 2019, neither Acquiror nor Merger Sub have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or any of its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since October 31, 2019 through the date hereof, neither Acquiror nor any of its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.17 Title to Property. Except as set forth on Schedule 5.17, neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.18 Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.19 Affiliate Agreements. Except as set forth on Schedule 5.19, none of Acquiror or Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) Acquiror Related Party, (b) present or former executive officer or director of Acquiror, Merger Sub, Sponsor or Acquiror Related Party, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub, Sponsor or any Acquiror Related Party or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”). No Acquiror Related Party (i) owns any material interest in any material asset or property used in the business of Acquiror, or (ii) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of Acquiror.

5.20 PIPE Investment Amount; Subscription Agreements. Acquiror has delivered to the Company true, correct and complete copies of the fully executed Subscription Agreements pursuant to which the Subscribers in the aggregate have agreed, subject to the terms and conditions thereof, to purchase 18,000,000 shares of Acquiror Class A Common Stock for an aggregate purchase price equal to $180,000,000, of which Sponsor and Affiliates of Sponsor have agreed, subject to the terms and conditions thereof, to purchase at least 2,000,000 shares of Acquiror Class A Common Stock for an aggregate purchase price equal to at least $20,000,000 (the “PIPE Investment Amount”). Each Subscription Agreement is in full force and effect with respect to, and is binding upon, Acquiror and, to the knowledge of Acquiror as of the date hereof, each Subscriber party thereto, in accordance with its terms. None of the Subscription Agreements have been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Acquiror, as of the date of this Agreement, no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Acquiror, as of the date of this Agreement, none of the commitments contained in any Subscription Agreement have been withdrawn, terminated or rescinded by any Subscriber in any respect, in each case, except for such assignment or transfers contemplated or permitted by the Subscription Agreements. There are no side letters or Contracts between any Subscriber, on the one hand, and Acquiror or Merger Sub, on the other hand, related to any such Subscription Agreement that would adversely affect the obligation of such Subscriber to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such Subscriber other than as expressly set forth in this Agreement, the Subscription Agreements or as set forth on Schedule 5.20. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements, other than the conditions precedent contained in such Subscription Agreements or this Agreement. To the knowledge of Acquiror, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement. As of the date hereof, assuming the conditions set forth in Article IX will be satisfied and the Transactions will be consummated, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions to the consummation of the purchases under the Subscription Agreements not to be satisfied.

5.21 Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each of the Acquiror Stockholders party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law or Contract. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

5.22 Interests in Competitors. Other than securities listed on a national securities exchange that comprise less than five percent of the issued and outstanding class of such securities, none of Acquiror, Merger Sub, Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror, Merger Sub, Sponsor, or their respective Affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror, Merger Sub, Sponsor, or their respective Affiliates or any such investment fund or investment vehicle owns a material interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the Company’s principal products, services or lines of business.

5.23 Foreign Person. Acquiror hereby represents that (a) it is not a “foreign person,” as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof (the “DPA”) and (b) it does not permit any foreign person affiliated with Acquiror, whether affiliated as a limited partner or otherwise, to obtain through Acquiror any of the following with respect to the Company: (i) control (as defined in the DPA) of the Company, including the power to determine, direct or decide any important matters for the Company; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company (which shall not include financial information about the Company), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture Company products, including processes, techniques, or methods; (iii) membership or observer rights on the Company’s Board of Directors or the right to nominate an individual to a position on the Company’s Board of Directors; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company regarding (x) the use, development, acquisition or release of any Company “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

ARTICLE VI

COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as may be required by Law (including Laws enacted in response to the COVID-19 or SARS CoV-2 virus): (a) use commercially reasonable efforts to conduct and operate its business in the ordinary course; (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; and (c) use commercially reasonable efforts to keep available the services of their present officers and other key employees and key consultants.

Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws, or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) except in connection with the exercise of any Company Stock Option or Company Warrant or the conversion of any Company Preferred Stock or vesting of Company RSU Awards, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) except as required pursuant to the Company Stock Plans or the Company Warrants in effect on the date of this Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, or amend or modify any material terms of, terminate (excluding any expiration in accordance with its terms), fail to exercise any material renewal rights (excluding renewal rights under Real Estate Lease Documents) or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.13(a)(vi), (viii) or (xii) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 4.13(a)(vi), (viii) or (xii)), other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Company Intellectual Property and Company Software), except (i) for dispositions of obsolete or worthless assets, (ii) for sales of inventory in the ordinary course of business consistent with past practice, (iii) for sales, abandonment, lapses of assets or items or materials (other than Company Intellectual Property or Company Software) in an amount not in excess of $500,000 in the aggregate, (iv) for Permitted Liens or (v) pledges, non-exclusive licenses and encumbrances on property and assets in the ordinary course of business consistent with past practice;

(e) except as otherwise performed in the ordinary course of business consistent with past practice or required pursuant to the Company Benefit Plans or applicable Law, (i) grant any material increase in compensation, benefits or severance to any director, employee or independent contractor of the Company or its Subsidiaries, except as otherwise performed in the ordinary course of business consistent with past practice with respect to an employee or independent contractor with an annual base salary or base compensation of less than $200,000, (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan (other than an employment or consulting agreement entered into in the ordinary course of business consistent with past practice with any newly hired or newly engaged service provider to the Company or any of its Subsidiaries whose compensation would not exceed, on an annualized basis, $200,000) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, (iii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries, (iv) grant or provide any severance or termination payments or benefits to any employee or independent contractor of the Company or its Subsidiaries, except in connection with the promotion (in the ordinary course of business consistent with past practice), hiring (to the extent permitted by clause (v) of this paragraph) or firing (to the extent permitted by clause (v) of this paragraph and in exchange for a release of claims) of such employee or independent contractor of the Company or its Subsidiaries, (v) hire or terminate (other than for cause) any employee or independent contractor of the Company or its Subsidiaries other than any employee or independent contractor with an annual base salary of less than $200,000 in the ordinary course of business consistent with past practice or (vi) take any action that will result in the acceleration, vesting or creation of any right of any director, officer, employee or independent contractor of the Company or its Subsidiaries under any of the Company Benefit Plans;

(f) waive any restrictive covenant obligations of any employee of the Company or its Subsidiaries other than any employee with an annual base salary of less than $150,000;

(g) (i) acquire or agree to acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all or substantially all of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(h) other than required in connection with a COVID-19 Response, make any capital expenditures (or commitment to make any capital expenditures) other than any capital expenditure (or series of related capital expenditures) (i) as set forth on Schedule 6.01(h) or (ii) consistent in all material respects with the Company’s capital expenditure budget for the applicable periods;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, and other than advances of expenses to employees, officers, directors, consultants or independent contractors, in the ordinary course of business), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(j) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes, or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any material Tax sharing or similar agreement (excluding commercial agreements entered into in the ordinary course of business not primarily related to Taxes);

(k) take any action, or knowingly fail to take any action within its control, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(l) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter a new line of business (other than in connection with any Indebtedness permitted by Section 6.01(i);

(m) acquire any fee interest in real property;

(n) enter into, renew or amend in any material respect any Company Affiliate Agreement (it being understood and agreed that transactions contemplated by Section 6.01(i) shall not violate this Section 6.01(n));

(o) waive, release, compromise, settle or satisfy any pending or threatened material pending or threatened Action, other than in the ordinary course of business consistent with past practice solely for monetary damages that will not exceed, together with all other such claims or Actions settled during the Interim Period, $1,000,000 in the aggregate;

(p) (i) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money, other than in the ordinary course of business, in connection with a Bridge Loan (as defined on Schedule 6.01) and obligations in respect of obligations under any Existing Debt Agreements, or (ii) amend, restate or modify any material terms of or any material agreement with respect to any outstanding Indebtedness with an aggregate principal value in excess of $5,000,000, if such amendment, restatement or other modification would result in an increase of the aggregate principal amount of such Indebtedness or otherwise be materially adverse to the interests of the Company and its Subsidiaries taken as a whole; provided, however, that any action permitted under this Section 6.01(p) shall be deemed not to violate Section 6.01; provided, further, that any repayment of Indebtedness under any Existing Debt Agreements or any action necessary to satisfy the conditions in Section 9.02(e) shall be deemed not to violate Section 6.01;

(q) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(r) form or cause to be formed any new Subsidiary of the Company or of any of its Subsidiaries.

(s) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(t) abandon, forfeit or fail to use commercially reasonable efforts to maintain in effect and in good standing the Communications Authorizations;

(u) other than required in connection with a COVID-19 Response, (i) fail to manage its working capital (including paying amounts payable in a timely manner when due and payable) in the ordinary course of business consistent with past practice or (ii) materially change or materially modify its credit, collection or payment practices (including by accelerating the collection of billings or postponing or delaying the payment of its trade accounts payable or credit card balances);

(v) except in connection with a COVID-19 Response, voluntarily fail to maintain, cancel or materially decrease coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; or

(w) enter into any agreement to do any action prohibited under this Section 6.01.

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Closing, (b) any action taken, or omitted to be taken, by the Company or its Subsidiaries as a result of a COVID-19 Response to maintain and preserve in all material respects the business organization, assets, properties and business relations of the Company and its Subsidiaries shall not be deemed to constitute a breach of this Section 6.01; provided, however, in no event shall clause (b) be applicable to any act or omission of the type described in Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(g), Section 6.01(o), or Section 6.01(t) (to the extent related to any of the foregoing).

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which, in the reasonable judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books and records, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and, appropriate officers and employees of the Company and its Subsidiaries, and use commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs, business, properties, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror or its Representatives may reasonably request, in each case, as necessary to facilitate consummation of the Transactions. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement. Any access to any Company properties or facilities shall be subject to the Company’s reasonable security measures and the applicable requirements of the Company real property lease documents and any documentation related to the Company’s use of Earth Stations and shall not include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

6.03 HSR Act, Communications Act, and Regulatory Approvals. In connection with the Transactions, the Company shall (a) comply promptly but in no event later than 10 Business Days after the date hereof with the notification and reporting requirements of the HSR Act, and (b) as promptly as practicable make, and cause its Affiliates to make any filing or notice required to be made by the Company or such Affiliate under the Communications Act or Land Remote Sensing Policy Act, in each case, that is applicable to the Transactions. The Company shall use reasonable best efforts to furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing to be made by Acquiror pursuant to any Antitrust Law, the Communications Act or Land Remote Sensing Policy Act. The Company shall use reasonable best efforts to (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly notify Acquiror of any substantive communication with, and furnish to Acquiror copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by the Company and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority with respect to the Transaction without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, however, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and the Acquiror and Merger Sub shall not without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, the Acquiror, or any of their Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that (i) individually or in the aggregate, would reasonably be expected to have a material adverse impact on the business, assets, Contracts or properties of Acquiror and the Company, taken as a whole or (ii) limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company, Acquiror or any of their Affiliates, or any interest therein. The Company shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

6.04 Termination of Certain Agreements. During the Interim Period, the Company shall take all actions necessary to terminate the Contracts listed on Schedule 6.04 without any further force and effect from and after the Closing and in a manner such that neither the Company nor any of its Subsidiaries incurs any material cost or other material liability or is subject to any further material obligation thereunder following the Closing. The Company shall deliver to Acquiror evidence that all such Contracts listed on Schedule 6.04 have been terminated.

6.05 PCAOB Audited Financials; Interim Unaudited Financials. The Company shall use reasonable best efforts to deliver (i) true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Subsidiaries of the Company as of December 31, 2019 and as of December 31, 2020, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Subsidiaries of the Company for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “PCAOB Audited Financials”) not later than April 25, 2021 and (ii) if the Closing has not occurred by May 14, 2021, the unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in stockholder equity, and cash flows, of the Company and the consolidated Subsidiaries of the Company as at and for the three-months ended March 31, 2021 and a comparable period in compliance with Regulation S-K 303, in each case, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financials”) not later than May 20, 2021; provided, however, that if the Company fails to deliver the PCAOB Audited Financials or the Unaudited Interim Financials by the applicable deadlines specified in the foregoing clauses (i) and (ii), respectively, such failure shall not constitute a breach of, failure to perform or failure to comply with, this Agreement (including for purposes of the termination provisions in this Agreement) if, at the time such financial statements were otherwise required to be delivered, the Company is exercising its reasonable best efforts in good faith to deliver the applicable financial statements as promptly as reasonably practicable.

6.06 No Claim Against the Trust Account.

(a) The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination involving the Company and one or more businesses or assets, that Acquiror has established the Trust Account for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by November 5, 2021, or, in the event of termination of this Agreement, another Business Combination is not consummated by November 5, 2021, or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against the Trust Account, and any right to collect from the Trust Account (to the extent such amounts are subject to the redemption rights of the Company’s public stockholders), with respect to any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement.

(b) Without limiting Section 6.06(a), the Company shall have the right to pursue a claim against (i) Acquiror or any of its Affiliates under, and on the terms and subject to the conditions in, this Agreement or under, and on the terms and subject to the conditions in, any Ancillary Agreement to which it and Acquiror or any of its Affiliates is a party or (ii) any other party to an Ancillary Agreement to which it is a party under, and on the terms and subject to the conditions in, such Ancillary Agreement, in the case of either clause (i) or (ii), for legal relief against monies or other assets held outside the Trust Account or for specific performance (including a claim for Acquiror or its Affiliates to specifically perform its obligations under this Agreement pursuant to Section 11.15).

(c) If the terms of the Confidentiality Agreement or any Ancillary Agreement conflicts with the terms of this Section 6.06, the terms of this Section 6.06 shall govern and control to the extent of such conflict. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07 Preparation of Registration Statement; Other Actions.

(a) The Company shall reasonably cooperate in good faith with, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, provided that the Parties agree that 36 hours is deemed reasonable advance notice, Acquiror and its counsel in connection with (i) the drafting and timely filing of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC, in each case, as Acquiror or its Representatives may reasonably request. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4. In furtherance of the foregoing, the Company shall use commercially reasonable efforts to promptly furnish all information concerning the Company, its Subsidiaries and any of its and their respective members, stockholders, officers, directors or managers or any other information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror to any regulatory authority in connection with the Transactions.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, if any such action shall be taken or shall have failed to have been taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08 Exclusivity; Company Stockholders’ Written Consent.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on their behalf not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person (other than Acquiror or its Subsidiaries) relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 6.08(b)(iii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company Board made in accordance with Section 6.08(b) or Section 6.08(c) shall not be deemed to be a breach or violation of this Section 6.08(a). The Company also agrees that promptly following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives acting on their behalf to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact during the 12-month period immediately prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.08 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.08 by the Company.

(b) Notwithstanding anything to the contrary in Section 6.08(a) or Section 8.02(d), this Agreement shall not prevent the Company or the Company Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that this clause (i) shall not be deemed to permit the Company or the Company Board to effect a Company Change in Recommendation except in accordance with Section 6.08(c);

(ii) prior to obtaining the Company Requisite Approval, contacting and engaging in discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 6.08(a), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to obtaining the Company Requisite Approval, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 6.08(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to the Company’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.08(a), in each case, if the Company Board (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes, or could reasonably be expected to constitute, a Superior Proposal, (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would constitute a breach of its fiduciary duties under applicable Law, and (III) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company shall provide to Acquiror and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Acquiror or Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four (24) hours thereof);

(iv) prior to obtaining the Company Requisite Approval, making a Company Change in Recommendation (only to the extent permitted by Section 6.08(c)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Notwithstanding anything in this Section 6.08 to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.08, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 6.08(c) would constitute a breach of its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided further that the Company will not be entitled to make a Company Change in Recommendation unless (x) the Company delivers to Acquiror a written notice (a “Company Notice”) advising Acquiror that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board (it being acknowledged that such Company Notice shall not itself constitute a Company Change in Recommendation), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional three (3) Business Day (instead of five (5) Business Day) period from the date of such notice), the “Notice Period”), the Company Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal if the adjustments to the terms and conditions of this Agreement proposed by Acquiror (if any) were to be given effect and (2) after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. If requested by Acquiror, the Company will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Notice Period, engage in good faith negotiations with Acquiror and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates and other than pursuant to the Permitted Issuances) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

(ii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions on terms no less favorable in any substantive respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal made after the date hereof, that (A) did not result from a material breach of this Section 6.08, (B) is reasonably likely to be consummated in accordance with its terms, (C) would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all relevant factors, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement, termination or break-up fee and conditions to consummation), (D) provides for 100% cash consideration (and no non-cash consideration) to be paid to Company Stockholders in such transaction with respect to their issued and outstanding shares of Company Stock with such cash consideration being either (x) funded from the cash on hand of the third party (or the Affiliates of the third party) making such Acquisition Proposal or (y) funded at the closing of the transaction contemplated by such Acquisition Proposal pursuant to financing commitment letters in place at the time of execution of the definitive transaction agreement in connection with such Acquisition Proposal; provided that, notwithstanding anything in this Agreement to the contrary, no Acquisition Proposal can be a Superior Proposal if such Acquisition Proposal is made by a third party that is (1) a Company Equityholder, (2) an Affiliate of the Company or of any Company Equityholder or (3) a special purpose acquisition company (other than Acquiror); provided, further, that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20% or more” in such definition shall be deemed to be references to “100%”.

(e) Promptly following the effectiveness of the Registration Statement pursuant to the Securities Act (and in any event within five (5) Business Days of the time that the Registration Statement becomes effective), the Company shall seek the irrevocable written consent, substantially in the form attached hereto as Exhibit F, of holders of the Company Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions (the “Written Consent”) and upon receipt shall promptly deliver a copy of the Written Consent to Acquiror.

(f) The Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date for determining the Company Stockholders entitled to provide such Written Consent (which record date shall be subject to the prior written agreement by Acquiror, not to be unreasonably withheld, conditioned or delayed), and (ii) following the effectiveness of the Registration Statement, cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit the Written Consent from the Company Stockholders. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement. The Company Board shall not (and no committee or subgroup thereof shall) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (A) or (B), a “Company Change in Recommendation”) except in accordance with Sections 6.08(b) and 6.08(c). If the Company Requisite Approval is obtained, then promptly following the receipt of the Written Consent, the Company shall prepare and deliver to the Company Stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with Section 6.08(b) and this Section 6.08(f) shall not be limited or otherwise affected by any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal.

6.09 No Change of Control. Without limiting the terms of this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control, supervise or direct, or attempt to control, supervise or direct, the operations of any other Party prior to the Closing Date, including any facility that is subject to a Governmental Authority.

ARTICLE VII

COVENANTS OF ACQUIROR

7.01 HSR Act, Communications Act, and Regulatory Approvals.

(a) In connection with the Transactions, Acquiror shall (and, to the extent required, shall cause its controlled Affiliates and any other Affiliate that is an ultimate parent entity of Acquiror (as determined pursuant to the HSR Act) to) (i) comply promptly but in no event later than 10 Business Days after the date hereof with the notification and reporting requirements of the HSR Act, and (ii) as promptly as practicable make or cause its Affiliates to make any filing or notice required under the Communications Act or Land Remote Sensing Policy Act applicable to the Transactions. Acquiror shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company pursuant to any Antitrust Law, the Communications Act or Land Remote Sensing Policy Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall (and, to the extent required, shall cause its controlled Affiliates and any other Affiliate that is an ultimate parent entity of Acquiror (as determined pursuant to the HSR Act) to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws or the Communications Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law, the Communications Act or Land Remote Sensing Policy Act or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) Notwithstanding anything in this Agreement to the contrary nothing in this Section 7.01 shall require or obligate the Acquiror to, and Acquiror and Merger Sub shall not without the prior written consent of the Company, agree or otherwise be required to, take any actions with respect to the Company, the Acquiror, or any of their Affiliates, to sell, divest, or otherwise dispose of, license, hold separate or take or commit to take any action that (i) individually or in the aggregate, would reasonably be expected to have a material adverse impact on the business, assets, Contracts or properties of Acquiror and the Company, taken as a whole or (ii) limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company, Acquiror or any of their Affiliates, or any interest therein.

(e) Acquiror shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by, Acquiror or any of its Affiliates and any third party or Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed substantive communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, however, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(f) Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(g) Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the Transactions.

(h) Notwithstanding anything in this Agreement to the contrary but without limiting the obligations of Acquiror and Merger Sub herein, including Acquiror’s obligations to cause its Affiliates to make any filings or take the other actions specifically contemplated to be taken by Acquiror pursuant to this Section 7.01, the restrictions and obligations set forth in this Section 7.01 shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, any Subscriber, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, any Subscriber or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, any Subscriber or of any such investment fund or investment vehicle.

7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror shall cause the Surviving Company and the Surviving Company’s Subsidiaries to indemnify and hold harmless each present and former director, officer or employee of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law, its certificate of incorporation, bylaws, other organizational documents and any indemnifications agreement in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers, directors and employees of the Company and its Subsidiaries that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) D&O Tail.

(i) Prior to the Effective Time, Acquiror, upon consultation with the Company, shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Acquiror D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director, officer or employee of Acquiror currently covered by a directors’ and officers’ liability insurance policy of Acquiror on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the Effective Time for the six-year period following the Closing.

(ii) Prior to the Effective Time, the Company, upon consultation with the Acquiror, shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail” and together with the Acquiror D&O Tail, the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director, officer or employee of the Company or any of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or any of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the Effective Time for the six-year period following the Closing.

(c) Acquiror will, and will cause its Subsidiaries (including the Surviving Company) to, maintain the D&O Tail in full force and effect for its full term and honor all obligations thereunder, with a claims reporting or discovery period of at least six years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the directors’ and officers’ liability insurance maintained by the Company, its Subsidiaries or the Acquiror immediately prior to the Effective Time with terms and conditions providing retentions, limits and other material terms no less favorable than the directors’ and officers’ liability insurance policies maintained by Company, its Subsidiaries or Acquiror immediately prior to the Effective Time with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Acquiror may not spend more than 300% of the last annualized premium paid by the Company, its Subsidiaries and Acquiror prior to the Effective Time for the six years of coverage under such D&O Tail. Acquiror shall be responsible for 50% of the cost of the D&O Tail, and the Company shall be responsible for 50% of the cost of the D&O Tail.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger in accordance with its terms and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Company under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present or former director or officer of the Company or any of its Subsidiaries to whom this Section 7.02 applies without the consent of the affected Person.

7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.07, as expressly contemplated by this Agreement (including as contemplated by the Subscription Agreements), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as may be required by Law, Acquiror shall operate its business in the ordinary course and consistent with past practice and, without limiting the generality of the foregoing, Acquiror shall not and shall cause Merger Sub not to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub;

(ii) create or form any Subsidiaries;

(iii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) to the stockholders of the Acquiror in their capacities as stockholders, or in respect of any of its outstanding capital stock or other equity interests; (B) effect any recapitalization, reclassification, split or other change in its capitalization or issue, split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any shares of Acquiror Class A Common Stock required by the Redemption Offer in accordance with the Acquiror Organizational Documents, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iv) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(v) take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(vi) enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement) or make any payment to any Acquiror Related Party;

(vii) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract set forth on, or of a type required to be listed on, Schedule 5.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.16(a)) or sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties, or subject any material assets or properties to any Lien;

(viii) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise, incur or settle any claim or any liability other than in the ordinary course of business consistent with past practice;

(ix) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or guarantee any liability of any Person;

(x) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, or other equity interests in, any Person, including Acquiror or any of its Subsidiaries, other than (i) in connection with the exercise of any Acquiror Warrants outstanding and exercisable on the date hereof or (ii) the issuance of shares to the Company Equityholders in connection with the Merger pursuant to the terms of this Agreement and the issuance of shares of Acquiror capital stock to the Subscribers pursuant to the Subscription Agreements or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Support Agreement;

(xi) except as contemplated by the Acquiror Omnibus Incentive Plan Proposal and the Acquiror ESPP Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract that provides an annual base salary or base compensation that exceeds $200,000 or any collective bargaining agreement, (ii) hire any employee of Acquiror or its Subsidiaries with an annual base salary or base compensation that exceeds $200,000, or (iii) take any action or refrain therefrom that would result in the Transactions being the direct or indirect cause of any amount paid or payable by Acquiror, Merger Sub or any of their respective Subsidiaries being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 of the Code;

(xii) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the Transactions);

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv) enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xv) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Acquiror and Merger Sub and their assets and properties;

(xvii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(xviii) enter into any agreement to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents and the Trust Agreement.

7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement)), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Acquiror Class A Common Stock in connection with the Redemption Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.12 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.11; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Acquiror set forth on Schedule 7.04; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to Acquiror.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the reasonable judgment of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books and records, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06 Acquiror NYSE Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, shall prepare and submit to NYSE a listing application in connection with the transactions contemplated by this Agreement, covering the Acquiror Class A Common Stock to be issued in connection with the Transactions (the “Listing Application”), and the Company shall reasonably cooperate with Acquiror with respect to the Listing Application. Acquiror shall use its reasonable best efforts to cause: (a) the Listing Application to have been approved by NYSE; (b) Acquiror to satisfy all applicable initial and continuing listing requirements of

NYSE; and (c) the Acquiror Class A Common Stock to be issued in connection with the Transactions, to be approved for listing on NYSE with the trading ticker that is specified by the Company (subject to the availability thereof) prior to the effectiveness of the Registration Statement, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event as of immediately following the Effective Time, and in each of case (a), (b) and (c), the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror with respect thereto

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08 Financing. Acquiror and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including to enforce Acquiror’s rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements and the Sponsor Support Agreement, as applicable, on the terms and conditions described or contemplated therein. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, provide consent to modify, provide any consent or agreement to terminate or elect to terminate any Subscription Agreement or any provision or remedy under, or any replacements of, any of the Subscription Agreements except for any assignment or transfer expressly permitted pursuant to any Subscription Agreement (without any further amendment, modification, waiver or consent to such assignment or transfer provision); provided, that (i) in the case of any such permitted assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock subject thereto and (ii) any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial, and, in each case, that does not affect any economic or any other material term, shall not require such prior written consent, so long as Acquiror provides to the Company no less than two (2) Business Days written notice of such amendment, modification or waiver. Acquiror shall (i) promptly notify the Company upon having knowledge of any material breach or default under, or termination of, any Subscription Agreement (including any refusal or repudiation by any Subscriber with respect to its obligation and/or ability to provide its full purchase price contemplated by the applicable Subscription Agreement), and (ii) prior to delivering any written notice (or any other material notice) to a Subscriber with respect to any Subscription Agreement, deliver such notice to the Company for its prior review and comment and, other than with respect to a ministerial notice or notice with respect to the Closing or similar mechanics, for the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.09 Termination of Acquiror Affiliate Agreements. During the Interim Period, Acquiror shall take all actions necessary to cause the Acquiror Affiliate Agreements set forth in Schedule 7.09 to be terminated without any further force and effect and without any cost or other liability or obligation to Acquiror or its Subsidiaries (including the Company and its Subsidiaries), and there shall be no further obligations of any of the relevant parties thereunder following the Closing. Acquiror shall deliver to the Company evidence that all such Contracts listed on Schedule 7.09 have been terminated.

7.10 Section 16 Matters. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Class A Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing, shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.11 Director Appointments; Officers. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements with respect to the qualifications of individuals serving on the Acquiror Board (the “Qualification Requirements”), Acquiror shall take all actions necessary or appropriate to cause (a) the number and classes of directors constituting the Acquiror Board to be such number and classes as is specified in the Acquiror A&R Charter (as if the Acquiror A&R Charter were in effect as of the date hereof), (b) the persons that the Company has designated in writing to Acquiror prior to the Registration Statement becoming effective under the Securities Act to be elected as members of the Board of Directors of such class of the Acquiror Board, effective as of the Closing, provided that such persons satisfy the Qualification Requirements and a majority of whom shall be “independent” directors for purposes of NYSE rules and Acquiror shall have the right to identify one member to be elected as a member of the initial Acquiror Board and (c) the persons that the Company has designated in writing to Acquiror prior to the Registration Statement becoming effective under the Securities Act to be appointed as the officers of the Acquiror. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company and Acquiror with the individuals identified pursuant to clause (b) of this Section 7.11, which indemnification agreements shall continue to be effective following the Closing.

7.12 Director and Officer Resignations. Acquiror shall deliver to the Company duly executed resignation letters evidencing the resignation of the directors and officers of Acquiror and Merger Sub who are not contemplated to be officers or directors of the Company or Acquiror following the Closing pursuant to Section 7.11, such resignation letters to be effective as of the Closing.

7.13 Exclusivity. Except as expressly permitted pursuant to Section 8.02(d), during the Interim Period, Acquiror shall not take, and shall cause its Affiliates and each of their respective Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue, cooperate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives in connection with the Transactions. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Acquiror agrees to (i) notify the Company promptly upon receipt of any Business Combination Proposal, and to describe the material terms and conditions of any such Business Combination Proposal in reasonable detail (including the identity of the Persons making such Business Combination Proposal) and (ii) keep the Company reasonably informed on a current basis of any material modifications to such offer or information.

7.14 Bylaws; Acquiror Common Stock.

(a) At or prior to the Closing, Acquiror shall cause the Acquiror A&R Bylaws to be duly adopted and constitute the bylaws of Acquiror as of the Closing.

(b) At or prior to the Closing, Acquiror shall cause each share of Acquiror Class B Common Stock to convert into one (1) share of Acquiror Class A Common Stock.

7.15 Warrant Amendment. Acquiror shall use its reasonable best efforts, upon the reasonable request of the Company, take all actions to execute all documents necessary, and perform such further acts necessary to amend the strike price of 4,162,500 Acquiror Warrants held by Sponsor so that it is increased from $11.50 to $20.00 (the “Warrant Amendment”), or to otherwise achieve the same allocation of rights, benefits, obligations and liabilities contemplated by the Warrant Amendment.

ARTICLE VIII

JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to use reasonable best efforts to (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates is required to obtain in order to consummate the Transactions, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries in each case of this clause (b) as the other parties hereto may request, and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as reasonably practicable and in accordance with all applicable Laws. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries or Acquiror is a party in connection with the consummation of the Transactions.

8.02 Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement and receipt of the PCAOB Audited Financials pursuant to Section 6.05, and in any event not later than five (5) Business Days following the delivery of the PCAOB Audited Financials, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Class A Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement and shall provide the stockholders of Acquiror the opportunity to elect to accept the Redemption Offer. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all required information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to stockholders of Acquiror.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and Acquiror shall cause such Registration Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall pay 50% of all fees and expenses incurred in connection with preparing and filing the Registration Statement and obtaining approval from the SEC and the NYSE in connection with the offering and listing of the Acquiror Class A Common Stock to be issued under this Agreement in connection with the Closing.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action for the submission and approval of the following proposals by the stockholders of Acquiror: (i) approval of the Business Combination (the “Transaction Proposal”), (ii) approval of the Acquiror A&R Charter (the “Amendment Proposal”) and each change to the Acquiror A&R Charter that is required to be separately approved, (iii) to the extent required by the NYSE listing rules, approval of the issuance of the shares included in the Total Consideration Share Amount together with the Acquiror Class A Common Stock pursuant to the Subscription Agreements (the “NYSE Proposal”), (iv) the election of directors effective as of the Closing as contemplated by Section 7.11 (the “Director Proposal”), (v) the approval and adoption of a customary management equity incentive plan (the “Acquiror Omnibus Incentive Plan”) in the form attached hereto as Exhibit G with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable) (the “Acquiror Omnibus Incentive Plan Proposal”), (vi) the approval and adoption of an employee stock purchase plan (the “Acquiror ESPP”) in the form attached hereto as Exhibit H with any changes or modifications thereto as the Company and Acquiror may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable), (the “Acquiror ESPP Proposal”, and together with the Transaction Proposal, the Amendment Proposal, the NYSE Proposal, the Director Proposal and the Acquiror Omnibus Incentive Plan Proposal, the “Required Acquiror Proposals”) and (vi) approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto and approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby and (vii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Additional Proposal” and together with the Required Acquiror Proposals, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Stockholders at the Special Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (subject to the Company’s prior written consent, such consent not to be unreasonably withheld or delayed) for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and the rules of the NYSE for a date no more than thirty (30) days after the Registration Statement is declared effective, (ii) cause the Proxy Statement to be disseminated to Acquiror

Stockholders in compliance with applicable Law, (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals and (iv) provide each holder of Acquiror Class A Common Stock (as determined in accordance with Acquiror Organizational Documents) the opportunity to elect to redeem the eligible shares of Acquiror Class A Common Stock held by such holder as determined pursuant to the Acquiror Organizational Documents and the documents governing the Trust Account in connection with the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement, unless the Acquiror Board shall have changed the recommendation in accordance with this Section 8.02(d). The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, however, that if, at any time prior to obtaining the Required Acquiror Stockholder Approval, the Acquiror Board determines in good faith, in response to an Acquiror Intervening Event, after consultation with its outside legal counsel, that the failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Required Acquiror Stockholder Approval, make an Acquiror Change in Recommendation; provided, however, that Acquiror and the Acquiror Board will not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred (it being acknowledged that such Acquiror Intervening Event Notice shall not itself constitute a breach of this Agreement), and (B) at or after 5:00 p.m., New York City time, on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. New York City time on the third Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional two (2) Business Days (instead of a three Business Day) period from the date of such notice)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Required Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to, and at the Company’s reasonable request shall, make one or more adjournments of the Special Meeting in order to solicit additional proxies for the purpose of obtaining the Required Acquiror Stockholder Approval. Except with the Company’s written consent (not to be unreasonably withheld or delayed), Acquiror may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Required Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Special Meeting; provided, that the Special Meeting (x) may not be adjourned to a date that is more than thirty (30) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than six (6) Business Days prior to the Termination Date. Unless this Agreement has been terminated in accordance with its terms, Acquiror’s obligation to solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals in accordance with this Section 8.02(d) shall not be limited or otherwise affected by any Acquiror Change in Recommendation. For the purposes of this Agreement, “Acquiror Intervening Event” means any material event, fact, development, circumstance or occurrence that materially affects the business, assets or operations of Acquiror, that was not known and was not reasonably foreseeable to the Acquiror Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof) and that becomes known to the Acquiror Board after the date hereof.

8.03 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company, such approval not to be unreasonably withheld or delayed.

(b) Promptly after the execution of this Agreement and pursuant to the Communications Plan described in Section 8.05(b), Acquiror and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c) Acquiror shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (the “Closing Form 8-K”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company, such approval not to be unreasonably withheld or delayed. Prior to the Closing, Acquiror and the Company shall prepare a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Acquiror shall file the Closing Form 8-K with the SEC.

(d) At a reasonable time prior to the filing, issuance or other submission or public disclosure of any reports to be filed with the SEC in connection with the Transactions by either Acquiror or Merger Sub, the Company shall be given an opportunity to review and comment upon such filing, issuance or other submission and give its prior written consent to the form thereof, such consent not to be unreasonably withheld or delayed, and Acquiror and Merger Sub shall accept and incorporate all reasonable comments from the Company with respect thereto prior to filing, issuance, submission or disclosure thereof.

8.04 Tax Matters.

(a) Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties or their respective Affiliates knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant Parties), or has taken or will take any action, if such fact, circumstance or action would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each Party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination), cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c) On or prior to the Closing Date, the Company shall deliver to Acquiror (i) a certification from the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and (ii) a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case dated no more than 30 days prior to the Closing Date.

8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company Stockholders (or, prior to the Effective Time, the Company), on the one hand, or Acquiror or Merger Sub (or, following the Effective Time, the Company), on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Law or stock exchange rule; or (vi) disclosure consented to in writing by Acquiror or Merger Sub (in the case of the Company Stockholders and, prior to the Effective Time, the Company) or the Company Stockholders (in the case of Acquiror or Merger Sub and, following the Effective Time, the Company).

(b) Acquiror and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to applicable Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance and allow the other Party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and the Transactions (i) to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Party, (ii) subject to Section 6.02 and this Section 8.05, to third parties to the extent necessary for the purpose of issuing notice to any third party or seeking any third party consent, approval or waiver, in each case, as required in connection with the Transactions, (iii) to the extent provided for in the Communications Plan, in internal announcements to employees of the Company and its Subsidiaries and (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.02(d) and this Section 8.05.

8.06 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Actions (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating hereto or thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, Acquiror, Merger Sub or any of the Acquiror Related Parties or any of their respective Representatives (in their capacity as a representative of Acquiror, Merger Sub or an Acquiror Related Party) or, in the case of the Company, Company, its Subsidiaries or any of their respective Representatives (in their capacity as a representative of Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, including by providing it with a reasonable opportunity to offer timely comments, suggestions or advice with respect to such Transaction Litigation and considering in good faith such timely comments, suggestions or advice with respect to such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. In no event shall (x) Acquiror, Merger Sub, any Acquiror Related Parties or any of their respective Representatives (acting in such capacity) settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonable withheld, conditioned or delayed) or (y) the Company settle or compromise any Transaction Litigation without the prior written consent of Acquiror (not to be unreasonable withheld, conditioned or delayed).

8.07 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, use reasonable best efforts to execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Antitrust Law, Communications Law and Land Remote Sensing Policy Act Approval and Consent. (i) The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all approvals or consents under the Communications Act required under such applicable Laws to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained, and (iii) all approvals or consents under the Land Remote Sensing Policy Act required under such applicable Laws to be obtained prior to the Closing shall have been obtained, or deemed to have been obtained.

(b) No Prohibition. There shall not have been enacted, promulgated or in effect any Law or Governmental Order, statute, rule or regulation that has been promulgated or enacted by a Governmental Authority of competent jurisdiction enjoining, prohibiting or making illegal the consummation of the Merger.

(c) Offer Completion. The Redemption Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining in the Trust Account after the Closing and after giving effect to the payment of the aggregate amount of cash that will be required to satisfy the redemption of any shares of Acquiror Common Stock pursuant to the Redemption Offer.

(e) Required Acquiror Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(f) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(g) NYSE. The Listing Application shall have been approved by NYSE (subject to official notice of issuance) and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of NYSE, and Acquiror shall not have received any notice of non-compliance therewith from NYSE that has not been cured or would not be cured at or immediately following the Effective Time, and the Acquiror Class A Common Stock to be issued in connection with the Transactions (including in connection with the Merger and the PIPE Financing) shall have been approved for listing on NYSE.

(h) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

9.02 Additional Conditions to Obligations of Acquiror. The obligation of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.07(a) (Capitalization) and Section 4.19 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects, as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 4.23(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though then made.

(iii) Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 9.02(a)(i) and (ii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company required by this Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since the date of this Agreement.

(d) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 9.02(a), 9.02(b) and 9.02(c) have been fulfilled.

(e) Debt Payoff Letters, Consents and Prepayments.

(i) On or before the Closing, the Company shall have either (A) delivered to Acquiror the Secured Loan Agreement Consents, duly executed by the requisite lenders and agents under the Secured Loan Agreement, which consents shall be in full force and effect as of the Closing Date and all conditions required to be satisfied as of the Closing Date under the Secured Loan Agreement Consents shall have been (or simultaneously with Closing will be) satisfied, or (B) delivered a customary “payoff letter” or similar document to Acquiror for the Secured Loan Agreement (the “Secured Payoff Letter”), which Secured Payoff Letter shall (x) specify the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to the Secured Loan Agreement (the “Secured Payoff Amount”), (y) state that upon receipt of the Secured Payoff Amount under such Secured Payoff Letter, the payment obligations of the Company under the Secured Loan Agreement and all related loan documents shall be automatically terminated and (z) provide for the release of all guarantees, Liens and other security over the properties and assets of the Company and its Subsidiaries securing any obligations under the Secured Loan Agreement upon payment of the Secured Payoff Amount.

(ii) On or before the Closing, the Company shall have delivered a customary “payoff letter” or similar document for the SVB Loan Agreement (the “SVB Payoff Letter”), which SVB Payoff Letter shall (x) specify the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to the SVB Loan Agreement (the “SVB Payoff Amount”), (y) state that upon receipt of the SVB Payoff Amount under such SVB Payoff Letter, the payment obligations of the Company under the SVB Loan Agreement and all related loan documents shall be automatically terminated and (z) provide for the release of all guarantees, Liens and other security over the properties and assets of the Company and its Subsidiaries securing any obligations under the SVB Loan Agreement upon payment of the SVB Payoff Amount.

(iii) On or before the Closing, the Company shall have either delivered a customary “payoff letter” or similar document for the PPP Loan Agreement or proof of termination and payment in full of all amounts outstanding under the PPP Loan Agreement.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror and Merger Sub contained in Section 5.01(a), Section 5.01(b) and Section 5.01(c) (Due Incorporation), Section 5.02 (Due Authorization), Section 5.08 (Financial Ability; Trust Account), Section 5.10 (Brokers’ Fees) and Section 5.14 (Capitalization) shall be true and correct (without giving any effect to any limitation as to

“materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects, as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of Acquiror and Merger Sub contained in Section 5.12(h) (No Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct on and as of such earlier date)

(iii) Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror and Merger Sub described in Sections 9.03(a)(i) and (ii)) shall be true and correct (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties that expressly relate to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of Acquiror and Merger Sub required by this Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No Acquiror Material Adverse Effect. There shall not have occurred any Acquiror Material Adverse Effect since the date of this Agreement that is continuing.

(d) Officer’s Certificate. Acquiror and Merger Sub shall have each delivered to the Company a certificate signed by an officer of each of Acquiror and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Sections 9.03(a), 9.03(b) and 9.03(c) have been fulfilled.

(e) Director and Officer Resignations. Acquiror shall have delivered to the Company duly executed resignation letters evidencing the resignation of the directors and officers of Acquiror and Merger Sub identified on Schedule 9.03(e), such resignation letters to be effective as of the Closing.

(f) Appointments. As of immediately following the Effective Time, the Board of Directors of Acquiror shall consist of the number of directors, and be otherwise constituted in accordance with Section 7.11; provided, that the Company shall have performed the covenants of the Company to be performed prior to the effectiveness of the Registration Statement in accordance with the provisions of Section 7.11.

(g) Acquiror A&R Certificate of Incorporation. The Acquiror Organizational Documents shall have been amended and restated in the form of the Acquiror A&R Charter and Acquiror A&R Bylaws.

(h) Company Required Funds. Acquiror shall have delivered to the Company evidence reasonably satisfactory to the Company that the Closing Acquiror Cash shall equal or exceed the Company Required Funds.

(i) Registration Rights Agreement. Acquiror shall have delivered to the Company the Registration Rights Agreement, duly executed by Acquiror and the Sponsor.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from Acquiror to the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of 45 days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured by 11:59 PM Pacific Time on the last day of the Company Cure Period, (ii) the Closing has not occurred on or before 11:59 PM Pacific Time on September 17, 2021 (the “Termination Date”), (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, in each case, promulgated or enacted by a Governmental Authority of competent jurisdiction or (iv) if the Special Meeting has been held and concluded (including any adjournment or recess of the Special Meeting and the Acquiror’s shareholders have duly voted) and the Required Acquiror Stockholder Approval has not been obtained at the Special Meeting; provided, however, that (x) the right to terminate this Agreement pursuant to Section 10.01(b)(i) shall not be available if Acquiror or any of its Affiliates is in material breach of its obligations under this Agreement or any Ancillary Agreement and (y) the right to terminate this Agreement pursuant to Section 10.01(b)(ii) shall not be available if Acquiror’s or any of its Affiliates’ breach of any term of this Agreement or any Ancillary Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(c) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of 45 days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured by 11:59 PM Pacific Time on the last day of the Acquiror Cure Period, (ii) the Closing has not occurred on or before 11:59 PM Pacific Time on the Termination Date, (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, in each case, promulgated or enacted by a Governmental Authority of competent jurisdiction or (iv) if the Special Meeting has been held and concluded (including any adjournment or recess of the Special Meeting and the Acquiror’s shareholders have duly voted) and the Required Acquiror Stockholder Approval has not been obtained at the Special Meeting; provided, however, that (x) the right to terminate this Agreement pursuant to Section 10.01(c)(i) shall not be available if the Company is in material breach of its obligations under this Agreement or any Ancillary Agreement and (y) the right to terminate this Agreement pursuant to Section 10.01(c)(ii) shall not be available if Company’s breach of any term of this Agreement or any Ancillary Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

(d) by written notice from Acquiror to the Company if the Company shall have failed to deliver to Acquiror written consents from Company Stockholders representing the Company Requisite Approval before 11:59 PM Pacific Time on the fifth Business Day following the date that the Registration Statement becomes effective; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(d) shall terminate upon delivery of such Written Consent to Acquiror;

(e) by written notice from Acquiror to the Company if, prior to obtaining the Company Requisite Approval, there shall have been a Company Change in Recommendation; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall terminate upon delivery to Acquiror of written consents from the Company Stockholders representing the Company Requisite Approval; or

(f) by written notice from the Company to Acquiror if, prior to obtaining the Required Acquiror Stockholder Approval, there shall have been an Acquiror Change in Recommendation.

10.02 Effect of Termination.

(a) Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability for any Fraud or Willful Breach of this Agreement, in each case occurring prior to such termination. The provisions of Sections 6.06 and 8.05(a), this Section 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b) In the event that this Agreement is validly terminated by Acquiror pursuant to Section 10.01(e), then the Company shall pay the Company Termination Payment to Acquiror (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within two Business Days following such termination), payable by wire transfer of immediately available funds.

(c) The Parties acknowledge and hereby agree that the Company Termination Payment, if, as and when required pursuant to this Section 10.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Acquiror and Merger Sub in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. Each of the Company, Acquiror and Merger Sub acknowledges that the agreements contained in this Section 10.02 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Acquiror is paid the Company Termination Payment pursuant to this Section 10.02, the Company Termination Payment shall be the sole and exclusive monetary remedy of Acquiror, Merger Sub or any of the Acquiror Related Parties against the Company or any other Company

Related Party for any loss or damage suffered as a result of the failure of the Merger and the other Transactions to be consummated or for a breach (including any Willful Breach) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to have been made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

ARTICLE XI

MISCELLANEOUS

11.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered if delivered by e-mail, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111

Philadelphia, Pennsylvania 19103

Attn: Jeffrey Brotman

E-mail: jeff@osprey-technology.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attn: Howard L. Ellin

C. Michael Chitwood

E-mail: howard.ellin@skadden.com

michael.chitwood@skadden.com

(b)	If to the Company, to:

BlackSky Holdings, Inc.

13241 Woodland Park Road

Suite 300

Herndon, VA 20171

Attn: Katie Keane

E-mail: kkeane@blacksky.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Seattle, WA 98104-7036

Attn: Craig E. Sherman

Brian Keyes

E-mail: csherman@wsgr.com

bkeyes@wsgr.com

or to such other address or addresses as the Parties may from time to time designate in writing.

11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.17.

11.05 Expenses. Except as otherwise provided herein (including Section 3.12, the last sentence of Section 6.03, Section 7.01(f) and the last sentence of Section 8.02(b)), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

11.07 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.08 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.09 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Schedules is included solely for informational purposes.

11.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement and the Ancillary Agreements) and the Confidentiality Agreement constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement or the Ancillary Agreements.

11.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.12.

11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.14 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.14.

11.15 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 shall not be required to provide any bond or other security in connection with any such injunction.

11.16 Non-Recourse. Without limiting any rights of any party against any other party to an Ancillary Agreement to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Agreement to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting any rights of any party against another party to an Ancillary Agreement to the extent on the terms and subject to the conditions thereunder or the Liabilities of any party to an Ancillary Agreement to the extent arising from a claim against such party by another party to such agreement on the terms and subject to the conditions thereunder, except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except, in each case, for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.18 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries), has had the opportunity to request all information it has deemed relevant to the foregoing and has been afforded satisfactory access to the books and records, facilities, equipment, Contracts, other assets (including in the case of Acquiror and Merger Sub, access to the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby) and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (c) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub; (d) except for the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Affiliates) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, and the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by any other Person in the Subscription Agreements, the Support Agreements, the Sponsor Support Agreement and the Registration Rights Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Acquiror, Merger Sub, and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

OSPREY TECHNOLOGY ACQUISITION CORP.

By:	/s/ David DiDomenico
Name: David DiDomenico
Title: Chief Executive Officer and President

OSPREY TECHNOLOGY MERGER SUB, INC.

By:	/s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

BLACKSKY HOLDINGS, INC.

By:	/s/ Brian E. O’Toole
Name: Brian E. O’Toole
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF SUPPORT AGREEMENT

FORM OF SUPPORT AGREEMENT1

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021, by and among Osprey Technology Acquisition Corp., a Delaware corporation (“Acquiror”), Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), BlackSky Holdings, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company set forth on the signature page here (the “Stockholder”). Capitalized terms used but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Acquiror, Merger Sub and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of Acquiror (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, the Stockholder is the beneficial and record owner of and is entitled to dispose of and vote the number of shares of Company Common Stock and Company Preferred Stock set forth below such Stockholder’s name on the Stockholder’s signature page hereto (the “Owned Shares” and, together with any additional shares of Company Stock that the Stockholder acquires after the execution of this Agreement (including as a result of any dividend (cash or stock), subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event), the “Covered Shares”); and

WHEREAS, the Company and the Stockholder are entering into this Agreement in order to induce Acquiror and Merger Sub to enter into the Merger Agreement and cause the Transactions to be consummated.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote.

(a) Subject to the earlier termination of this Agreement in accordance with Section 3 and to Section 1(b) and Section 1(c), the Stockholder, solely in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to, validly execute and deliver to the Company, by (or effective as of no later than) 11:59PM Pacific Time on the fifth (5th) Business Day following the date that the Registration Statement becomes effective, the written consent in the form attached hereto as Exhibit A in respect of all of the Stockholder’s

[1]	Bracketed provisions illustrate certain key changes between the general form of Support Agreement and the form(s) specific to certain Stockholders(s).

Covered Shares. In addition, subject to Section 1(b) and Section 1(c), prior to the Termination Date (as defined herein), the Stockholder, solely in its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any action by written consent of the stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(i) if and when such meeting is held, appear at such meeting or otherwise cause all of the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of the approval of the Merger and the adoption of the Merger Agreement, any other proposals submitted by the Company for approval to the Company Stockholders that are set forth in the Registration Statement and any other matters reasonably necessary and requested by the Company for consummation of the Transactions; and

(iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Alternative Transaction and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

(b) Notwithstanding the foregoing, if the Company Board has effected a Company Change in Recommendation in accordance with the terms of the Merger Agreement, then (i) the number of shares of Company Stock that the Stockholder shall be required to vote (or execute a written consent with respect to) pursuant to the provisions of this Agreement shall be reduced such that the Stockholder, together with the other stockholders of the Company entering into support agreements with Acquiror on or about the date hereof (such stockholders of the Company, together with the Stockholder, the “Support Stockholders”), shall only be required to collectively vote (or provide a written consent) with respect to an aggregate number of shares of Company Stock equal to (i) thirty-five percent (35%) of the total voting power of the then outstanding shares of Company Common Stock and Company Preferred Stock, voting or acting by written consent together as a single class, and (ii) thirty-five percent (35%) of the total voting power of the then outstanding Company Preferred Stock, voting or acting by written consent together as a single class, in each case as of the record date of such vote or written consent (collectively, the “Specified Company Voting Shares” and the portion of the Specified Company Voting Shares owned of record and beneficially by the Stockholder (which shall be determined pro rata based on the number of shares of voting Company Stock owned of record by the

Stockholder as compared to the number of shares of voting Company Stock owned of record by all Support Stockholders), the “Adjusted Covered Shares”), such that the Stockholder shall only be obligated to execute a written consent with respect to, or otherwise vote, the Adjusted Covered Shares in the manner set forth in this Agreement, (ii) all references in this Section 1 to “Covered Shares” shall be deemed to only refer to the Adjusted Covered Shares and (iii) Stockholder shall be entitled (in its sole discretion) to vote any shares of Company Stock that it is entitled to vote, other than the Adjusted Covered Shares, in any manner.

(c) The obligations of the Stockholder specified in this Section 1 (for the avoidance of doubt, after giving effect to the Section 1(b), if applicable) shall apply whether or not the Merger Agreement, the Transactions or any action described above is recommended by the Company Board or the Company Board has changed the Company Board Recommendation.

2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the termination of this Agreement upon the mutual written agreement of Acquiror, Merger Sub, the Company and the Stockholder, and (d) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent with respect thereto of such Stockholder that reduces or changes the form of consideration payable to the Company Stockholders pursuant to the Merger Agreement (the earliest such date under clause (a), (b), (c) and (d) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 10 to 25 shall survive the termination of this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties to this Agreement shall have any further obligations or liabilities under, or with respect to, this Agreement; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of, or actual fraud in connection with, this Agreement prior to such termination.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Acquiror and the Company as to itself only as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Owned Shares, free and clear of Liens other than as created by, or by which the Owned Shares are subject pursuant to, (i) this Agreement, (ii) the Company’s certificate of incorporation, (iii) the Company’s bylaws, (iv) the Terminating Agreements (iv) applicable Securities Laws. As of the date hereof, other than the Owned Shares, the Stockholder does not own of record (and other than the Owned Shares and any Company Options and Company Warrants held by the Stockholder, as applicable, does not own beneficially) any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein that the Stockholder is obligated to take, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) If the Stockholder is not an individual, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legally valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Stockholder is not an individual, the individual signing this Agreement on behalf of the Stockholder has the authority to execute and deliver this Agreement on behalf of the Stockholder. The Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement by the Stockholder.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, as would not reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, in any case, that challenges the beneficial or record ownership of the Stockholder’s Owned Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g) The Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon Contracts entered into by the Stockholder.

5. Representations and Warranties of the Acquiror. The Acquiror hereby represents and warrants to the Stockholder and the Company as follows:

(a) The Acquiror (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Acquiror and constitutes a valid and binding agreement of the Acquiror enforceable against the Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Acquiror from, or to be given by the Acquiror to, or be made by the Acquiror with, any Governmental Authority in connection with the execution, delivery and performance by the Acquiror of this Agreement or the consummation of the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Acquiror do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Acquiror pursuant to any Contract binding upon Acquiror or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any applicable Law to which the Acquiror is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Acquiror, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Acquiror’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. The Stockholder shall not take any action that the Company would be prohibited from taking pursuant to Section 6.09 of the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder (in its capacity as such) shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees, professional advisors or other stockholder of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 6.09 of the Merger Agreement, (ii) the Stockholder makes no representations, warranties or covenants with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach by the Stockholder under this Agreement.

(b) No Transfers. The Stockholder hereby agrees not to, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), pledge, dispose of or otherwise encumber, or otherwise agree to do any of the foregoing (each, a “Transfer”) in respect of any of the Stockholder’s Covered Shares, (ii) deposit any of the Stockholder’s Covered Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any agreement, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition by the Stockholder of any of the Stockholder’s Covered Shares or (iv) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations hereunder, except, in each case, pursuant to, or in furtherance of, the Transactions; provided, however, that the Stockholder may transfer any of the Stockholder’s Covered Shares to any Permitted Transferee; provided, further, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of the Stockholder’s Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Acquiror a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. Any Transfer of any Covered Shares in violation of any provision of this Agreement shall be void ab initio and of no force or effect. “Permitted Transferee” shall mean (a) with respect to any Person that is an individual, any member of such individual’s immediate family and/or any trust, partnership, limited liability company, or other similar estate planning vehicle that such individual controls and the beneficiaries of which are only such individual or such individual’s immediate family, and any other transferee who receives Covered Shares by will or the Laws of descent and distribution; and (b) with respect to any other Person, any Affiliate of such Person. Without limiting the foregoing, nothing in this Agreement shall limit the right of the Stockholder, or obligate or require the Stockholder to, exercise an option to purchase any Company Shares. In furtherance of this Agreement, the Stockholder hereby authorizes the Company to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of the Stockholder’s Covered Shares with respect to any Transfer not permitted hereunder. In the event that the Stockholder intends to undertake a Permitted Transfer of any of the Stockholder’s Covered Shares, the Stockholder shall provide notice thereof to Acquiror and shall authorize the Company to, or authorize the Company to instruct its transfer agent to, (i) lift any stop transfer order in respect of the Stockholder’s Covered Shares to be so Transferred in order to effect such Permitted Transfer only upon certification by Acquiror (which shall not be unreasonably withheld, conditioned or delayed) that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 6(b) hereof is satisfactory to Acquiror and (ii) re-enter any stop transfer order in respect of the Stockholder’s Covered Shares to be so Transferred upon completion of the Permitted Transfer.

(c) The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

(d) Termination of Stockholder Agreements. The Stockholder and the Company hereby agree that effective as of the Closing, (i) each of the agreements set forth on Exhibit B (the “Terminating Agreements”) hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Acquiror and its Affiliates) shall have any further obligations or liabilities under each such Terminating Agreement.

7. Non-Participation in Actions. The Stockholder further agrees not to commence or participate in, and to take all actions necessary that are reasonably within the Stockholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including with respect to the Total Consideration or any element thereof) or the consummation of the transactions contemplated hereby and thereby.

8. Disclosure. The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Stockholder has been provided with a reasonable opportunity to review and comment upon such announcement or disclosure.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like changes or transactions, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered if delivered by e-mail, addressed as follows:

(i) if to the Stockholder, to such address or addresses set forth on the Stockholder’s signature page hereto;

(ii) if to Acquiror or Merger Sub, to it at:

c/o Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Attn:       Jeffrey F. Brotman

E-mail:   jbrotman@hepcollc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attn:       Howard L. Ellin

 C. Michael Chitwood

E-mail:   howard.ellin@skadden.com

 michael.chitwood@skadden.com

(iii) if to the Company, to it at:

BlackSky Holdings, Inc.

13241 Woodland Park Road

Suite 300

Herndon, VA 20171

Attn:       Katie Keane

E-mail:   kkeane@blacksky.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Seattle, WA 98104-7036

Attn:       Craig E. Sherman

 Brian Keyes

E-mail:   csherman@wsgr.com

bkeyes@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

13. Entire Agreement. Without limiting the terms of the Merger Agreement any other Ancillary Agreement or any other agreement contemplated thereby, this Agreement constitutes the entire agreement among the parties relating to the subject matter of this Agreement and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the subject matter of this Agreement.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that (a) its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, (b) this Agreement is being entered into in order to induce the Acquiror to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Stockholder hereunder, the Acquiror would not enter into the Merger Agreement, and (c) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

15. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

16. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 16 shall be null and void, ab initio.

17. Other Remedies; Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

18. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 18.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

22. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, and no abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

23. Interpretation. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. References to any person include the successors and permitted assigns of that person. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references in this to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, cash dividend, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction after the date hereof.

24. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder, or any affiliate, employee or designee of the Stockholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person[, including in the exercise of its fiduciary duties in connection with the Merger Agreement]. No Person who is a representative of the Stockholder, who is or becomes during the term hereof an officer or director of the Company, shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as an officer or director of the Company[, including in the exercise of its fiduciary duties in connection with the Merger Agreement]. [In furtherance thereof, it is agreed that nothing herein shall (i) limit the rights of Seahawk SPV Investment LLC (“Seahawk”) or any of its affiliates in its or their capacity as a lender, joint venture partner, member or in any other capacity under any of its or their agreements with the Company or its affiliates (other than the Terminating Agreements, but solely to the extent as provided herein), including without limitation, pursuant to (a) that certain Amended and Restated Loan and Security Agreement, dated as of October 31, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, the other co-borrowers party thereto, Seahawk and the other lender parties thereto, and (b) that certain Second Amended and Restated Limited Liability Company Agreement of Leostella LLC, by and among Leostella LLC, Thales Alenia Space US Investment LLC, and the Company (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Leostella JV Agreement”), or (ii) require Seahawk or any of its affiliates to take any action or refrain from taking any action under any such agreements, including under the Loan Agreement and the Leostella JV Agreement.]

25. Acknowledgements. The parties hereto each acknowledge and agree that (a) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Acquiror, is representing Acquiror in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, (c) none of the foregoing firms is representing the Stockholder in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

26. Non-Recourse. Without limiting any rights of any party against any other party to the Merger Agreement or to any other Ancillary Document, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting any rights of any party against another party to the Merger Agreement or to any other Ancillary Document, except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement or for any claim based on, arising out of, or related to this Agreement.

[27. Registration Rights. If the Stockholder reasonably believes that it will be an affiliate of the Acquiror following the consummation of the Transactions, then the Acquiror, Sponsor and the Company shall cause such Stockholder to be added as a Holder, with corresponding rights, under that certain Registration Rights Agreement to be entered into by the Acquiror, Sponsor and each of the persons listed on Schedule A thereto at the Closing.]

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

OSPREY TECHNOLOGY ACQUISITION CORP.

By:
Name:
Title:

OSPREY TECHNOLOGY MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

BLACKSKY HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]

STOCKHOLDER:

[●]

[Signature Page to Support Agreement]

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDERS

Exhibit B

Terminating Stockholder Agreements

1.	Letter Agreement, dated as of August 8, 2017, by and between the Company and Mithril LP.

2.

Amended and Restated Investors’ Rights Agreement, dated as of October 19, 2017, by and among the Company, each of the investors listed on Schedule A thereto, the individuals and entities party from time to time thereto, and each of the stockholders listed on Schedule B thereto, as amended by that First Amendment to Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement, dated as of March 12, 2018, by and among the Company and the holders of capital stock of the Company party thereto.

3.

Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 19, 2017, by and among the Company, the holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock listed on Schedule A thereto, the holders of Series C Preferred Stock listed on Schedule A thereto, and the individuals and entities listed on Schedule B thereto, as amended by that First Amendment to Investors’ Rights Agreement and Right of First Refusal and Co-Sale Agreement, dated as of March 12, 2018, by and among the Company and the holders of capital stock of the Company party thereto.

4.

Amended and Restated Voting Agreement, dated as of October 19, 2017, by and among the Company, each holder of the Company’s Series A Preferred Stock, each holder of the Company’s Series B Preferred Stock, each holder of the Company’s Series B-1 Preferred Stock, and each holder of the Company’s Series C Preferred Stock listed on Schedule A thereto, and those certain stockholders of the Company and holders of options or warrants to acquire shares of capital stock of the Company listed on Schedule B thereto, as amended by that Amendment Number One to Amended and Restated Voting Agreement, dated as of November 13, 2018, by and among the Company and the other individuals and entities party from time to time thereto.

5.	Omnibus Agreement, dated as of June 27, 2018, by and among the Company and the individuals and entities set forth on Exhibit A thereto.

6.	Omnibus Agreement, dated as of October 30, 2018, by and among the Company, Seahawk SPV Investment LLC and the individuals and entities party thereto.

7.	Omnibus Amendment and Waiver Agreement and Conversion Election, dated as of October 31, 2019, by and among the Company and the individuals and entities listed on Exhibit A thereto.

EXHIBIT B

FORM OF SPONSOR SUPPORT AGREEMENT

FORM OF SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of February 17, 2021, by and among BlackSky Holdings, Inc., a Delaware corporation (the “Company”), Osprey Sponsor II, LLC, a Delaware limited liability company (“Sponsor”), and Osprey Technology Acquisition Corp., a Delaware corporation (“Acquiror”).

RECITALS

A. Acquiror, Osprey Technology Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of Acquiror (the “Merger” and, together with the other transactions contemplated by the Merger Agreement and the Ancillary Agreements, the “Transactions”).

B. The Sponsor is the beneficial and record owner of 7,906,250 shares of Class B Common Stock of Acquiror and warrants to purchase 8,325,000 shares of Class A Common Stock of Acquiror (collectively, the “Owned Subject Securities,” and together with any securities that are hereafter issued to or otherwise acquired or owned beneficially or of record by Sponsor or its controlled Affiliates prior to the Expiration Time (including, without limitation, as a result of any Recapitalization Event, the “Subject Securities”).

C. The Sponsor and Acquiror are entering into this Agreement in order to induce the Company to enter into the Merger Agreement and cause the Transactions to be consummated.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Consent” shall mean any consent, approval, authorization, permit or notice.

“Change in Control” means with respect to Acquiror (a) any transaction or series of related transactions in which any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, shall (i) acquire, whether by purchase, exchange, tender offer, merger, consolidation, recapitalization or otherwise, or (ii) otherwise be the owner of equity interests (or equity interests in a successor company to Acquiror by merger, consolidation or otherwise) such that following such transaction or series of related transactions such Person or group of Persons, collectively beneficially and of record own fifty percent (50%) or more of the combined voting power of the voting securities of Acquiror or such successor company, or (b) the sale or transfer of all or substantially all of Acquiror’s assets; provided, however, that “Change in Control” shall not include or take into account (x) the Merger or the other Transactions or (y) any transaction where the securityholders of Acquiror immediately prior to such transaction continue to own fifty percent (50%) or more of the combined voting power of the voting securities of the entity that has acquired the securities or assets of Acquiror (or such acquiring entity’s parent or ultimate parent entity).

“Expiration Time” shall be deemed to occur on the earlier of (a) the Effective Time (as defined in the Merger Agreement) and (b) such date and time as the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time.

“Acquiror Charter” shall mean that certain Amended and Restated Certificate of Incorporation of Acquiror, filed on November 1, 2019, as may be further amended.

“Permitted Transferee” shall mean (a) with respect to any Person that is an individual, any member of such individual’s immediate family and/or any trust, partnership, limited liability company, or other similar estate planning vehicle that such individual controls and the beneficiaries of which are only such individual or such individual’s immediate family, and any other transferee who receives Subject Securities by will or the Laws of descent and distribution; and (b) with respect to any other Person, any controlled Affiliate of such Person.

“Sponsor Agreement” shall mean that certain Letter Agreement, dated October 31, 2019, by and between Acquiror and Sponsor.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Acquiror.

2. Agreement to Retain the Subject Securities; Lock-Up Shares and Specified Sponsor Warrants.

(a) Sponsor shall not, and shall cause its controlled Affiliates not to, directly or indirectly, other than as may be required by a court order or other Law, (i) sell, assign, transfer (including by operation of Law), hypothecate, pledge, dispose of or otherwise encumber, or otherwise agree to do any of the foregoing (each, a “Transfer”) in respect of any of the Subject Security, Lock-Up Share or Specified Sponsor Warrant (each, a “Specified Security”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Specified Security, whether any such transaction is to be settled by delivery of such security, in cash or otherwise, or (iii) deposit any Specified Security into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC Commission promulgated thereunder with respect to, any Specified Security or enter into any agreement, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of any Specified Security; provided, however, that (A) the Specified Securities may be Transferred in the manner provided in Section 2(b), as applicable, and (B) following the Effective Time, the terms of this sentence shall only apply to the Lock-Up Shares and the Specified Sponsor Warrants.

(b) Permitted Transfers.

(i) Notwithstanding the provisions set forth in Section 2(a), prior to the Effective Time, the Sponsor may Transfer the Specified Securities to a Permitted Transferee; provided, however, that the Permitted Transferee must enter into a written agreement with Acquiror and the Company agreeing to be bound by this Agreement as if such Person were the Sponsor hereunder, prior to the effectiveness of such transfer.

(ii) Notwithstanding the provisions set forth in Section 2(a), following the Effective Time, the Sponsor may Transfer the Lock-Up Shares and Specified Sponsor Warrants (A) to Acquiror’s officers or directors as of the date of this Agreement, any Affiliate as of the date of this Agreement of any such officers or directors of Acquiror or any member of the Sponsor or any Affiliate of the Sponsor (each transferee specified in clauses (A) and (C) of this sentence, a “Primary Transferee”); (B) in the case of a transfer by a Primary Transferee who is an individual, (i) Transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such Person; (ii) Transfers by virtue of Laws of descent and distribution upon death of the individual; (iii) Transfers pursuant to a qualified domestic relations order; and (C) transfers to the Sponsor’s members by virtue of the Laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution or liquidation of the Sponsor; provided, however, that in the case of any of the foregoing clauses (A) through (C), the transferee must enter into a written agreement with Acquiror and the Company agreeing to be bound by this Agreement as if such Person were the Sponsor hereunder, prior to the effectiveness of such transfer.

(c) Any Transfer or other action in violation of any provision of this Section 2 shall be void ab initio and of no force or effect. If any involuntary Transfer of any Specified Security occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Security, Lock-Up Shares or Specified Sponsor Warrant subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect. Notwithstanding the foregoing, the Sponsor and each transferee shall hold any Lock-up Shares that have not become Released Lock-Up Shares and any Specified Sponsor Warrants, in such Person’s name on the books and records of the Company’s transfer agent. The Sponsor agrees not to, directly or indirectly, at any time prior to the Expiration Time, take any action that would make any representation or warranty of the Sponsor herein untrue or incorrect or have the effect of preventing or disabling the Sponsor from performing the Sponsor’s obligations hereunder, except, in each case, pursuant to, or in furtherance of, the Merger.

3. Agreement to Vote and Approve; No Redemption.

(a) The Sponsor, solely in its capacity as a stockholder of Acquiror, irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time, at any meeting of the stockholders of Acquiror or any adjournment or postponement thereof (including the Special Meeting and any adjournment or postponement thereof), or in connection with any action by written consent of the stockholders of Acquiror, it shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Subject Securities beneficially owned which the Sponsor has a right to vote or owned of record by the Sponsor to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted, in Person or by proxy, or execute and deliver a written consent (or cause a consent to be validly executed and delivered) covering, the Subject Securities beneficially owned which the Sponsor has a right to vote or owned of record by the Sponsor (A) in favor of the Proposals and any other proposals or actions necessary or reasonably requested by Company in connection with the consummation of the Transactions (collectively, the “Transaction Proposals”), (B) against any Business Combination (other than the Transactions or the Transaction Proposals) and (C) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Transactions or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement. The obligations of the Sponsor specified in this Section 3 shall apply whether or not the Merger Agreement, the Transactions or any action described above is recommended by the Acquiror Board or the Acquiror Board has changed the Acquiror Board Recommendation.

(b) Prior to the Expiration Time, the Sponsor hereby covenants and agrees that the Sponsor shall not (i) enter into any voting agreement or voting trust with respect to any of the Sponsor’s Subject Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement.

(c) The Sponsor irrevocably and unconditionally agrees that, prior to the Expiration Time, the Sponsor shall not, and shall cause its controlled Affiliate not to, elect to cause Acquiror to redeem any Subject Securities beneficially owned or owned of record by the Sponsor or such controlled Affiliate or submit any of the Subject Securities for redemption in connection with the Transaction or the Transaction Proposals or otherwise.

(d) The obligations of the Sponsor specified in this Agreement, including this Section 3, shall apply whether or not the board of directors of Acquiror shall have effected a change in recommendation with respect to the Transactions.

4. Waiver of Anti-Dilution Provision. The Sponsor hereby (i) waives any and all adjustments of the Initial Conversion Ratio (as defined in the Acquiror Charter) pursuant to Section 4.3(b) of the Acquiror Charter in connection with any and all issuances or deemed issuance of stock, securities or equity-linked securities of Acquiror, including the shares of Acquiror Class A Common Stock issued in connection with the Transactions, (ii) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the ratio at which the shares of Acquiror Class B Common Stock convert into shares of Acquiror Class A Common Stock, including pursuant to the Acquiror Charter, and (iii) agrees that each issued and outstanding share of Acquiror Class B Common Stock shall convert only into one (1) share of Acquiror Class A Common Stock in connection with the Transactions. The provisions of this Section 4 shall be void and of no force if the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time.

5. Sponsor Lock-Up Shares.

(a) Lock-Up Shares. Sponsor agrees that 2,371,875 shares of Class B Common Stock of Acquiror held by the Sponsor (such shares, together with all shares of Class A Common Stock of Acquiror issued upon conversion thereof, including in connection with the Transactions, collectively, the “Lock-Up Shares”) shall, concurrently with the Effective Time, have the Legend (as defined below) affixed to them and be held subject to the terms and conditions of this Section 5.

(b) Legends. The books and records of Acquiror evidencing the Lock-up Shares shall be stamped or otherwise imprinted with a legend, or if held in book entry, shall be transferred to a restricted account that is subject to a trading restrictions consistent with a legend, in substantially the following form (collectively, the “Legend”):

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR SUPPORT AGREEMENT, DATED AS OF FEBRUARY 17, 2021, BY AND AMONG OSPREY TECHNOLOGY ACQUISITION CORP. AND THE OTHER PARTIES THERETO.

(c) Procedures Applicable to the Lock-Up Shares.

(i) As soon as practicable, and in any event within two (2) Business Days after the date upon which any Lock-Up Shares become Released Lock-Up Shares (as defined below), Acquiror shall promptly upon receipt of a request by Sponsor remove, or cause to be removed, the Legend from the books and records of Acquiror with respect to such Released Lock-Up Shares and such shares shall no longer be subject to any of the terms of this Section 5.

(ii) Any Lock-Up Shares that have not become Released Lock-Up Shares upon the earlier of (x) the seventh (7th) anniversary of the Closing Date (the period from the Closing Date through (and including) such seventh (7th) year anniversary of the Closing Date, the “Lock-up Period”) and (y) the consummation of a Change in Control, shall immediately and automatically upon such earlier date be forfeited to Acquiror and canceled, the Sponsor and any Permitted Transferee shall cause all right, title and interest therein to be transferred to Acquiror without consideration and the Sponsor and each Permitted Transferee shall not have any rights with respect thereto. Acquiror is authorized to deliver any notices required to be delivered to its transfer agent and take such further actions in order to terminate and cancel any Lock-Up Shares that have been forfeited as provided in this Section 5(c)(ii).

(d) Release of Lock-Up Shares. The Lock-Up Shares shall become Released Lock-Up Shares as follows:

(i) 1,185,937 of the Lock-Up Shares shall constitute “Released Lock-Up Shares” at such time as the VWAP of one share of Acquiror Common Stock equals or exceeds $15.00 per share (the “First Tranche Release Price”) for ten (10) of any twenty (20) consecutive trading days during the Lock-up Period on the New York Stock Exchange; and

(ii) 1,185,938 of the Lock-Up Shares shall constitute “Released Lock-Up Shares” at such time as the VWAP of one share of Acquiror Common Stock equals or exceeds $17.50 per share (the “Second Tranche Release Price”) for ten (10) of any twenty (20) consecutive trading days during the Lock-up Period on the New York Stock Exchange.

(e) Equitable Adjustments. The First Tranche Release Price and Second Tranche Release Price shall be equitably adjusted for any Recapitalization Event with respect to the Acquiror Common Stock after the date of this Agreement.

(f) Acceleration Event. If, on or before the seventh (7th) anniversary of the Effective Time, there is a Change in Control pursuant to which the consideration paid per share of Acquiror Class A Common Stock in such Change in Control transaction exceeds $10.00 (including after giving effect to the release of shares contemplated pursuant to this Section 5(f)), as equitably adjusted for any Recapitalization Event occurring after the Effective Time and prior to such Change in Control, then the Lock-Up Shares shall be deemed to constitute Released Lock-Up Shares immediately prior to the consummation of such Change in Control.

(g) Subject to the terms of this Agreement, holders of Lock-Up Shares shall be entitled to vote such Lock-Up Shares and receive dividends and other distributions in respect of such Lock-Up Shares prior to the Release of any such Lock-Up Shares.

6. Sponsor Warrants.

(a) No Exercise. The Sponsor irrevocably and unconditionally agrees that, following the Effective Time, with respect to warrants held by Sponsor to purchase 4,162,500 of Acquiror Common Stock (the “Specified Sponsor Warrants”), the Sponsor shall not exercise any Specified Sponsor Warrants unless and until the Class A Common Stock of Acquiror shall reach a trading price of $20.00 per share on the New York Stock Exchange (the “Warrant Triggering Event”), as adjusted for any Recapitalization Event affecting the Acquiror Class A Common Stock after the Effective Time, and (ii) that upon the exercise, and as a condition to the exercise, of the Specified Sponsor Warrant, the Sponsor shall pay to Acquiror (in addition to any amounts payable in connection with the exercise of the Specified Sponsor Warrant), an amount equal to $8.50 per share for each share of Acquiror Common Stock issuable to the Sponsor in connection with such exercise (in addition to the $11.50 exercise price otherwise payable upon the exercise of the Specified Sponsor Warrants or, if such exercise price has been amended pursuant to Section 6(b) below, then such other amount as provided for in such amendment as agreed to by the Company (prior to the Closing Date) or Acquiror (following the Closing Date)), which, for purposes of calculating the amount payable to Acquiror pursuant to this clause (ii) shall be calculated on a full exercise basis without giving effect to reduction in the number of shares of Acquiror Common Stock issuable to the Sponsor as a result of any net exercise of the Specified Sponsor Warrants.

(b) Warrant Amendment. The Sponsor shall enter into all documents and perform such further acts as necessary, as reasonably requested by the Company, (i) to agree to the amendment of the Sponsor Warrants to increase the exercise price of the Sponsor Warrant from $11.50 to $20.00 (as equitably adjusted in connection with a Recapitalization Event) (the “Specified Warrant Amendment”), or (ii) to otherwise achieve the same allocation of rights, benefits, obligations and liabilities contemplated by the Specified Warrant Amendment.

7. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the other parties hereto as follows:

(a) Authorization, etc. The Sponsor has all corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a legal, valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject only to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Sponsor is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The undersigned has the power to execute and deliver this Agreement on behalf of the Sponsor. The Sponsor has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by the Sponsor will not violate any provision of the Sponsor’s governing documents.

(a) No Conflicts or Consents. The execution and delivery of this Agreement by the Sponsor do not, and the performance of this Agreement by the Sponsor will not and the consummation by the Sponsor of the transactions contemplated hereby will not, (i) constitute or result in any conflict with or violate any Law or order applicable to the Sponsor or by which the Sponsor or any of the Sponsor’s assets is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any lien on any of the Subject Securities pursuant to, any agreement to which the Sponsor is a party or by which the Sponsor or any of the Sponsor’s Affiliates or assets is or may be bound or affected. The execution and delivery of this Agreement by the Sponsor do not, and the performance of this Agreement by the Sponsor will not, require any Consent of any Person.

(a) Title to Securities. The Sponsor is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Owned Subject Securities, free and clear of Liens (free and clear of any liens other than those arising under applicable securities Laws or as would not otherwise reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform pursuant to this Agreement). As of the date hereof, neither the Sponsor nor its Affiliates own any shares of capital stock or other securities of Acquiror or any option, warrant, convertible note or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of Acquiror, other than the Owned Subject Securities

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein that the Sponsor is obligated to take, in each case, with respect to the Sponsor’s Subject Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor’s Subject Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor’s Subject Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent Sponsor from satisfying, its obligations pursuant to this Agreement.

(b) Litigation. There is no legal proceeding by or before any Governmental Authority pending or, to the knowledge of the Sponsor, threatened against the Sponsor or any of its Affiliates that challenges or would challenge the execution and delivery of this Agreement or the taking of any of the actions required to be taken by the Sponsor under this Agreement.

(a) Governmental Matters. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement or the consummation of the transactions contemplated hereby, except as would not reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder.

(c) Finder’s Fees. Except as set forth on the Acquiror Schedules to the Merger Agreement, no agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(d) Sponsor Fees. Except as set forth on the Acquiror Schedules to the Merger Agreement, neither any Sponsor nor any Affiliate of any Sponsor, nor any director or officer of Acquiror, shall receive from Acquiror any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

8. Representations and Warranties of Acquiror. Acquiror hereby represents and warrants to the Company as follows:

(a) Authorization, etc. Acquiror has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject only to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. Acquiror is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The undersigned has the power to execute and deliver this Agreement on behalf of Acquiror. Acquiror has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Acquiror will not violate any provision of Acquiror’s governing documents.

(b) No Conflicts or Consents. The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not (i) conflict with or violate any Law or order applicable to Acquiror or by which Acquiror or any of its assets is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any agreement to which Acquiror is a party or by which Acquiror or any of its Affiliates or assets is or may be bound or affected. The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any Consent of any Person.

(c) Litigation. There is no legal proceeding by or before any Governmental Authority pending or, to the knowledge of Acquiror, threatened against Acquiror or any of its Affiliates that challenges or would challenge the execution and delivery of this Agreement or the taking of any of the actions required to be taken by Acquiror under this Agreement.

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the other parties hereto as follows:

(a) Authorization, etc. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The undersigned has the power to execute and deliver this Agreement on behalf of the Company. The Company has taken all necessary action to authorize the execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by the Company will not violate any provision of the Company’s governing documents.

(b) No Conflicts or Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate any Law or order applicable to the Company or by which the Company or any of its assets is or may be bound or affected or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of any agreement to which the Company is a party or by which the Company or any of its Affiliates or assets is or may be bound or affected. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by Acquiror will not, require any Consent of any Person.

(c) Litigation. There is no legal proceeding by or before any Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates that challenges or would challenge the execution and delivery of this Agreement or the taking of any of the actions required to be taken by Acquiror under this Agreement.

10. Other Agreements.

(a) No Solicitation.

(i) Prior to the termination of this Agreement in accordance with Section 11, (i) the Sponsor shall not, and the Sponsor shall cause its controlled Affiliates and representatives not to, directly or indirectly, (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination, in each case other than the Transactions (each, a “Business Combination Proposal”) and (ii) immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. The Sponsor agrees to promptly inform its Affiliates and representatives of the obligations undertaken in this Section 10(a)(i).

(ii) The Sponsor shall promptly (and in any event within one (1) Business Day) notify the other parties hereto if it receives any offer, inquiry, proposal or indication of interest with respect to a Business Combination (including the identity of the Person making or submitting such offer, inquiry, proposal or indication of interest), after the execution and delivery of this Agreement. If the Sponsor receives an offer, inquiry, proposal or indication of interest with respect to a Business Combination, the Sponsor shall provide the other parties hereto with a copy of such offer, inquiry, proposal or indication of interest.

(b) Termination of Agreements. The Sponsor and Acquiror hereby agree that, effective as of, and subject to and conditioned upon the occurrence of, the Closing, (i) each of the agreements set forth on Exhibit A hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by its terms, survive such termination) and (ii) upon such termination neither Acquiror nor any of its Affiliates (including, from and after the Effective Time, Acquiror and its Affiliates) shall have any further obligations or liabilities under each such agreement.

(c) Other Agreements. During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor agrees not to enter into, modify or amend any Contract between or among the Sponsor or any controlled Affiliate of the Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Agreement or (y) Acquiror’s ability to perform or satisfy any obligation under the Merger Agreement.

(d) Non-Participation in Actions. The Sponsor further agrees not to commence or participate in, and to take all actions necessary that are reasonably within the Sponsor’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including with respect to the Total Consideration or any element thereof) or the consummation of the transactions contemplated hereby and thereby.

(e) Disclosure. The Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure mutually agreed between the Company and Acquiror and required by the SEC the Sponsor’s identity and ownership of the Subject Securities and the nature of the Sponsor’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Sponsor has been provided with a reasonable opportunity to review and comment upon such announcement or disclosure.

(f) Changes in Capital Stock. In the event of any change in Acquiror’s capital stock by reason of any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event (each, a “Recapitalization Event”), then (i) terms “Owned Subject Security,” “Subject Securities,” “Acquiror Class A Common Stock” and “Acquiror Common Stock” shall be deemed to refer to and include such “Owned Subject Securities,” “Subject Securities,” “Acquiror Class A Common Stock” and “Acquiror Common Stock” as well as any other security received with respect to such referenced security, or into which such referenced security is (or may be) converted or exchanged, in connection with such Recapitalization Event, and (ii) in the case of a Recapitalization Event occurring after the Effective Time, the terms “Lock-Up Shares” and “Sponsor Specified Warrants” shall be deemed to refer to and include such “Lock-Up Shares” and “Sponsor Specified Warrants,” as well as any other security received with respect to such referenced security, or into which such referenced security is (or may be) converted or exchanged, in connection with such Recapitalization Event, and any dollar amounts, share or warrant numbers set forth herein with respect to the Lock-Up Shares or the Sponsor Specified Warrants and the terms related thereto shall be equitably adjusted to reflect the Recapitalization Event; provided, however, that the Transactions shall not constitute (in whole or in party) a Recapitalization Event.

(g) Stop Transfer. The Sponsor agrees that the Sponsor shall not request that Acquiror register any transfer of any certificate or book-entry share or other uncertificated interest representing any Subject Securities made in violation of the restrictions set forth in this Agreement and hereby authorizes and instructs Acquiror to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Securities, Lock-Up Shares and Specified Sponsor Warrants, subject to the provisions hereof; provided, that any such stop transfer order will immediately be withdrawn and terminated by Acquiror upon the applicable time and date that the related restrictions on transfer provided in this Agreement terminate.

(h) Inconsistent Agreements. The Sponsor hereby covenants and agrees that the Sponsor shall not enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

11. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect, upon the earlier of (i) the date and time the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time and (ii) the time this Agreement is terminated upon the mutual written agreement of the Company, Acquiror and the Sponsor. Notwithstanding anything herein to the contrary, Section 5 shall terminate only upon the earliest to occur of (a) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms, (b) such time as all of the Lock-Up Shares shall have become Released Lock-Up Shares (or shall have been forfeited and cancelled, and all right, title and interest have been transferred therein to Acquiror, in accordance with the terms of this Agreement), and (c) such time as this Agreement is terminated by mutual written agreement of the Company, Acquiror and the Sponsor. No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any Willful Breach of, or Fraud in connection with, this Agreement prior to its termination.

12. Capacity. Notwithstanding anything in this Agreement to the contrary, but without limitation of any obligations under the Merger Agreement, the Sponsor is entering into this Agreement solely in its capacity as a record holder or beneficial owner of shares of Subject Securities and not in its (or any Affiliate’s) capacity as an officer or director of Acquiror or its subsidiaries, if applicable. Notwithstanding any asserted conflict, nothing herein will limit or affect the Sponsor’s ability to act as an officer or director of Acquiror or its subsidiaries.

13. Miscellaneous.

(a) Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Sponsor Agreement, this Agreement shall control with respect to the subject matter thereof; provided, however, for the avoidance of doubt, that this Agreement shall not limit any restrictions on the Transfer or any similar restrictions or other limitations set forth in such other Sponsor Agreement.

(b) Further Assurances. From time to time and without additional consideration, the Sponsor shall use reasonable best efforts execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, Consents and other instruments, and shall take such further actions, as Acquiror and the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement and the Merger Agreement.

(c) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered if delivered by e-mail, addressed as follows:

if to Acquiror (prior to the Effective Time) or the Sponsor, to:

c/o Osprey Technology Acquisition Corp.

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Attention:         Jeffrey F. Brotman

Email:               jbrotman@hepcollc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:         Howard L. Ellin;

                C. Michael Chitwood

Email:               howard.ellin@skadden.com;

                michael.chitwood@skadden.com

if to Acquiror (after the Effective Time) or to the Company, to:

BlackSky Holdings, Inc.

13241 Woodland Park Road

Suite 300

Herndon, VA 20171

Attn:     Katie Keane

E-mail: kkeane@blacksky.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue

Seattle, WA 98104-7036

Attn:     Craig E. Sherman

     Brian Keyes

E-mail: csherman@wsgr.com

     bkeyes@wsgr.com

or to such other address or addresses as the parties may from time to time designate in writing.

(d) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(e) Entire Agreement. Without limiting the Merger Agreement, the Sponsor Agreement or any other Ancillary Agreement (i) this Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Affiliates relating to the transactions contemplated hereby and (ii) no representations, warranties, covenants, understanding, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties except as expressly set forth or referenced in this Agreement.

(f) Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

(g) Assignment; Binding Effect; No Third-Party Rights. No party shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13(g) shall be null and void, ab initio. The Sponsor hereby agrees that this Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Sponsor hereunder, the Company would not enter into the Merger Agreement. Nothing expressed or implied in this Agreement is intended to or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

(h) Other Remedies; Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13(h) shall not be required to provide any bond or other security in connection with any such injunction.

(i) Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(j) Consent to Jurisdiction; Waiver of Jury Trial.

(i) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13(j).

(ii) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

(l) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(n) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, and no abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) Interpretation. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. References to any person include the successors and permitted assigns of that person. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

OSPREY SPONSOR II, LLC

By:
Name:
Title:

[Sponsor Support Agreement]

OSPREY TECHNOLOGY ACQUISITION CORP.

By:
Name:
Title:

BLACKSKY HOLDINGS, INC.

By:
Name:
Title:

Exhibit A

Administrative Services Agreement, dated October 31, 2019, between Acquiror and the Sponsor

EXHIBIT C

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, by and among Osprey Technology Acquisition Corp., a Delaware corporation (the “Company”), Osprey Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and each of the Persons listed on Schedule A hereto, together with any of such Persons’ permitted transferees that have been assigned such Persons’ rights in accordance with the terms of this Agreement, including the Sponsor Members (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, concurrently herewith, the Company, BlackSky Holdings, Inc., a Delaware corporation (“Eagle”), and Osprey Technology Merger Sub, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into Eagle, with Eagle being the surviving corporation (the “Merger”);

WHEREAS, the Company, the Sponsor and certain former directors of the Company (collectively with the Sponsor, the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of October 31, 2019 (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified by the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in Section 5.1.1.

“Closing Date” shall mean the Closing Date as defined in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” shall mean (a) any publicly-available written or oral guidance of the Commission staff or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

“Common Stock” shall mean the Company’s Class A Common Stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Eagle” shall have the meaning given in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.2.

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.2.

“Founder Shares” shall mean the shares of Common Stock that were or will be issued as a result of the conversion of the Company’s Class B Common Stock, par value $0.0001 per share, in connection with the consummation of the Merger.

“Holder Information” shall have the meaning given in Section 3.3.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.1.7.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.3.1.

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Common Stock issued or issuable upon the consummation of the Merger, (b) any shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (c) the Private Placement Warrants, (d) any shares of Common Stock, or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other equity securities) of the Company, acquired by the Holders after the consummation of the Merger to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (e) any other equity security of the Company issued or issuable with respect to any share of Common Stock referred in the forgoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) in a Shelf Takedown or Other Coordinated Offering, reasonable fees and expenses of one firm of legal counsel selected by the majority-in-interest of the Demanding Holders initiating such Shelf Takedown or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.2.

“Requesting Holder” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.1.1.

“Shelf Supplement” shall have the meaning given in Section 2.1.4.

“Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Shelf Takedown Block Trade” shall have the meaning given in Section 2.1.7.

“Shelf Takedown Notice” shall have the meaning given in Section 2.1.4.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Members” shall mean members or affiliates of the Sponsor who hold Registrable Securities, including members of the Sponsor who receive Registrable Securities upon the dissolution of Sponsor and become Holders hereunder in accordance with Section 2.6 and Section 6.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, within forty-five (45) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”), on the terms and conditions specified in this Section 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but not later than (i) the 90th calendar day following the filing date if the Commission notifies the Company that it will “review” the Shelf Registration Statement) and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement filed with the Commission pursuant to this Section 2.1.1 shall be on Form S-1 or, if the Company is eligible to use Form S-3, then on Form S-3 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement. The Company’s obligations under this Section 2.1.1, shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

2.1.2 If the Company files a Shelf Registration Statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.2, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-1 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this Section 2.1.2, shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 2.4 and Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf Registration Statement (including by means of a post-effective amendment) or by filing a subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.

2.1.4 Underwritten Shelf Takedown. Subject to Section 2.4 and Section 3.4, at any time that a Shelf Registration Statement is effective, a Holder of at least 30% of the then-outstanding number of Registrable Securities, any of the Sponsor Members or the Sponsor (such Holder or the Sponsor in such capacity, a “Demanding Holder”) may request to sell all or part of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown for a Holder of at least 30% of the then-outstanding number of Registrable Securities if such offering shall include Registrable Securities proposed to be sold by such Demanding Holder, either individually or together with other Demanding Holders, yielding aggregate gross proceeds in excess of $50,000,000 (based on then-current market prices) (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. The Company shall have the right to select the Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks. Notwithstanding the foregoing, (i) the Sponsor and the Sponsor

Members (taken together) and (ii) the other Demanding Holders (taken together) may each demand not more than two Underwritten Shelf Takedowns, in each case pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than four Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. The Company may effect any Underwritten Offering pursuant to any then effective Registration Statement that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the [remaining Demanding Holders] may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the [remaining Demanding Holders] elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown.

Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.1.7 Shelf Takedown Block Trade; Other Coordinated Offering.

(a) Notwithstanding anything to the contrary in Section 2.1.4 but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Shelf Takedown Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Amount or all of the remaining Registrable Securities held by the Demanding Holder, then notwithstanding the foregoing time periods, the Demanding Holder needs to notify the Company of the Shelf Takedown Block Trade or Other Coordinated Offering five business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts (including cooperating with such Demanding Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade or Other Coordinated Offering (which may close as early as two business days after the date it commences); provided that the Demanding Holder wishing to engage in such Shelf Takedown Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and the underwriter(s), brokers, placement agents or sales agents (if any) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Shelf Takedown Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the Registration Statement and other offering documentation, comfort procedures and due diligence related to such Shelf Takedown Block Trade or Other Coordinated Offering.

(b) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Shelf Takedown Block Trade or Other Coordinated Offering, the Demanding Holders initiating such Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter(s), brokers, placement agents or sales agents (if any) of their intention to withdraw from such Shelf Takedown Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.1.7.

(c) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Shelf Takedown Block Trade or Other Coordinated Offering.

(d) The Demanding Holder in a Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s), brokers, placement agents or sales agents (if any) for such Shelf Takedown Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(e) Each of (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) each may demand not more than two Shelf Takedown Block Trades or Other Coordinated Offerings pursuant to this Section 2.1.7 in any twelve (12) month period.

2.2 Rule 415 – Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to Section 2.1 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (it being understood that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (a) promptly notify each Holder of Registrable Securities subject to such Registration Statement (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (b) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right, at the expense of the Holders, to select one firm of legal counsel designated by the Holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.2, including participation in any meetings or discussions with the Commission regarding the Commission’s position and the Company will consider, in good faith, any comments from such Holders’ counsel to any written submission proposed made by the Company to the Commission with respect thereto. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.2, the Commission refuses to alter its position, the Company shall, in its sole discretion, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.2, the Company shall give the applicable Holders at least five days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.2 shall be allocated between the Holders Pro Rata. In the event of a share removal of the Holders pursuant to this Section 2.2, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1.2 and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of Section 2.1.2 be counted as a Shelf Takedown hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company other than a Shelf Takedown Block Trade or Other Coordinated Offering (or by the Company and by the stockholders of the Company), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, including an exchange offer on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.4 and Section 3.4, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an Automatic Shelf Registration Statement for offerings pursuant to Rule 415(a) (if available) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell for its own account, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration (a) in the case of a Piggyback Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to this Section 2.3 shall not be counted as a Registration pursuant to Section 2.1.4.

2.4 Restrictions on Registration Rights. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to Section 2.1.4 or Section 2.3 during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Sponsor or any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holder that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 if Rule 172 under the Securities Act or any successor provision (“Rule 172”) is unavailable, furnish to each Holder selling Registrable Securities covered by such Registration Statement such number of conformed copies of the Prospectus contained in such Registration Statement, and any amendment or supplement thereto (in each case, excluding any amendment or supplement made through incorporation by reference of ordinary course Exchange Act filings), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request, in each case, in order to facilitate the transfer or other disposition of such Registrable Securities;

3.1.8 notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

3.1.9 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.10 at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.12 in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering, or a sale, by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering, if any, and any attorney or accountant retained by such Holders, Underwriter or other financial institution to participate, at each such person’s own expense, in the preparation of the Registration Statement, cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters, financial institution, attorney or accountant agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.14 in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

3.1.15 in the event of any Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or broker, placement agent or sales agent of such offering or sale;

3.1.16 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 in the event of any Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a Registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company in writing (which may be by e-mail) such information and affidavits as the Company reasonably requests (or cause to be provided to the Company on its behalf) for use in connection with any such Registration Statement or Prospectus (the “Holder Information”), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Adverse Disclosure; Suspension of Sales.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (c) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (d) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (e) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each, maintain the confidentiality of such notice and its contents.

3.4.3 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4 shall be exercised by the Company, in the aggregate, not more than ninety (90) days in any twelve (12)-month period.

3.5 Reporting Obligations: As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Following such time as Rule 144 is available, the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of Article II or this Article III.

ARTICLE IV

OTHER AGREEMENTS

4.1 Limitations on Subsequent Registration Rights. From and after the Closing Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (a) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable

Securities that they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to any additional Holder who becomes a party to this Agreement in accordance with Section 6.10.

4.2 “Market Stand-Off” Agreement.

4.2.1 Each Holder that is an executive officer, director or Holder in excess of 5% of the outstanding Common Stock (and for which it is customary for such Holder to agree to a lock-up) hereby agrees that, if requested by the managing Underwriter(s), it will not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter, during the period commencing on the date of the final prospectus relating to the Registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement (other than a Shelf Takedown Block Trade or Other Coordinated Offering), and ending on the date specified by the Company and the managing Underwriter (such period not to exceed 90 days). Each Holder further agrees to execute such agreements, including a customary lock-up agreement, as may be reasonably requested by the Underwriters in connection with such Registration that are consistent with this Section 4.2.1, in which case such agreement shall replace and supersede the obligations of this Section 4.2.1 with respect to such Registration.

4.2.2 In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the shares of Common Stock or other equity securities of the Company of each Holder (and transferees and assignees thereof) until the end of such restricted period.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented outside attorney’s fees) (collectively, “Claims”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, except insofar as the same are caused by or contained in any Holder Information or is based upon an omission or alleged omission from such Holder Information. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish or cause to be furnished to the Company such Holder Information and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any Claims resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder will reimburse the Company or such other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any Person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5.1.5 If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1.1, 5.1.2 and 5.1.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person or by courier service providing evidence of delivery, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a) if to any Holder, at such Holder’s address, e-mail or facsimile number as set forth in the Company’s books and records; or

(b) if to the Company, to:

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Attention: Jeffrey F. Brotman

Telephone: (215) 832-4161

E-mail: jeff@osprey-technology.com

with a required copy to (which copy shall not constitute notice) each of:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001-8602

Attention: Howard Ellin and Mike Chitwood

Email: howard.ellin@skadden.com and mike.chitwood@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention: Gregg Noel and Michelle Gasaway

Email: gregg.noel@skadden.com and michelle.gasaway@skadden.com

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees, subject to any lock-up or other agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

6.2.3 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

6.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.2.5 For the avoidance of doubt, the Sponsor shall be permitted to transfer its rights under this Agreement to the Sponsor Members in connection with a distribution of any Registrable Securities held by the Sponsor to its members. Upon a transfer by the Sponsor to the Sponsor Members, the rights that are personal to the Sponsor shall be exercisable by the Sponsor Members.

6.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. All references in this Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.5 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

6.6 Consent to Jurisdiction; Waiver of Jury Trial. Any claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such claim or cause of action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims and causes of action shall be heard and determined only in any such court, and agrees not to bring any claim or cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 6.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require (i) the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 2% of the outstanding shares of Common Stock of the Company and (ii) following any dissolution of the Sponsor and assignment of rights under this Agreement to the Sponsor Holders pursuant to Section 2.6 and Section 6.2, the written consent of each Sponsor Member which, together with its Affiliates holds, in the aggregate, at least 2% of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Termination of the Existing Registration Rights Agreement. The parties to the Existing Registration Rights Agreement hereby agree that, effective as of and contingent upon the Closing Date, the Existing Registration Rights Agreement shall be terminated automatically without any further action of the parties thereto, and the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any of the shares or any securities of the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

6.9 Term. Following the Closing Date, this Agreement shall terminate upon the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 promulgated by the Commission (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Article VI shall survive any termination.

6.10 Additional Holders. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities, the Company may permit a Person to become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such Person shall be deemed a “Holder” for all purposes hereunder.

6.11 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

6.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Osprey Technology Acquisition Corp.,
a Delaware corporation

By:
Name:
Title:

SPONSOR:

Osprey Sponsor II, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

HOLDERS1

1.	[…]

2.	[…]

3.	[…]

[1]	To be finalized prior to Closing and to list Sponsor Holders and “affiliates” of the post-transaction Company.

EXHIBIT D

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BLACKSKY HOLDINGS, INC.

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BLACKSKY HOLDINGS, INC.

BlackSky Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A.    The Company was originally incorporated under the name of OSPREY ACQUISITION CORP. II, and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on June 15, 2018, as amended and thereafter filed on September 27, 2018 (to change the name of the Company to OSPREY ENERGY ACQUISITION CORP. II), June 17, 2019 and October 31, 2019 (to change the name of the Company to Osprey Technology Acquisition Corp.)

B.    This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

C.    The text of the certificate of incorporation of the Company is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is BlackSky Holdings, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1.    This Company is authorized to issue two classes of stock, to be designated, respectively, “Class A Common Stock” and “Preferred Stock.” The total number of shares of stock that the Company shall have authority to issue is [            ] shares, of which [            ] shares are Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), and [            ] shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

Section 2.    Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3.    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.    Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5.    The number of authorized shares of Preferred Stock or Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1.    Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Section 2.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, the directors of the Company (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VI

Section 1.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Section 2.    Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1.    The Company is to have perpetual existence.

Section 2.    The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4.    The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5.    No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1.    From and after the effectiveness of this Amended and Restated Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

Section 2.    Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

Section 3.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1.    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2.    Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, defend and hold harmless to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was, or is, authorized by the Board of Directors.

Section 3.    The Company shall have the power to indemnify, defend and hold harmless to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4.    Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.

ARTICLE X

Section 1.    Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

Section 2.    Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Company gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person (including, but not limited to, any underwriters or auditors retained by the Company) in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act of 1933, as amended. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Company’s ongoing consent right as set forth above in this Section 2 of ARTICLE X with respect to any current or future actions or claims. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 2 of ARTICLE X.

ARTICLE XI

Section 1.    The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 3 of ARTICLE IV, ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, Section 1 of ARTICLE VIII, Section 2 of ARTICLE VIII, Section 3 of ARTICLE VIII or this ARTICLE XI of this Amended and Restated Certificate of Incorporation.

Section 2.    If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Company’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (ii) to the fullest extent permitted by applicable law, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law.

IN WITNESS WHEREOF, BlackSky Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Company on this      day of              2021.

By:	/s/
[ ]
President and Chief Executive Officer

EXHIBIT E

FORM OF AMENDED AND RESTATED BYLAWS OF BLACKSKY HOLDINGS, INC.

FORM OF AMENDED AND RESTATED BYLAWS OF

BLACKSKY HOLDINGS, INC.

(as amended on [bylaw amendment date])

-i-

TABLE OF CONTENTS

(continued)

-ii-

BYLAWS OF BLACKSKY HOLDINGS, INC.

ARTICLE I - CORPORATE OFFICES

1.1	REGISTERED OFFICE

The registered office of BlackSky Holdings, Inc. (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2	OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2	ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3	SPECIAL MEETING

(a)    A special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b)    The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4	ADVANCE NOTICE PROCEDURES

(a)    Annual Meetings of Stockholders.

(i)    Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii)    For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii)    A stockholder’s notice to the secretary must set forth:

(1)    as to each person whom the stockholder proposes to nominate for election as a director:

(A)    such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B)    such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C)    a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D)    a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2)    as to any other business that the stockholder proposes to bring before the annual meeting:

(A)    a brief description of the business desired to be brought before the annual meeting;

(B)    the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Company’s certificate of incorporation);

(C)    the reasons for conducting such business at the annual meeting;

(D)    any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E)    a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A)    the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B)    for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C)    a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D)    a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E)    any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F)    any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G)    any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H)    any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I)    any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J)    a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K)    a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L)    any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M)    such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv)    In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b)    Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c)    Other Requirements.

(i)    To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1)    a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3)    a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4)    a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5)    a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii)    At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii)    No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv)    The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v)    Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi)    Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii)    Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5    NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6    QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7    ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8    CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present.

2.9    VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10    STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11    RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12    PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Company to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13    LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14    INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a)    ascertain the number of shares outstanding and the voting power of each;

(b)    determine the shares represented at the meeting and the validity of proxies and ballots;

(c)    count all votes and ballots;

(d)    determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e)    certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1    POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2    NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3    ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

If so provided in the certificate of incorporation, the directors of the Company shall be divided into three classes.

3.4    RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5    PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6    REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7    SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a)    delivered personally by hand, by courier or by telephone;

(b)    sent by United States first-class mail, postage prepaid;

(c)    sent by facsimile;

(d)    sent by electronic mail; or

(e)    otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8    QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9    BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, (i) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (ii) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.

3.10    FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.

3.11    REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1    COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2    COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3    MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a)    Section 3.5 (place of meetings and meetings by telephone);

(b)    Section 3.6 (regular meetings);

(c)    Section 3.7 (special meetings and notice);

(d)    Section 3.8 (quorum; voting);

(e)    Section 3.9 (action without a meeting); and

(f)    Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee.

The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4    SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1    OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2    APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3    SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4    REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5    VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6    REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7    AUTHORITY AND DUTIES OF OFFICERS

All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1    STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2    SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3    LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4    DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5    TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6    STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7    REGISTERED STOCKHOLDERS

The Company:

(a)    shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b)    shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8    LOCK-UP

(a)    Subject to Section 6.8(b), the holders (the “Current Lock-up Holders”) of Class A Common Stock of the Company issued (i) as the Total Consideration pursuant to the Merger (each, as defined in the Agreement and Plan of Merger, entered into by and among the Company (formerly known as Osprey Technology Acquisition Corp.), Osprey Technology Merger Sub, Inc. and a subsidiary of the Company formerly known as BlackSky Holdings, Inc., dated as of February 17, 2021, as amended from time to time (the “Merger Agreement”)) or (ii) to directors, officers and employees of the Company or its subsidiaries upon the settlement or exercise of stock options, restricted stock units, or other equity awards outstanding as of immediately following the closing of the Merger (as defined in the Merger Agreement) in respect of awards of a subsidiary of the Company formerly known as BlackSky Holdings, Inc. outstanding immediately prior to the closing of the Merger (such shares referred to in this Section 6.8(a)(ii), the “Existing Equity Award Shares”), which holders include, for the avoidance of doubt, the current Lock-up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-up Holders”, and together with the Current Lock-up Holders, the “Lock-up Holders”) may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b)     Notwithstanding the provisions set forth in Section 6.8(a), the Lock-up Holders may Transfer the Lock-up Shares during the Lock-up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-up Holder or any other person with whom such Lock-up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-up Holder, including, for the avoidance of doubt, where the Lock-up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to the Company’s officers, directors or their affiliates; (viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vii) of this Section 6.8(b); (ix) as a pledge of shares of Class A Common Stock of the Company as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-up Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers; (x) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change in control of the Company; (xi) to the Company in connection with the repurchase of such Lock-up Holder’s shares in connection with the termination of the Lock-up Holder’s employment with the Company pursuant to contractual agreements with the Company; (xii) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Class A Common Stock of the Company or the vesting of Company stock-based awards; or (xiii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of Class A Common Stock of the Company. Notwithstanding the provisions set forth in Section 6.8(a), the Lock-up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act during the Lock-up Period; provided, however, that such plan does not provide for the Transfer of Lock-up Shares during the Lock-Up Period.

(c)    Notwithstanding the other provisions set forth in this Section 6.8 or any other provision contained herein, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth in this Section 6.8, whether in whole or in part; provided, that, (i) during the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(c), shall require the unanimous approval of the directors present at any meeting at which a quorum is present, and (ii) following the Lock-up Period, any such waiver, amendment or repeal of any Lock-up obligations set forth in Section 6.8, and any waiver, amendment or repeal of this Section 6.8(c), shall require the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

(d)    For purpose of this Section 6.8:

(i)     the term “Lock-up Period” means the period beginning on the closing date of the Merger and ending on the earliest of (a) the date that is 180 days after the closing date of the Merger, (b) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock of the Company for cash, securities or other property and (c) subject to the proviso at the end of this
Section 6.8(d)(i), the date on which the last sale price of the Class A Common Stock of the Company equals and exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing upon the consummation of the Merger; provided that notwithstanding anything herein to the contrary, with respect to Section 6.8(d)(i)(c) above, if the period in which the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period occurs prior to the 150th day following the date of consummation of the Merger, then the Lock-Up Period shall end on the 150th day following the consummation of the Merger;

(ii)     the term “Lock-up Shares” means the shares of Class A Common Stock of the Company held by the Lock-up Holders immediately following the closing of the Merger (other than shares of Class A Common Stock of the Company acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Class A Common Stock of the Company occurs on or after the closing of the Merger) and the Existing Equity Award Shares; provided, that, for clarity, shares of Class A Common Stock of the Company issued in connection with the PIPE Investment (as referenced in the Merger Agreement) shall not constitute Lock-up Shares;

(iii)     the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of Class A Common Stock of the Company prior to the expiration of the Lock-up Period pursuant to Section 6.8(b); and

(iv)    the term “Transfer” means, with respect to a Lock-Up Share, to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of such share, whether or not for value, either voluntarily or involuntarily or by operation of law, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any right or interest owned by a person or any right or interest (including a beneficial interest) in, or the ownership, control or possession of, such Lock-Up Shares.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1    NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2    NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3    NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4    WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

8.2    INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE COMPANY

Subject to the other provisions of this Article VIII, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3    SUCCESSFUL DEFENSE

To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Company may indemnify any other person who is not a present or former director or officer of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any suit or proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.

8.4    INDEMNIFICATION OF OTHERS

Subject to the other provisions of this Article VIII, the Company shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.

8.5    ADVANCED PAYMENT OF EXPENSES

Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 8.8, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any Proceeding if a determination is reasonably and promptly made (a) by a vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such directors designated by the vote of the majority of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

8.6    LIMITATION ON INDEMNIFICATION

Subject to the requirements in Section 8.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(a)    for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)    for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or

(e)    if prohibited by applicable law.

8.7    DETERMINATION; CLAIM

If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Company of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Company shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

8.8    NON-EXCLUSIVITY OF RIGHTS

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9    INSURANCE

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10	SURVIVAL

The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11	EFFECT OF REPEAL OR MODIFICATION

A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12	CERTAIN DEFINITIONS

For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VIII.

ARTICLE IX - GENERAL MATTERS

9.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2	FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3	SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

EXHIBIT F

FORM OF WRITTEN CONSENT

FORM OF ACTION BY WRITTEN CONSENT

OF THE

STOCKHOLDERS OF

BLACKSKY HOLDINGS, INC.

(a Delaware corporation)

The undersigned, being stockholders (the “Stockholders”) of BlackSky Holdings, Inc., a Delaware corporation (the “Company”), and constituting the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all the shares entitled to vote thereon were present and voted, by written consent in lieu of a meeting, hereby, pursuant to the provisions of Sections 228 and 251 of the General Corporation Law of the State of Delaware (“DGCL”) and the bylaws of the Company consent to and approve the following resolutions and each and every action effected thereby (the “Action by Written Consent”):

Approval of the Merger Agreement and Related Agreements

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable, fair to, and in the best interests of, the Company and its Stockholders for the Company to enter into that certain Agreement and Plan of Merger, in the form attached hereto as Exhibit A (together with all the schedules, exhibits and attachments thereto, the “Merger Agreement”), by and among Osprey Technology Acquisition Corp., a blank check company incorporated in Delaware (“Acquiror”), Osprey Technology Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Acquiror (the entire transaction, the “Merger”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Merger Agreement;

WHEREAS, the Board has approved and declared the transactions contemplated by the Merger Agreement, including the Merger, to be advisable, fair to, and in the best interests of the Company and the Stockholders and has recommended that the Stockholders adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;

WHEREAS, the undersigned Stockholders are aware of the material facts related to the Merger Agreement and the transactions contemplated thereby, including the Merger, and have had adequate opportunity to ask questions regarding the Merger;

NOW, THEREFORE, BE IT RESOLVED: That the undersigned Stockholders do hereby approve and adopt the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement.

RESOLVED FURTHER: That each of the officers, be, and each hereby is, authorized, empowered, and directed for, on behalf of and in the name of the Company to (a) negotiate, execute, deliver and file any agreements, certificates, other instruments or documents, (b) pay expenses and taxes and (c) do or cause to be done any and all such other acts and things as he may deem necessary, appropriate or advisable to effect or implement the Merger and the other transactions contemplated by the Merger Agreement, any such action taken by any such officer to be conclusive evidence of such determination.

Waiver of Notice Requirements

RESOLVED: That each undersigned Stockholder hereby waives any and all notice requirements applicable to, or triggered by, the Merger, the Merger Agreement and the transactions contemplated thereby that are required under the bylaws of the Company, any applicable law or any contract between the undersigned Stockholder and the Company.

Waiver of Appraisal and Dissenters Rights

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the DGCL concerning the right of such dissenting stockholder to demand appraisal of such shares in connection with the Merger (a “Dissenting Stockholder”) may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, excerpts of which are attached hereto as Exhibit B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the “fair value” of such share of Company Stock as to which such stockholder has exercised such appraisal rights (such “fair value” will exclude any element of value arising from the accomplishment or expectation of the Merger); and

WHEREAS, a Dissenting Stockholder must follow the appropriate procedures under the DGCL, or suffer the termination or waiver of such appraisal rights or dissenters’ rights, respectively.

NOW, THEREFORE, BE IT RESOLVED: That each undersigned Stockholder, with respect only to himself, herself or itself, hereby waives and agrees not to assert any appraisal or dissenters’ rights or any rights similar that the undersigned Stockholders may have in connection with the Merger, whether under the DGCL or other applicable law.

Additional Agreements and Acknowledgements

Each undersigned Stockholder understands, agrees to and acknowledges the following:

A.    Such undersigned Stockholder has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents and other provisions in this Action by Written Consent and that all such questions have been answered fully and to the satisfaction of such undersigned Stockholder.

B.    Such undersigned Stockholder has had a reasonable time and opportunity to consult with such undersigned Stockholder’s financial, legal, tax and other advisors, if desired, before signing this Action by Written Consent.

C.    Such undersigned Stockholder has received and reviewed and understands, accepts, consents to, adopts, approves and ratifies the terms of the Merger Agreement and all schedules and exhibits thereto, the transactions contemplated by the Merger Agreement, and any other agreement entered into by the Company in connection with the transactions contemplated by the Merger Agreement.

D.    Such undersigned Stockholder agrees to be bound by the terms of the Merger Agreement and confirms that it has no objections to the terms of the Merger Agreement or the transactions contemplated by the Merger Agreement.

E.    Acquiror and Merger Sub will be relying on such undersigned Stockholder’s execution and delivery to the Company of this Action by Written Consent, and such undersigned Stockholder’s agreement to be bound by the terms hereof, in determining whether to proceed to consummate the Merger.

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F.    To the fullest extent permitted by applicable law, this Action by Written Consent shall become null and void, and shall have no effect whatsoever and the undersigned Stockholder shall have no liability whatsoever hereunder, without any action on the part of any person, upon termination of the Merger Agreement in accordance with its terms.

General Resolutions

RESOLVED: That all actions previously taken by the Company that are approved by the resolutions set forth in this Action by Written Consent are hereby ratified, confirmed, approved and adopted.

RESOLVED FURTHER: That the Company is hereby authorized to do or cause to be done any and all such further acts and to do all things necessary or desirable, in its sole discretion, to otherwise carry out the purposes and intent of the resolutions in this Action by Written Consent.

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This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing. This Action by Written Consent shall be filed with the minutes of the proceedings of the Stockholders of the Company.

Dated:	[STOCKHOLDER]

By:
Name:
Title:

EXHIBIT A

Merger Agreement

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Exhibit B

The General Company Law of the State of Delaware

§ 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

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c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

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(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and

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accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall

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accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Laws 2018, ch. 354, §§ 9, 10; 82 Laws 2019, ch. 45, § 15; 82 Laws 2020, ch. 256, § 15.

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EXHIBIT G

FORM OF ACQUIROR OMNIBUS INCENTIVE PLAN

BLACKSKY HOLDINGS, INC.

FORM OF 2021 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2.    Definitions. As used herein, the following definitions will apply:

2.1    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Change in Control” means the occurrence of any of the following events:

(a)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)    Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

2.9    “Common Stock” means the common stock of the Company.

2.10    “Company” means Osprey Technology Acquisition Corp., a Delaware corporation, or any successor thereto (which, as of the effectiveness of the Plan on the Effective Date, will be BlackSky Holdings, Inc., a Delaware corporation).

2.11    “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.12    “Director” means a member of the Board.

2.13    “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.14    “Effective Date” means the date of the consummation of the merger by and among the Company, BlackSky Holdings, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated January 17, 2021 (such merger, the “Merger”).

2.15    “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.16    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.17    “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.18    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.19    “Fiscal Year” means the fiscal year of the Company.

2.20    “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.21    “Inside Director” means a Director who is an Employee.

2.22    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.23    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.24    “Option” means a stock option granted pursuant to the Plan.

2.25    “Outside Director” means a Director who is not an Employee.

2.26    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.27    “Participant” means the holder of an outstanding Award.

2.28    “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.29    “Performance Period” means Performance Period as defined in Section 10.1.

2.30    “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.31    “Plan” means this BlackSky Holdings, Inc. 2021 Equity Incentive Plan, as may be amended from time to time.

2.32    “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.33    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.34    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.35    “Section 16b” means Section 16(b) of the Exchange Act.

2.36    “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.37    “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.38    “Service Provider” means an Employee, Director or Consultant.

2.39    “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

2.40    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.41    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.42    “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.43    “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Stock Subject to the Plan.

3.1    Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 and the automatic increase set forth in Section 3.2, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to (a) 15,003,200 Shares1, plus (b) any shares of the Company’s common stock subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Effective Date, are cancelled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to 13,050,300 Shares2. In addition, Shares may become available for issuance under Sections 3.2 and 3.3. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2    Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 22,504,700 Shares, (b) a number of Shares equal to five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

[1]	NTD: Post-transaction number; not to be adjusted in connection with the transaction.
[2]	NTD: Post-transaction number; not to be adjusted in connection with the transaction.

3.3    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares isused) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.

3.4    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.    Administration of the Plan.

4.1    Procedure.

4.1.1    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)    to determine the Fair Market Value;

(b)    to select the Service Providers to whom Awards may be granted hereunder;

(c)    to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d)    to approve forms of Award Agreements for use under the Plan;

(e)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f)    to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(h)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i)    to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j)    to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m)    to make all other determinations deemed necessary or advisable for administering the Plan.

4.3    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Stock Options.

6.1    Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2    Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the shares will be determined as of the time the option with respect to such shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4    Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5    Option Exercise Price and Consideration.

6.5.1    Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6    Exercise of Option.

6.6.1    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5    Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a)    if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b)    if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.    Stock Appreciation Rights.

7.1    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2    Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3    Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.    Restricted Stock.

8.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3    Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5    Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.    Restricted Stock Units.

9.1    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.    Performance Awards.

10.1    Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2    Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3    Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4    Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5    Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11.    Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $800,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the closing of the Merger, will be excluded for purposes of this Section 11.

12.    Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.    Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3    Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or

(ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4     Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Parent or Subsidiaries, as applicable.

16.    Tax Withholding.

16.1    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

18.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.    Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect until terminated under Section 20 of the Plan, but (i) no Options that qualify as incentive stock options within the meaning of Code Section 422 may be granted after ten (10) years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3.2 relating to the automatic share reserve increase will operate only until the ten (10) year anniversary of the earlier of the Board or stockholder approval of the Plan.

20.    Amendment and Termination of the Plan.

20.1    Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.    Conditions Upon Issuance of Shares.

21.1    Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2    Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.    Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24.    Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as a employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*    *    *

EXHIBIT H

FORM OF ACQUIROR ESPP

BLACKSKY HOLDINGS, INC.

FORM OF 2021 EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Code Section 423; an option granted under the Non-423 Component will provide for substantially the same benefits as an option granted under the 423 Component, except that a Non-423 Component option may include features necessary to comply with applicable non-U.S. laws pursuant to rules, procedures or sub-plans adopted by the Administrator. Except as otherwise provided herein or by the Administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.    Definitions.

2.1    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 4.

2.2    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control” means the occurrence of any of the following events:

(a)    Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)    Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)    Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6    “Committee” means a committee of the Board appointed in accordance with Section 4 hereof.

2.7    “Common Stock” means the common stock of the Company.

2.8    “Company” means Osprey Technology Acquisition Corp., a Delaware corporation, or any successor thereto (which, as of the effectiveness of the Plan on the Effective Date, will be BlackSky Holdings, Inc., a Delaware corporation).

2.9    “Compensation” means an Eligible Employee’s base straight time gross earnings, but exclusive of payments for overtime, shift premium, commissions, incentive compensation, equity compensation, bonuses and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

2.10    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

2.11    “Designated Company” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

2.12    “Director” means a member of the Board.

2.13    “Effective Date” means the date of the consummation of the merger by and among the Company, BlackSky Holdings, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated January 17, 2021 (such merger, the “Merger”).

2.14    “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under Applicable Laws) for purposes of any separate Offering or for Participants in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws with respect to the Participant’s participation in the Plan. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by U.S. Treasury Regulations Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (a) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (b) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (c) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (d) is a highly compensated employee within the meaning of Code Section 414(q), or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose employees are participating in that Offering. Each exclusion will be applied with respect to an Offering under the 423 Component in a manner complying with U.S. Treasury Regulations Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of U.S. Treasury Regulations Section 1.423-2.

2.15    “Employer” means the employer of the applicable Eligible Employee(s).

2.16    “Enrollment Date” means the first Trading Day of each Offering Period.

2.17    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.18    “Exercise Date” means the last Trading Day of a Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 18, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date(s) that otherwise would have occurred on the last Trading Day of such Purchase Period.

2.19    “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.20    “Fiscal Year” means the fiscal year of the Company.

2.21    “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

2.22    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 6. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulations Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulations Section 1.423-2(a)(2) and (a)(3).

2.23    “Offering Period” means a period beginning on such date as may be determined by the Administrator, in its discretion, and ending on such Exercise Date as may be determined by the Administrator, in its discretion, during which an option granted pursuant to the Plan may be exercised. The duration and timing of Offering Periods may be changed pursuant to Sections 6 and 18.

2.24    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.25    “Participant” means an Eligible Employee that participates in the Plan.

2.26    “Plan” means this BlackSky Holdings, Inc. 2021 Employee Stock Purchase Plan.

2.27    “Purchase Period” means the period during an Offering Period and during which shares of Common Stock may be purchased on behalf of Participants thereunder in accordance with the terms of the Plan. Purchase Periods will have such duration as determined by the Administrator, commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date. Unless the Administrator provides otherwise, a Purchase Period in an Offering Period will have the same duration as, and coincide with the length of, such Offering Period.

2.28    “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for any Offering Period by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Laws, regulation or stock exchange rule) or pursuant to Section 18.

2.29    “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.30    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.31    “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.32    “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.    Stock.

3.1    Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof and the automatic increase set forth in Section 3.2 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 3,000,700 shares of Common Stock1. The shares of Common Stock may be authorized, but unissued, or reacquired Common Stock.

3.2    Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of (a) 4,501,000 shares of Common Stock2, (b) a number of shares of Common Stock equal to one percent (1%) of the total number of shares of all classes of common stock of the Company on the last day of the immediately preceding Fiscal Year, or (c) such number of Shares determined by the Administrator no later than the last day of the immediately preceding Fiscal Year.

[1]	NTD: Post-transaction number; not to be adjusted in connection with the transaction.
[2]	NTD: Post-transaction number; not to be adjusted in connection with the transaction.

4.    Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to

(a)    construe, interpret and apply the terms of the Plan,

(b)    delegate ministerial duties to any of the Company’s employees,

(c)    designate separate Offerings under the Plan,

(d)    designate Subsidiaries as participating in the 423 Component or Non-423 Component,

(e)    determine eligibility,

(f)    adjudicate all disputed claims filed under the Plan, and

(g)    establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 3 hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423.

Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

5.    Eligibility.

5.1    Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 7.

5.2    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

5.3    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (a) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (b) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

6.    Offering Periods. The Plan will be implemented by Offering Periods as established by the Administrator from time to time. Offering Periods will expire on the earliest to occur of (a) the completion of the purchase of shares on the last Exercise Date occurring within twenty-seven (27) months of the applicable Enrollment Date on which the option to purchase shares was granted under the Plan, or (b) such shorter period established prior to the Enrollment Date of the Offering Period by the Administrator, from time to time, in its discretion, on a uniform and nondiscriminatory basis, for all options to be granted on such Enrollment Date. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than twenty-seven (27) months.

7.    Participation. An Eligible Employee may participate in the Plan pursuant to Section 5.1 by (a) submitting to the Company’s stock administration office (or its designee), a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit A), or (b) following an electronic or other enrollment procedure determined by the Administrator, in either case, on or before a date determined by the Administrator prior to an applicable Enrollment Date.

8.    Contributions.

8.1    Contribution Amounts. At the time a Participant enrolls in the Plan pursuant to Section 7, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that unless and until determined otherwise by the Administrator, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period (i.e., for which the Exercise Date occurs on such day).

8.2    Contribution Methods. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(a)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 12 hereof (or Participant’s participation is terminated as provided in Section 13 hereof).

(b)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

8.3    Participant Changes to Contributions. A Participant may discontinue his or her participation in the Plan as provided under Section 12. Until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may not increase the rate of his or her Contributions and may decrease the rate of his or her Contributions only one (1) time, provided that such decrease is to a Contribution rate of zero percent (0%). In addition, until and unless determined otherwise by the Administrator, in its sole discretion, during any Offering Period, a Participant may increase or decrease the rate of his or her Contributions (as a whole percent to a rate between zero percent (0%) and the maximum percentage specified in Section 8.1), which Contribution rate adjustment will become effective upon the commencement of the next Offering Period and remain in effect for subsequent Offering Periods and, except as set forth in the immediately preceding sentence, any such adjustment will not affect the Contribution rate for any ongoing Offering Period.

(a)    A Participant may make a Contribution rate adjustment pursuant to this Section 8.3 by (A) properly completing and submitting to the Company’s stock administration office (or its designee), a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (B) following an electronic or other procedure prescribed by the Administrator, in either case, on or before a date determined by the Administrator prior to (x) the scheduled beginning of the first Offering Period to be affected or (y) an applicable Exercise Date, as applicable. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless the Participant’s participation is terminated as provided in Sections 12 or 13).

(b)    The Administrator may, in its sole discretion, limit or amend the nature and/or number of Contribution rate changes (including to permit, prohibit and/or limit increases and/or decreases to rate changes) that may be made by Participants during any Purchase Period or Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(c)    Except as provided by this Section 8.3, any change in Contribution rate made pursuant to this Section 8.3 will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in Contribution rate earlier).

8.4    Other Contribution Changes. Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 5.3 hereof (which generally limit participation in an Offering Period pursuant to certain Applicable Laws), a Participant’s Contributions may be decreased to zero percent (0%) by the Administrator at any time during an Offering Period (or a Purchase Period, as applicable). Subject to Code Section 423(b)(8) and Section 5.3 hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period (or Purchase Period, as applicable) scheduled to end in the following calendar year, unless the Participant’s participation has terminated as provided in Sections 12 or 13.

8.5    Cash Contributions. Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (a) payroll deductions are not permitted or advisable under Applicable Laws, (b) the Administrator determines that cash contributions are permissible for Participants participating in the 423 Component and/or (c) the Participants are participating in the Non-423 Component.

8.6    Tax Withholdings. At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding or payment on account obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulations Section 1.423-2(f).

8.7    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party, provided that, if such segregation or deposit with an independent third party is required by Applicable Laws, it will apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f). Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

9.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price.

9.1    Certain Option Limits. In no event will an Eligible Employee be permitted to purchase during each Offering Period more than 1,250 shares3 of Common Stock (subject to any adjustment pursuant to Section 17), and provided further that such purchase will be subject to the limitations set forth in Sections 3 and 5.3 and in the subscription agreement. The Administrator, in its absolute discretion, may increase or decrease the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period or Offering Period, as applicable.

9.2    Option Receipt. The Eligible Employee may accept the grant of an option under the Plan by electing to participate in the Plan in accordance with the requirements of Section 7.

9.3    Option Term. Exercise of the option will occur as provided in Section 10, unless the Participant’s participation has terminated pursuant to Sections 12 or 13. The option will expire on the last day of the Offering Period.

10.    Exercise of Option.

10.1    Automatic Exercise. Unless a Participant’s participation in the Plan has terminated as provided in Sections 12 and 13, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the

[3]	NTD: Post-transaction number; not to be adjusted in connection with the transaction.

applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier termination of the Participant’s participation in the Plan as provided in Sections 12 or 13. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

10.2    Pro Rata Allocations. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (a) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 18. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

11.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or with a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 11.

12.    Withdrawal.

12.1    Withdrawal Procedures. A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (a) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (b) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 7.

12.2    No Effect on Future Participation. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

13.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant will be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

14.    Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent or Subsidiaries will have no liability, obligation or responsibility to reimburse, indemnify, or hold harmless a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Section 409A.

15.    Rights as Stockholder. Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 12 hereof.

17.    Adjustments, Dissolution, Liquidation, Merger or Change in Control.

17.1    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of common stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of common stock covered by each option under the Plan that has not yet been exercised, and the numerical share limits of Sections 3 and 9.1.

17.2    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).

17.3    Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 12 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 13 hereof).

18.    Amendment or Termination.

18.1    Amendment, Suspension, Termination. The Administrator, in its sole discretion, may amend, alter, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 17). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 22 hereof) as soon as administratively practicable.

18.2    Certain Administrator Changes. Without stockholder consent and without limiting Section 18.1, the Administrator will be entitled to change the Offering Periods and any Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange rate applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.3    Changes Due to Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(b)    altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(c)    shortening any Purchase Period or Offering Period by setting a New Exercise Date, including a Purchase Period or Offering Period underway at the time of the Administrator action;

(d)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(e)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Purchase Period or Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

19.    Conditions Upon Issuance of Shares.

19.1    Legal Compliance. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.2    Investment Representations. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required.

20.    Term of Plan. The Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the time as of immediately prior to the completion of the Merger. The Plan will continue in effect for a term of twenty (20) years, unless sooner terminated under Section 18.

21.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

22.    Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Laws, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply, with respect to Offerings under the 423 Component, to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulations Section 1.423-2(f).

23.    No Effect on Employment. Neither the Plan nor any option under the Plan will confer upon any Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such employment relationship at any time, free from any liability or any claim under the Plan.

24.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

25.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

26.    Legal Construction.

26.1    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality, or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal, or unenforceable provision had not been included.

26.2    Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware, but without regard to its conflict of law provisions.

26.3    Headings. Headings are provided herein for convenience only, and will not serve as a basis for interpretation of the Plan.

27.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

28.    Automatic Transfer to Low Price Offering Period. Unless determined otherwise by the Administrator, this Section 28 applies to an Offering Period to the extent such Offering Period provides for more than one (1) Exercise Date within such Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of a share of Common Stock on any Exercise Date in an Offering Period is less than the Fair Market Value of a share of Common Stock on the Enrollment Date of such Offering Period, then all Participants in such Offering Period will be withdrawn automatically from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

*                *                 *

EXHIBIT A

BLACKSKY HOLDINGS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

             Original Application                                                                                                          Offering Date:

             Change in Payroll Deduction Rate

1.                                  hereby elects to participate in the BlackSky Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2.    I hereby authorize and consent to payroll deductions from each paycheck in the amount of         % of my Compensation on each payday (from 0% to [15%]) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.) [I understand that only my first, one election to decrease the rate of my payroll deductions may be applied with respect to an ongoing Offering Period in accordance with the terms of the Plan, and any subsequent election to decrease the rate of my payroll deductions during the same Offering Period, and any election to increase the rate of my payroll deductions during any Offering Period, will not be applied to the ongoing Offering Period.]

3.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

4.    I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

5.    Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of                      (Eligible Employee or Eligible Employee and spouse only).

6.    If I am a U.S. taxpayer, I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or one (1) year after the Exercise Date, I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2) year and one (1) year holding periods, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

7.    For employees that may be subject to tax in non U.S. jurisdictions, I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8.    By electing to participate in the Plan, I acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b)    all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c)    the grant of options under the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and will not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d)    I am voluntarily participating in the Plan;

(e)    the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)    the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)    the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h)    the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i)    no claim or entitlement to compensation or damages will arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an

Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I will be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)    in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company will have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9.    I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10.    If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11.    The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless will be binding and enforceable.

12.    Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also will be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13.    I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social
Security Number
(for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

BLACKSKY HOLDINGS, INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned Participant in the Offering Period of the BlackSky Holdings, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) that began on                     ,              (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement. Capitalized terms not otherwise defined herein will have the meaning ascribed to them under the Plan.

Name and Address of Participant:

Signature:

Date: